UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ACE Limited

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INTEGRITY FIRST

THE ACE CODE OF CONDUCT

"Integrity is at the heart of all we do, individually, and collectively as an organization. It helps to define our actions, and in turn, our reputation. For ACE, our reputation stands for honesty, fairness, ethical behavior and diligence in all we endeavor to do—every one of us owns a part of that reputation every time we make a business decision."

—**Evan Greenberg**, Chairman and CEO

Our five core values are:

INTEGRITY

We comply with all applicable laws, regulations and company policies—in our words and in our deeds. Honesty, character and ethical behavior guide us to do the right thing.

CLIENT FOCUS

We are committed to our clients. We strive to understand their risks, we make promises and we keep them.

RESPECT

We value our employees, partners and communities. We are dedicated to fair treatment, diversity, trust and mutual respect.

EXCELLENCE

We recognize and reward excellence in the workplace. Performing at the highest level requires us to think and act like owners.

TEAMWORK

We believe an environment of open communication and collaboration produces the best results. We encourage full participation, different perspectives, constructive criticism and a sense of pride in who we are and what we do.

Our values are the foundation upon which our business is built. Our customers, shareholders, co-workers and the communities in which we do business expect honest and ethical conduct from us each and every day.

To my fellow ACE shareholders,

ACE’s evolution over the past decade has been dramatic. The diversification of our company—geographically and by product, customer and distribution channel—has driven both short- and long-term growth and profitability and positioned us to take advantage of tremendous opportunities across the globe. This diversification, along with strategic focus, underwriting discipline and improved technical capabilities, contributed to another record year in 2014. As our capabilities and presence expand, however, we know we must always maintain the discipline to continually evaluate how we do things and, when we see a better way, make a change. The world around us is dynamic and to remain relevant we must constantly adapt.

One change we’ve made this year is to our proxy statement. Our objective was to simplify and clarify the information you need for the business that will be conducted at the annual general meeting on May 21. We hope this redesigned and enhanced proxy statement will help you better understand the company; the new items on the voting agenda; and how ACE’s compensation practices are linked to performance and accountability in a way that drives shareholder value.

Given that we are incorporated in Switzerland, publicly report our financial results in U.S. dollars under U.S. GAAP, and have our primary listing on the New York Stock Exchange, we are subject to a wide variety of laws. While our proxy statement is thus necessarily complicated and includes agenda items and material required under these applicable laws, we made changes designed to enhance your review and understanding of who we are.

Just as important, we hope our proxy statement makes clear what hasn’t changed. The philosophy of the Board Compensation Committee has been consistent and disciplined over the years, even as practices have evolved to meet the governance and compensation standards of the world’s best companies.

Your vote is important, and we encourage you to vote your shares. On behalf of the Board, I thank you for believing in ACE and the continued potential of this great company.

Sincerely,

Evan G. Greenberg

Chairman and Chief Executive Officer

NOTICE OF 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Notice of 2015 Annual General Meeting of Shareholders

Agenda

3 Discharge of the Board of Directors

4 Election of Auditors

5 Election of the Board of Directors

8 Election of Homburger AG as independent proxy

Notice of Internet availability of proxy materials: Shareholders of record are being mailed, on or around April 9, 2015, a Notice of Internet Availability of Proxy Materials providing instructions on how to access the proxy materials and our Annual Report on the Internet, and if they prefer, how to request paper copies of these materials.

If you plan to attend the meeting, you must request an admission ticket by following the instructions in this proxy statement by March 14, 2015.

By Order of the Board of Directors,

Joseph F. Wayland
Executive Vice President, General Counsel and Secretary
April [__], 2015, Zurich, Switzerland

Your vote is important. Please vote as promptly as possible by following the instructions on your Notice of Internet Availability of Proxy Materials, whether or not you plan to attend the meeting.

What’s New in Our Proxy Statement?	6

Proxy Summary	8

Agenda Item 1: Approval of the Annual Report, Standalone Financial Statements and Consolidated Financial Statements of ACE Limited For the Year Ended December 31, 2014	13

Agenda Item 2: Allocation of Disposable Profit and Distribution of a Dividend out of Legal Reserves (by Way of Release and Allocation to a Dividend Reserve)	15

Agenda Item 3: Discharge of the Board of Directors	18

Agenda Item 4: Election of Auditors	19

Agenda Item 5: Election of the Board of Directors	22

Agenda Item 6: Election of the Chairman of the Board of Directors	28

Agenda Item 7: Election of the Compensation Committee of the Board of Directors	30

Agenda Item 8: Election of Homburger AG as Independent Proxy	31

Agenda Item 9: Amendments to the Articles of Association to Implement New Requirements under the Minder Ordinance Regarding Elections, Related Corporate Governance and Certain Other Matters	32

Agenda Item 10: Amendments to the Articles of Association to Implement New Requirements under the Minder Ordinance Regarding the Compensation of the Board of Directors and Executive Management and Related Matters	35

Agenda Item 11: Approval of the Maximum Compensation of the Board of Directors and Executive Management	39

Agenda Item 12: Advisory Vote to Approve Executive Compensation under U.S. Securities Law Requirements	45

Corporate Governance	47
Overview	47
Our Corporate Governance Framework	48
Governance Practices and Policies that Guide Our Actions	49
Director Nomination Process and Annual Board Skills Review	50
The Board of Directors	51
Board Leadership Structure	53
The Committees of the Board	54

Corporate Governance (continued)
Board Oversight of our Independent Advisors	56
Board Oversight of Risk and Risk Management	57
What Is Our Related Party Transactions Approval Policy and What Procedures Do We Use To Implement It?	57
What Related Person Transactions Do We Have?	58
Did Our Officers and Directors Comply with Section 16(A) Beneficial Ownership Reporting in 2014?	60

Director Compensation	61

Information About Our Share Ownership	63
How Many Shares Do Our Directors, Nominees and Executive Officers Own?	63
Which Shareholders Own More Than Five Percent of Our Shares?	64

Compensation Committee Report	65

Executive Compensation	66
Compensation Discussion & Analysis	66
CD&A Table of Contents	66
The Relationship of Compensation to Risk	73
Summary Compensation Table	89
Employment Arrangements	90
Employee Stock Purchase Plan	91
Indemnification Agreements	91
Grants of Plan-Based Awards	92
Outstanding Equity Awards at Fiscal Year End	93
Option Exercises and Stock Vested	96
Nonqualified Deferred Compensation	96
Potential Payments upon Termination or Change in Control	98

Audit Committee Report	104

Information About the Annual General Meeting and Voting	106
Shareholder Submitted Agenda Items for 2016 Annual General Meeting	112

Other Matters	113

Regulation G—Non-GAAP Financial Measures	114

Annex A: Amendments to the Articles of Association Regarding Elections and Other Governance Matters Proposed in Agenda Item 9	A-1

Annex B: Amendments to the Articles of Association Regarding Compensation of the Board of Directors and Executive Management and Related Matters Proposed in Agenda Item 10	B-1

WHAT’S NEW IN OUR PROXY THIS YEAR?

We have changed our proxy statement this year in some significant ways in terms of design, presentation and content. We made these changes for several reasons. First, we want to help shareholders better understand our company’s governance and compensation practices. We think a broader understanding of our company and our perspective can, and should, be taken into account when considering many of the matters on which we are asking you to vote. Second, we want this proxy statement to be easier for you to read and navigate, so we made a concerted effort to simplify and clarify what we say. Finally, there are new and additional matters for shareholder approval described in this proxy statement. These new matters are in addition to the agenda items that were new to our proxy statement last year. We hope that this new proxy statement presentation format will make it easier to review these materials and vote.

Annual General Meeting—Minder Ordinance Agenda Items

2014 Agenda Items

•	Annual election of each director

•	Annual election of the Chairman

•	Annual election of the directors serving on the Compensation Committee

•	Annual election of an independent proxy

New 2015 Agenda Items

•	Agenda Item 9. Amendments to the Articles of Association regarding elections and other governance matters

•	Agenda Item 10. Amendments to the Articles of Association regarding compensation of the Board of Directors and Executive Management and related compensation matters

•	Agenda Item 11. Annual approval of maximum compensation of Board of Directors and Executive Management

–	Agenda Item 11.1. Compensation of the Board of Directors until the next annual general meeting (we refer to this as director say-on-pay)

–	Agenda Item 11.2. Compensation of executive management for the next calendar year (we refer to this as Swiss executive say-on-pay)

Summary of Swiss Minder Ordinance Requirements and New Agenda Items for 2015

Here is a brief description of the new agenda items in this year’s proxy statement, and the laws that brought them about.

Swiss Law Requirements—Minder Ordinance

In 2013, the Swiss Government adopted a new set of corporate governance and executive compensation rules called the Swiss Ordinance Against Excessive Compensation in Listed Stock Companies. When we refer to this new law in general in this proxy statement, we will say “Minder Ordinance” (so named for the person who originally proposed the constitutional amendment in Switzerland). The rules under the Minder Ordinance became effective on January 1, 2014 (with various transitional periods), and the Company has taken a number of actions to comply with the rules.

New Agenda Items

Amendments to the Articles of Association

(Agenda Items 9 and 10)

These amendments to our Articles of Association (Agenda Items 9 and 10) are being proposed to incorporate various requirements and provisions of the Minder Ordinance. These amendments will not be annual approval items because the amendments, once approved, are fixed in our Articles of Association. In future years, we will only request further amendments related to the Minder Ordinance if we decide specific changes are necessary to address future circumstances or if there are further changes to the law.

Some of the changes to the Articles of Association are governance-related and reflect specific requirements of the Minder Ordinance, such as the power of shareholders to vote on and elect the Chairman of the Board, the Compensation Committee, and the independent proxy. These changes comprise Agenda Item 9. You may recognize some of these items from our proxy statement last year. This is because we were required to start taking certain steps last year, but the precise amendments to the Articles of Incorporation were not required to be put in place until this year.

The remaining changes to the Articles of Association relate to director and executive management compensation. These changes are more company-specific and address how ACE has applied certain Minder Ordinance rules where company discretion was built into the law. For example, we have specified the manner in which we will seek shareholder approval of compensation in order to comply with the Minder Ordinance.

The Minder Ordinance also requires us to produce a separate Swiss Compensation Report. This Swiss Compensation Report is included in our Annual Report. You may access this report by following the instructions to access proxy materials on your Notice of Internet Availability of Proxy Materials or on our website in the Investor Information section at http://investors.acegroup.com/investor-information/shareholder-meeting-materials/default.aspx.

6   ACE GROUP 2015 PROXY STATEMENT

WHAT’S NEW IN OUR PROXY THIS YEAR

Director Say-on-Pay and Swiss Executive Say-on-Pay

(Agenda Items 11.1 and 11.2)

This year shareholders will have one vote for our Board of Directors’ compensation and two distinct votes on executive compensation.

The vote on director compensation, the director say-on-pay vote in Agenda Item 11.1, is required by the Minder Ordinance. The first vote for executive compensation, which is the Swiss executive say-on-pay vote in Agenda Item 11.2, is a new say-on-pay vote required by the Swiss Minder Ordinance. The second vote for executive compensation, which is the SEC say-on-pay vote in Agenda Item 12, is the say-on-pay vote under U.S. SEC rules, and it has been on our annual meeting agenda for the past four years.

The director say-on-pay agenda item seeks shareholder approval every year for the maximum amount of compensation that we will be able to pay, in the aggregate and as a pool, to our Board of Directors for the year between successive annual general meetings. This year, the period runs from the date of this year’s Annual General Meeting to the date of our 2016 annual general meeting. The director say-on-pay vote applies to the compensation for all our directors except Evan Greenberg, who as a director and also our CEO, does not receive compensation for his work as a director. As described later in this proxy statement, we do not intend to change the way in which we pay directors; they will still receive a combination of cash and stock, which we believe is the best way to pay them at this time. However, we now need you to pre-approve the aggregate maximum amount of the compensation to be paid. Although the amount approved will be the maximum, we are not required to pay out the full amount. As a result, the total amount actually paid to our directors may be less than the approved amount. We will not pay, in total, more than the approved amount without first coming to shareholders for approval of any additional amounts we may want or need to pay.

The Swiss executive say-on-pay agenda item seeks shareholder approval every year for the maximum amount of compensation that we will be able to pay, in the aggregate and as a pool, to our executive management for the upcoming year. Our executive management (as defined under Swiss law) consists of Evan G. Greenberg, Chairman, President and CEO; Philip V. Bancroft, Chief Financial Officer; John W. Keogh, Vice Chairman and Chief Operating Officer, and Chairman, ACE Overseas General; John J. Lupica, Vice Chairman, and Chairman, Insurance—North America; and Joseph F. Wayland, General Counsel and Secretary.

We have structured our Swiss executive say-on-pay so that it is a pre-approval of the total compensation we will be able to pay for the upcoming year’s employment. This year, this means employment during the calendar year 2016. This amount includes the executive management for Swiss law’s base salary, short-term bonus, equity grants, and various other forms of compensation, including any bonus or equity that is paid or granted in 2017 with respect to their performance during the calendar year 2016. As with the director say-on-pay, the amount that we have asked you to approve will be the maximum amount we can pay our Swiss law-designated executive management; the total amount actually paid to them may be less than the approved amount. As it is a pool, it will be distributed to the different members of executive management in forms and allocations determined by our Compensation Committee. As always, we will pay for performance, and link pay to performance. We make bonus and equity grants based on assessments against Company and individual criteria, and a large portion of equity grants are further tied to performance with vesting. We will not pay, in total, more than the approved amount to our executive management (as defined under Swiss law) without first coming to shareholders for approval of any additional amounts we want to pay. Additionally, our Articles of Association, if amended as set out in Agenda Item 10, allow us to pay a limited amount to new persons who become members of executive management during the course of the year.

This Swiss executive say-on-pay vote is designed as a pre-approval so that we can clarify shareholder intent and direction before the year actually begins, which we think makes sense and provides helpful certainty for our company, our executive management and our shareholders. Also, we do not want the Swiss executive say-on-pay vote to overlap with periods or components of compensation that are the subject of our SEC say-on-pay advisory vote.

SEC Say-on-Pay (Agenda Item 12)

The SEC say-on-pay vote generally covers the calendar year prior to the date of our proxy statement. As a result, our approach to Swiss executive say-on-pay will allow shareholders to vote on executive compensation relating to the upcoming year, while the SEC say-on-pay advisory vote provides for a look-back to the calendar year before the date of the applicable proxy statement. The SEC say-on-pay vote keeps us accountable for the way we actually use the maximum amounts approved in advance via the Swiss executive say-on-pay vote.

Because of the breadth of laws that apply to us, we currently expect to continue to have both the Swiss executive say-on-pay and the SEC say-on-pay votes every year. We are not permitted to combine them. We hope we have presented these distinct agenda items in a manner that enables you to clearly understand both executive compensation matters.

What do all these changes mean for ACE shareholders?

It is important for our shareholders to understand that the Minder Ordinance has not required us to dramatically change our compensation philosophy or practices. Our Compensation Committee’s philosophy has been consistent and disciplined over the years, even as it has evolved to recognize global best practices in governance and compensation. We believe that ACE’s disclosure is robust, our policies and compensation decisions are transparent, and the multiple say-on-pay votes will give shareholders a clear voice in ACE’s compensation process.

ACE GROUP 2015 PROXY STATEMENT   7

PROXY SUMMARY

This summary highlights information discussed in more detail elsewhere in this proxy statement. Shareholders should read the entire proxy statement and our 2014 Annual Report on Form 10-K before voting. References in this proxy statement to “$” and “USD” are to United States dollars and references to “CHF” are to Swiss francs. References to “we”, “us”, “our”, “ACE”, or the “Company” are to ACE Limited.

2015 Annual General Meeting
Date and Time	Place	Record Date	Mailing Date
May 21, 2015, 2:45 p.m.	ACE Limited	March 27, 2015, except	On or about April 9, 2015
Central European Time	Bärengasse 32	as provided in “Who is
	CH-8001, Zurich Switzerland	Entitled to Vote?” in this proxy statement

Meeting Agenda and Board Voting Recommendations

Meeting Agenda			Board Vote Recommendation	Page Reference
1	Approval of the annual report and standalone and consolidated financial statements of ACE Limited		FOR	13
2	Allocation of disposable profit and distribution of a dividend
	2.1	Allocation of disposable profit	FOR	15
	2.2	Distribution of a dividend	FOR	16
3	Discharge of the Board of Directors		FOR	18
4	Election of Auditors
	4.1	Election of PricewaterhouseCoopers AG (Zurich) as statutory auditor	FOR	19
	4.2	Ratification of PricewaterhouseCoopers LLP (United States) as independent registered public accounting firm for purposes of U.S. securities law reporting	FOR	19
	4.3	Election of BDO AG (Zurich) as special audit firm	FOR	21
PROPOSALS REFLECTING SWISS MINDER ORDINANCE REQUIREMENTS AND U.S. SEC SAY-ON-PAY ADVISORY VOTE
5	Election of the Board of Directors		FOR EACH NOMINEE	22
6	Election of the Chairman of the Board of Directors		FOR	28
7	Election of the Compensation Committee of the Board of Directors		FOR EACH NOMINEE	30
8	Election of Homburger AG as independent proxy		FOR	31
9	Amendments to the Articles of Association regarding elections and other governance matters		FOR	32
10	Amendments to the Articles of Association regarding compensation of the Board of Directors and Executive Management and related matters		FOR	35
11	Approval of maximum compensation of Board of Directors and Executive Management
	11.1	Compensation of the Board of Directors until the next annual general meeting	FOR	39
	11.2	Compensation of Executive Management for the next calendar year	FOR	41
12	Advisory vote on executive compensation (U.S. securities law)		FOR	45

8   ACE GROUP 2015 PROXY STATEMENT

PROXY SUMMARY

Director Nominee Information

This table provides summary information about each director nominee. As of 2014, our Board of Directors has been declassified, meaning that each of our directors stands for annual election to a one-year term. Accordingly, each director nominee has been nominated to hold office until the next annual general meeting after election.

				Chartered Committee Membership
Nominee	Age	Director Since	Principal Occupation	Executive	Nominating & Governance	Audit	Compensation	Risk & Finance
Evan G. Greenberg	60	2002	Chairman, President and Chief Executive Officer, ACE Limited
Robert M. Hernandez LEAD DIRECTOR	70	1985	Retired Vice Chairman and Chief Financial Officer, USX Corporation
Michael G. Atieh	61	1991	Chief Financial and Business Officer, Ophthotech Corporation
Mary A. Cirillo	67	2006	Advisor, Hudson Venture Partners L.P.
Michael P. Connors	59	2011	Chairman and Chief Executive Officer, Information Services Group, Inc.
John Edwardson	65	2014	Retired Chairman and Chief Executive Officer, CDW Corporation
Peter Menikoff	74	1986	Private Investor
Leo F. Mullin	72	2007	Senior Advisor, Goldman Sachs Capital Partners
Kimberly Ross	49	2014	Chief Financial Officer, Baker Hughes Incorporated
Robert Scully	65	2014	Retired Co-President, Morgan Stanley
Eugene B. Shanks, Jr.	68	2011	Director, Federal Home Loan Mortgage Corporation
Theodore E. Shasta	64	2010	Retired Partner, Wellington Management Company
David Sidwell	62	2014	Retired Chief Financial Officer, Morgan Stanley
Olivier Steimer	59	2008	Chairman, Banque Cantonale Vaudoise

ACE GROUP 2015 PROXY STATEMENT   9

PROXY SUMMARY

Governance Highlights

•	Majority-vote requirement for Board nominees

•	Board of Directors independence

–	Independent Board per NYSE standards (93%)

–	Independent Lead Director

–	All independent directors for Audit, Compensation, Nomination & Governance, and Risk & Finance Committees

•	Tenure diversity—10 year average Board tenure (4 out of 14 are currently serving first term as directors)

•	Shareholder ability to call special meeting

•	Swiss incorporation and new Minder Ordinance requirements provide shareholders with significant voting approval on director and executive compensation
•	United States SEC say-on-pay requirement strengthens shareholder ability to vote their opinion on the Board’s use of the pre-approved executive management compensation for the next financial year

•	Our directors are elected by majority shareholder voting (so long as the number of nominees does not exceed the maximum number of director positions as set by our shareholders in our Articles of Association). The Board may not appoint directors to fill vacancies.

•	Our Board has adopted a Code of Conduct applicable to all directors, officers and employees, which sets basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, compliance with laws and regulations (including insider trading laws) and reporting illegal or unethical behavior.

2014 Performance Highlights

Our discussion in this proxy statement includes certain financial measures that are not presented in accordance with generally accepted accounting principles in the U.S. (U.S. GAAP), known as non-GAAP financial measures as defined by the U.S. SEC. These non-GAAP financial measures include operating income, operating return on equity, P&C combined ratio, underwriting income and tangible book value per share. More information on the rationale for the use of these measures and reconciliations to U.S. GAAP can be found in the “Regulation G—Non-GAAP Financial Measures” annex to this proxy statement beginning on page 114.

ACE delivered another record year in 2014, driven by growth in both underwriting and investment income. Our operating results were excellent in absolute terms and relative to the performance of our peer companies. Highlights, which are taken into account in our compensation decisions, include:

•	Operating income of $9.79 per share, up 4.7%

•	Property and casualty (P&C) underwriting income grew 7.2%, driven by strong current accident year underwriting income which, excluding catastrophe losses, was up 13%

•	Net investment income rose 5.1% to $2.3 billion

•	P&C combined ratio of 87.7% compared to 88.0% last year
•	Book value per share and tangible book value per share increased 6.1% and 5.3%, respectively; excluding foreign currency movement, book value per share increased 8.8% and, excluding foreign currency movement and the impact of goodwill and intangibles associated with acquistions closed during the year, tangible book value per share increased 11.3%

•	Operating return on equity of 12.0%

•	Total shareholder return, which includes stock price appreciation plus invested dividends, was 14.5% in 2014

$9.79	87.7%	12.0%	6.1%
operating income	P&C	operating	increase in
per share,	combined	return	book value
a record	ratio	on equity	per share

10   ACE GROUP 2015 PROXY STATEMENT

PROXY SUMMARY

ACE continued to make investments, organically and through acquisitions, to achieve sustainable growth and build earning power. In 2014, we completed the acquisition of a majority stake in The Siam Commercial Samaggi Insurance PCL in Thailand. We acquired the large corporate account P&C business of Itaú Seguros from Itaú Unibanco, a transaction that has made ACE the largest commercial P&C insurer in Brazil. In December, we also announced our intention to purchase the U.S. high net worth personal lines business of Fireman’s Fund.

The following charts highlight some of our key metrics for evaluating financial performance, which are considered in our compensation determinations:

Compensation Highlights

The goal of our compensation program is to fairly compensate our employees and to enhance shareholder value by closely aligning our executive compensation philosophy and practices with the interests of our shareholders. Over the past several years, we have increased the percentage of long-term equity awards delivered in the form of performance shares to Executive Management. These performance shares vest only if relative performance criteria that are linked to increased shareholder value are met or exceeded. We compete for executive talent with property and casualty insurers, specialty insurers, and financial services companies worldwide, and we seek the highest caliber executives who are generally in high demand. Our compensation practices are structured to:

•	pay for performance

•	support the human resource requirements of our business in all the markets, globally, in which we operate, and

•	encourage business decision-making aligned with the long-term interests of the Company and our shareholders without encouraging or rewarding excessive risk.

We continually evolve our executive compensation practices to reflect emerging best practice criteria that include key financial performance metrics, relevant business unit performance objectives and non-quantifiable objectives that support our long-term strategic plan.

ACE GROUP 2015 PROXY STATEMENT   11

PROXY SUMMARY

Key Executive Compensation Practices

•	Detailed individual and Company performance criteria

•	Significant performance-based equity awards (e.g., 75% of the CEO restricted share grant)

•	Carefully constructed peer groups, reevaluated annually

•	No tax reimbursements or gross-ups for U.S.-based senior management
•	Clawback of unvested equity compensation

•	Significant mandatory executive share ownership guidelines: CEO 7x base salary, other NEOs 4x base salary

•	Anti-hedging policy for our executive officers whose compensation is reported in the compensation tables that appear later in this proxy statement

Pay for Performance

We balance long-term and short-term awards to structure compensation that pays for performance—both individual and Company. Individual Performance Criteria include personal contribution to business results, execution of objectives, leadership, application of technical expertise and ethical conduct. Company performance is measured in absolute terms, against our Board-approved plan for the current year as well as versus the prior year; and in relative terms compared to our designated peer groups on the same financial metrics (see the “Executive Compensation” section of this proxy statement). We also assess performance relative to our long-term strategy and goals.

We believe our pay-for-performance culture and compensation structure is essential to driving shareholder value.

What We Reward: Individual and Company Performance Criteria

Our compensation practices are designed to reward both individual and Company performance, based on the following:

Individual Performance Criteria

•	Personal contribution to both short-term and long-term business results

•	Successful execution of key strategic objectives

•	Demonstrated leadership capability

•	Demonstrated application of relevant technical expertise

•	Ethical conduct, regulatory compliance and mitigation of unnecessary risk

Company Performance Metrics Criteria:

•	Per share tangible book value growth

•	Quality of growth in book value

•	Operating return on equity

•	Operating income

•	P&C combined ratio

2014 Named Executive Officer Compensation

The following table sets forth compensation for 2014 for our NEOs, as calculated in accordance with applicable SEC regulations. For a complete schedule and related footnotes, please see the “Summary Compensation Table” in the Executive Compensation section of this proxy statement.

Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Evan G. Greenberg	$1,200,000	$6,600,000	$8,550,004	$2,004,856	$1,323,314	$19,678,174
Chairman, President and Chief Executive Officer
Philip V. Bancroft	$750,000	$1,160,000	$1,499,974	$351,735	$556,567	$4,318,276
Chief Financial Officer
John W. Keogh	$885,000	$2,265,000	$2,711,215	$635,756	$399,658	$6,896,629
Vice Chairman and Chief Operating Officer;
Chairman, ACE Overseas General
John J. Lupica	$775,000	$1,700,000	$2,043,765	$479,237	$350,124	$5,348,126
Vice Chairman;
Chairman, Insurance—North America
Sean Ringsted	$575,000	$725,000	$1,050,040	$246,204	$1,453,302	$4,049,546
Chief Risk Officer and Chief Actuary

12   ACE GROUP 2015 PROXY STATEMENT

Agenda Item

Our Board of Directors is asking shareholders to approve our annual report, and ACE Limited’s standalone financial statements and consolidated financial statements for the year ended December 31, 2014.

Explanation

Under Swiss law, our annual report as defined under Swiss law (also referred to as a management report), ACE Limited’s standalone financial statements and our consolidated financial statements must be submitted to shareholders for approval or disapproval at each annual general meeting.

These items are all included in the Company’s Annual Report to Shareholders of ACE Limited for the fiscal year ended December 31, 2014, which is part of the proxy materials we provide. Specifically, the Annual Report contains:

•	the standalone Swiss statutory financial statements of ACE Limited (which do not consolidate the results of operations for ACE Limited’s subsidiaries);

•	the standalone Swiss statutory compensation report of ACE Limited, which we call the Swiss Compensation Report;

•	ACE Limited’s consolidated financial statements for the year ended December 31, 2014; and

•	the reports of our statutory auditor and our independent registered public accounting firm, as well as information on the Company’s business, organization and strategy (which forms the annual report as defined under Swiss law).

Copies of our 2014 Annual Report and this proxy statement will be available to all shareholders entitled to vote at the May 21, 2015 annual general meeting of shareholders, which we refer to as the Annual General Meeting, on the Internet at http://www.viewproxy.com/acelimited/2015 on or about April 9, 2015.

The Company’s statutory auditor, PricewaterhouseCoopers AG, Zurich, Switzerland has issued an unqualified recommendation to the Annual General Meeting that ACE Limited’s statutory financial statements be approved. PricewaterhouseCoopers AG has expressed its opinion that the financial statements for the year ended December 31, 2014 comply with Swiss law and the Company’s Articles of Association. They also confirmed that the proposed appropriation of available earnings complies with Swiss law and the Company’s Articles of Association, and has reported on other legal requirements.

PricewaterhouseCoopers AG has also issued an unqualified recommendation that the Company’s consolidated financial statements be approved. PricewaterhouseCoopers AG has expressed its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of ACE Limited, the results of operations and the cash flows in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and comply with Swiss law and has reported on other legal requirements.

Representatives of PricewaterhouseCoopers AG, Zurich, Switzerland, will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

What happens if shareholders do not approve this proposal?

If shareholders do not approve this proposal, then shareholders would be precluded from approving the allocation of disposable profit and distribution of a dividend as set out in Agenda Items 2.1 and 2.2.

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AGENDA ITEM 1

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

14   ACE GROUP 2015 PROXY STATEMENT

2.1 Allocation of disposable profit

Agenda Item

Our Board of Directors is asking shareholders to approve that the Company’s disposable profit (including the net income and the other items as shown below and on ACE Limited’s standalone financial statements) be carried forward. The following table shows the appropriation of available earnings as proposed by the Board of Directors for the year ended December 31, 2014.

(in millions of Swiss francs)
Net income	405
Balance brought forward	3,476
Attribution to reserve for treasury shares	(1,088)
Balance carried forward	2,793

Explanation

Under Swiss law, the allocation of the Company’s profit or loss must be submitted to shareholders for approval or disapproval at each annual general meeting.

Our Board of Directors continues to believe that it is in the best interests of the Company and its shareholders to retain our earnings for future investment in the growth of our business, for share repurchases, for the possible acquisition of other companies or lines of business, and for dividends out of legal reserves as described in this proxy statement.

Accordingly, the Board is proposing that all retained earnings at the disposal of the Annual General Meeting be carried forward. The Board is also proposing a dividend to shareholders under Agenda Item 2.2.

What happens if shareholders do not approve this proposal?

If the shareholders do not approve this proposal, then the Board will consider the reasons the shareholders did not approve the proposal, if known, and will call an extraordinary general meeting of shareholders for reconsideration of the proposal or a revised proposal.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

ACE GROUP 2015 PROXY STATEMENT   15

AGENDA ITEM 2

2.2. Distribution of a dividend out of legal reserves (by way of release and allocation to a dividend reserve)

Introduction and Explanation

Our Board of Directors is asking shareholders to approve changing the process we use to distribute quarterly dividends to our shareholders. The change means that dividends to shareholders will be from a separate subaccount of our legal reserves, rather than through the par value reduction method used last year.

We are requesting shareholder approval for an annual dividend of up to USD $2.68 per share, to be paid in installments as determined by the Board of Directors from a separate dividend reserve account. The separate dividend account would be in CHF in accordance with our Swiss statutory financial statements and Swiss law. This reserve account would be larger, based on current exchange rates, than the maximum dividend amount we intend to pay out, in order to permit payment of the entire USD $2.68 even in the event of significant currency fluctuations. Amounts remaining in the dividend reserve account following dividend payments would be returned to the capital contributions reserve as of the date of the 2016 annual general meeting. This is more fully explained below.

In the past, we used the par value reduction method because it was more appropriate for us under Swiss law and was not subject to the Swiss withholding tax, which has a rate of 35 percent and which would otherwise apply to payments made to non-Swiss shareholders. Now, due to current Swiss law, tax and corporate rules, we have determined that payment of dividends from the capital contributions reserve subaccount of legal reserves is more appropriate.

The proposed process is not subject to the Swiss withholding tax under current laws, and has the additional benefits of:

•	simplifying the dividend process, which under the par value reduction method required an amendment to our Articles of Association at the time of each quarterly payment;

•	providing more transparency to our disclosures and making it easier for our shareholders to understand;

•	allowing greater flexibility for our Board of Directors to comply with their fiduciary duties by modifying the amount of the dividend (subject to a maximum approved by shareholders) or abstaining from distributing the dividend, if circumstances change; and

•	a more streamlined administrative process.

In future years, if applicable Swiss law, tax and corporate rules remain consistent with those currently in effect, we may consider asking our shareholders to approve one or more transfers of par value to legal reserves, in order to reduce our par value and take advantage of the ability to continue annual dividends out of capital contributions reserves.

Dividend Reserve

Under this proposed process for a dividend, shareholders fix an aggregate CHF amount to be allocated from our capital contributions reserves to a special reserve account, where the amount will be available for the payment of dividends.

Our Board of Directors has proposed that the maximum amount legally available to pay an annual dividend be CHF1.245 billion. If approved by shareholders, that amount will be released from the capital contributions reserves account, a sub-account of legal reserves, and be segregated to a dividend reserve account. We refer to this amount in the dividend reserve account as the Dividend Reserve. While dividend payments would reduce the Dividend Reserve on our Swiss balance sheet, the payments are not required to be sourced from CHF-denominated assets; in fact, we typically source dividend payments from assets already denominated in USD or equivalent, thereby avoiding currency exchange expense.

Annual Dividend and Board Discretion

Under this proposed process for a dividend, the Board of Directors will be authorized to use the Dividend Reserve to distribute a dividend to shareholders in installments up to a maximum of USD $2.68 per share, which we refer to as the Annual Dividend. The Board will determine the record and payment dates at which the Annual Dividend may be paid (or, if circumstances warrant, refrain from paying it) in one or more installments, until the date of the 2016 annual general meeting. After that, any balance remaining in the Dividend Reserve will be automatically reallocated to the capital contribution reserves account of legal reserves.

The Board currently expects to pay the full USD $2.68 of the Annual Dividend in four equal installments of $0.67 each, on record dates at about the end of June, September, December and March, respectively, with payment dates about 21 days thereafter.

The total amount of dividends paid is limited to the amount of the Dividend Reserve expressed in Swiss Francs, which is required under Swiss law. The amount of the Dividend Reserve as proposed is high enough to permit payment of the full USD $2.68 Annual Dividend even if there are material currency fluctuations between the Swiss Franc and the U.S. dollar or the Company issues new shares. Should, however, these fluctuations or new share issuances result in payouts of the Annual Dividend that exceed the Dividend Reserve, the Annual Dividend’s installments would have to be capped accordingly. In the unlikely event that the Annual Dividend must be cut back in this way, our Board would propose payment of the unpaid amount in the dividend proposal at the next annual general meeting or an extraordinary general meeting called for that purpose.

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AGENDA ITEM 2

Agenda Item

Our Board of Directors proposes:

(a)	that an aggregate amount equal to CHF 1,245,000,000 be released from the capital contribution reserves account, a sub-account of legal reserves, and allocated to a segregated dividend reserve account from capital contribution reserves (the “Dividend Reserve”), and

(b)	to distribute a dividend to the shareholders up to an aggregate amount totaling USD $2.68 per Common Share from, and limited at a maximum to the amount of, the Dividend Reserve in one or more installments, in such amounts and on such record and payment dates as determined by the Board in its discretion.

If the Board of Directors deems it advisable for the Company, the Board of Directors shall be authorized to abstain (in whole or in part) from distributing a dividend in its discretion. The authorization of the Board of Directors to distribute the installments from the Dividend Reserve will expire on the date of the 2016 annual general meeting, on which date any balance remaining in the Dividend Reserve will be automatically reallocated to the capital contribution reserves account of legal reserves.

What happens if shareholders do not approve this proposal?

If the shareholders do not approve this proposal, then the Board will consider the reasons the shareholders did not approve the proposal, if known, and will call an extraordinary general meeting of shareholders for reconsideration of the proposal or a revised proposal. In addition, if shareholders do not approve this proposal, shareholders will be precluded from approving the allocation of disposable profit and distribution of a dividend under Agenda Item 2.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

ACE GROUP 2015 PROXY STATEMENT   17

Agenda Item

Our Board of Directors is asking shareholders to discharge the Board of Directors for the financial year ended December 31, 2014.

Explanation

Each year, as is customary for Swiss corporations and in accordance with Article 698, para. 2, no. 5 of the Swiss Code of Obligations as well as Article 9, no. 4 of our Articles of Association, shareholders are requested to discharge the members of the Board of Directors from liability for their activities during the year ended December 31, 2014. This discharge is not for liability relating to facts that have not been disclosed to shareholders. Registered shareholders that do not vote in favor of this agenda item are not bound by the result for a period ending six months after the vote.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes, blank or invalid ballots or the votes of any member of or nominee to the Company’s Board of Directors, any executive officer of the Company or any votes represented by the Company, is required to approve this agenda item.

18   ACE GROUP 2015 PROXY STATEMENT

4.1 Election of PricewaterhouseCoopers AG (Zurich) as our statutory auditor

Agenda Item

Our Board of Directors is asking shareholders to elect PricewaterhouseCoopers AG (Zurich) as the Company’s statutory auditor for the financial year ending December 31, 2015.

Explanation

Our shareholders must elect an audit firm supervised by the Swiss Federal Audit Oversight Authority as statutory auditor. The statutory auditor’s main task is to audit our consolidated financial statements and the statutory financial statements of ACE Limited. Our Board of Directors has recommended that PricewaterhouseCoopers AG, Birchstrasse 160, CH-8050 Zurich, Switzerland (PwC AG), be elected as our statutory auditor for our consolidated financial statements and the statutory financial statements of ACE Limited.

Representatives of PwC AG will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

For independent auditor fee information and information on our pre-approval policy of audit and non-audit services, see the explanation of Agenda Item 4.2. Please see the Audit Committee Report included in this proxy statement for additional information about our statutory auditors.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

4.2 Ratification of appointment of PricewaterhouseCoopers LLP (United States) as independent registered public accounting firm for purposes of U.S. securities law reporting

Agenda Item

Our Board of Directors is asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP (Philadelphia, Pennsylvania, United States) as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

Explanation

Our Board of Directors and the Audit Committee recommend that our shareholders ratify the appointment of PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1700, 2001 Market Street, Philadelphia, Pennsylvania, 19103,

United States (PwC LLP), an affiliate of PwC AG, as our independent registered public accounting firm for purposes of U.S. securities law reporting.

The Audit Committee recommends the appointment of our independent registered public accounting firm to the Board for approval by our shareholders annually. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has recommended the ratification of the engagement of PwC LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015. The Company has had a working association with PwC LLP (or its predecessor Coopers & Lybrand LLP) since

ACE GROUP 2015 PROXY STATEMENT   19

AGENDA ITEM 4

1985; PwC LLP (or its predecessor Coopers & Lybrand LLP) has had the responsibility for examining the consolidated financial statements of the Company and its subsidiaries since 1985.

Representatives of PwC LLP will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Independent Auditor Fee Information

The following table presents fees for professional audit services rendered by PwC AG and PwC LLP, which we collectively refer to as PwC, for the audit of our annual consolidated financial statements for 2014 and 2013 and fees for other services rendered by PwC for fiscal years 2014 and 2013:

	2014	2013
Audit fees[1]	$19,139,000	$17,661,000
Audit-related fees[2]	2,394,000	812,000
Tax fees[3]	3,472,000	3,363,000
All other fees[4]	465,000	844,000
Total	$25,470,000	$22,680,000

The fees in the table above include “out-of-pocket” expenses incurred by PwC and billed to ACE in connection with these services of $1,152,000 for 2014 and $990,000 for 2013.

1	Audit fees for the years ended December 31, 2014 and 2013 were for professional services rendered in connection with: the integrated audits of our consolidated financial statements and internal controls over financial reporting, the statutory and U.S. GAAP audits of various subsidiaries, and comfort letters and consents issued in connection with registration statements which we filed with the Securities and Exchange Commission. The increase in audit fees compared to the prior year is primarily due to our acquisitions and new global statutory reporting regulations.

2	Audit-related fees for the years ended December 31, 2014 and 2013 were for professional services rendered in connection with due diligence services ($1,421,000 in 2014 and $Nil in 2013), consultation on accounting and financial reporting matters ($635,000 in 2014 and $569,000 in 2013), audits of employee benefit plans ($185,000 in 2014 and $99,000 in 2013), internal control reviews at some of our non-U.S. entities ($86,000 in 2014 and $20,000 in 2013), accounting and tax advice on structuring transactions ($53,000 in 2014 and $100,000 in 2013), agreed upon procedures related to the proxy statement ($14,000 in 2014 and $14,000 in 2013), and accounting research ($Nil in 2014 and $10,000 in 2013).

3	Tax fees for the years ended December 31, 2014 and 2013 were for professional services rendered in connection with tax planning ($1,136,000 in 2014 and $1,372,000 in 2013), tax compliance ($972,000 in 2014 and $916,000 in 2013) and expatriate tax services ($1,364,000 in 2014 and $1,075,000 in 2013).

4	All other fees for the years ended December 31, 2014 and 2013 were for professional services and expenses rendered principally in connection with insurance regulatory compliance services ($355,000 in 2014 and $757,000 in 2013), software licensure fees ($15,000 in 2014 and $16,000 in 2013), industry market research and survey services ($13,000 in 2014 and $71,000 in 2013), and professional training ($2,000 in 2014 and $Nil in 2013), as well as professional services and expenses rendered by a consulting firm acquired by PwC during 2010 with which ACE had a pre-existing contract ($80,000 in 2014 and $Nil in 2013).

Pre-Approval Policy of Audit and Non-Audit Services

The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm, PwC. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence.

Before engaging independent auditors for the next year’s audit, management will submit a list of services and related fees expected to be incurred during that year to the Audit Committee for approval. The Audit Committee will pre-approve and ratify the budgeted amount of fees within each of the categories and require management and the auditor to report actual fees versus the budget periodically throughout the year by category of service.

Either the Audit Committee Chair or the entire Audit Committee must pre-approve the provision of any significant additional audit fees in excess of the budgeted amount and any excess related to non-audit fees over the budgeted amount. If the Audit Committee Chair pre-approves such amounts, it is reported to and considered for ratification by the entire Audit Committee at its next meeting. All fees related to internal control work are pre-approved by the Audit Committee before such services are rendered. The Audit Committee pre-approved all of the 2014 fees described above pursuant to its pre-approval policies and procedures.

The Audit Committee also reviewed, at its November 2014 meeting, the audit services and non-audited services budgeted fees for the 2015 audit. The Audit Committee reviewed all non-audit services provided in 2014 and concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its audit functions.

Please see the Audit Committee Report included in this proxy statement for additional information about PwC.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

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AGENDA ITEM 4

4.3 Election of BDO AG (Zurich) as special audit firm

Agenda Item

Our Board of Directors is asking shareholders to elect BDO AG, Fabrikstrasse 50, CH-8031 Zurich, Switzerland as the Company’s special audit firm until our next annual general meeting.

Explanation

Under Swiss law, special reports by an audit firm supervised by the Swiss Federal Audit Oversight Authority are required in connection with certain corporate transactions, including certain types of increases in share capital. We have been informed that, because of the auditor independence requirements under U.S. federal securities laws, PwC AG cannot act as our special audit firm with respect to certain types of capital increases.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

ACE GROUP 2015 PROXY STATEMENT   21

Agenda Item

Our Board of Directors is asking shareholders to elect each of the director nominees listed below individually to the Board of Directors until our next annual general meeting.

Explanation

Under the Minder Ordinance requirements as of 2014, our shareholders elect all of our directors annually. Our Articles of Association currently state that the Board of Directors must consist of three to 20 members, the exact number to be determined by the annual general meeting of shareholders.

For more information about our Board of Directors and current director nominees, please see the “Corporate Governance” section of this proxy statement.

Our Director Nominating Process

Each year the Nominating & Governance Committee reviews the current composition of the Board, including diversity, skills and qualifications. Based on their assessment, the Committee recommends director nominees to the Board.

Director Skills Criteria

Directors should have the following skills and attributes:

•	broad-based business knowledge and contacts,

•	prominence and sound reputation in their fields,

•	global business perspective,

•	commitment to good corporate citizenship

In addition, directors should be able and prepared to provide wise and thoughtful counsel to top management on the full range of potential issues facing the Company. They should represent all shareholders and not any special interest group or constituency. Directors must possess the highest personal and professional integrity and commitment to ethical and moral values. They also must have the time necessary to fully meet their duty of care to the shareholders and be willing to commit to service over the long haul, if called upon.

Our Director Nominees

Our Board of Directors has nominated a slate of 14 director nominees, each of whom is a currently serving as a director, for election to the Board of Directors. All directors will serve a one year term from the 2015 Annual General Meeting until our next annual general meeting. There will be a separate vote on each nominee.

The current directors who are standing for reelection are Evan G. Greenberg, Robert M. Hernandez, Michael G. Atieh, Mary A. Cirillo, Michael P. Connors, John Edwardson, Peter Menikoff, Leo F. Mullin, Kimberly Ross, Robert Scully, Eugene B. Shanks, Jr., Theodore E. Shasta, David Sidwell and Olivier Steimer. Biographical information for each of the nominees is included below.

Evan G. Greenberg

Chairman, President and Chief Executive Officer, ACE Limited Age 60 Years of Service 13 Committee Memberships •Executive (Chairman)

Evan G. Greenberg was elected as our Chairman of the Board in May 2007. We appointed Mr. Greenberg as our President and

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AGENDA ITEM 5

Chief Executive Officer in May 2004 and as our President and Chief Operating Officer in June 2003. In April 2002, Mr. Greenberg was appointed to the position of Chief Executive Officer of ACE Overseas General. Mr. Greenberg joined the Company as Vice Chairman, ACE Limited and Chief Executive Officer of ACE Tempest Re in November 2001. Prior to joining the Company, Mr. Greenberg was most recently President and Chief Operating Officer of American International Group, which we refer to as AIG, from 1997 until 2000. From 1975 until 1997, Mr. Greenberg held a variety of senior management positions at AIG, including President and Chief Executive Officer of AIU, AIG’s foreign general insurance organization. Mr. Greenberg is a member of the Board of Directors of The Coca-Cola Company, where he is also Chairman of the Audit Committee and a member of the Finance Committee.

Skills and Qualifications: Mr. Greenberg has a long and distinguished record of leadership and achievement in the insurance industry. He has been our Chief Executive Officer since 2004 and has served in senior management positions in the industry for 40 years. Mr. Greenberg’s record of managing large and complex insurance operations and the skills he developed in his various roles suit him for his role as a Director of the Company and Chairman of the Board, in addition to his President and Chief Executive Officer positions.

Robert M. Hernandez

Retired Vice Chairman and Chief Financial Officer, USX Corporation Independent Lead Director Age 70 Years of Service 30 Committee Memberships •Compensation •Nominating & Governance •Executive

Robert M. Hernandez is currently our Lead Director. Mr. Hernandez is Chairman of the Board of RTI International Metals, Inc. and has served on the Board of Directors of that company since 1990. Mr. Hernandez served as Vice Chairman, Director and Chief Financial Officer of USX Corporation (energy and steel) from December 1994 to December 2001, as Executive Vice President—Accounting & Finance and Chief Financial Officer of USX from November 1991 to November 1994 and as Senior Vice President—Finance & Treasurer from October 1990 to October 1991. Mr. Hernandez was President and Chief Operating Officer of the US Diversified Group of USX from May 1989 until October 1990. Mr. Hernandez is Chairman, Board of Trustees, of the BlackRock Open-End Equity and Long Term Bond Funds. He is a director of Eastman Chemical Company and a former director of TE Connectivity, Ltd.

Skills and Qualifications: Mr. Hernandez brings a diverse financial and business management background to the Board and its committees. The range of his senior finance and executive positions with USX is valuable to the Board, given his deep and long-tenured involvement with all aspects of managing and leading a large-cap company. His extensive experience as a director provides additional perspective and qualifications for his Lead Director role with ACE.

Michael G. Atieh

Chief Financial and Business Officer, Ophthotech Corporation Age 61 Years of Service 24 Committee Memberships •Audit (Chairman) •Executive

Michael G. Atieh is Executive Vice President and Chief Financial and Business Officer of Ophthotech Corporation (a biopharmaceutical company). From February 2009 until its acquisition in February 2012, Mr. Atieh was Executive Chairman of Eyetech Inc., a private specialty pharmaceutical company. He served as Executive Vice President and Chief Financial Officer of OSI Pharmaceuticals from June 2005 until December 2008. He also served as a member of the Board of Directors and Chairman of the Audit Committee for OSI Pharmaceuticals from June 2003 to May 2005. Previously, Mr. Atieh served at Dendrite International, Inc. as Group President from January 2002 to February 2004 and as Senior Vice President and Chief Financial Officer from October 2000 to December 2001. He also served as Vice President of U.S. Human Health, a division of Merck & Co., Inc., from January 1999 to September 2000, as Senior Vice President—Merck-Medco Managed Care, L.L.C., an indirect wholly-owned subsidiary of Merck, from April 1994 to December 1998, as Vice President—Public Affairs of Merck from January 1994 to April 1994 and as Treasurer of Merck from April 1990 to December 1993.

Skills and Qualifications: Mr. Atieh brings a wealth of diverse business experience to the Board which he gained as a senior executive in a Fortune 50 company, large and small biotechnology companies and technology and pharmaceutical service companies. His experience in finance includes serving as a chief financial officer, developing and executing financing strategies for large acquisitions, and subsequently leading the integration efforts of newly acquired companies. He was an audit manager at Ernst & Young and has served as chair of the audit committee of another public company, providing additional experience relevant to his service on the Audit Committee. Mr. Atieh also has deep knowledge of sales and operations gained from over a decade of experience in these disciplines, with extensive customer-facing responsibilities.

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AGENDA ITEM 5

Mary A. Cirillo

Advisor, Hudson Venture Partners L.P. Age 67 Years of Service 9 Committee Memberships • Compensation • Nominating & Governance (Chair) • Executive

Mary A. Cirillo is an advisor to Hudson Venture Partners L.P. (venture capital). She served as Chairman of OPCENTER, LLC (help desk and network operations services) from 2000 to 2004. She was Chief Executive Officer of Global Institutional Services of Deutsche Bank from July 1999 until February 2000. Previously, she served as Executive Vice President and Managing Director of Bankers Trust Company (which was acquired by Deutsche Bank), which she joined in 1997. From 1977 to 1997, she was with Citibank, N.A., most recently serving as Senior Vice President. Ms. Cirillo currently serves as a director of Thomson Reuters Corporation, and within the past five years was a director of DealerTrack Technologies.

Skills and Qualifications: Ms. Cirillo has spent a career in both software product development and management and in commercial banking. She has developed and led global businesses and served as chief executive officer for various subsidiaries at two major financial institutions. She has also led major turnaround efforts in global financial institutions. Ms. Cirillo also has experience in private equity. This business experience allows Ms. Cirillo to bring financial services and technology leadership skills to the Board.

Michael P. Connors

Chairman and Chief Executive Officer, Information Services Group, Inc. Age 59 Years of Service 4 Committee Memberships • Compensation (Chairman) • Nominating & Governance • Executive

Michael P. Connors is Chairman of the Board and Chief Executive Officer of Information Services Group, Inc., a technology insights, market intelligence and advisory services company. He is also a founder of that company. Mr. Connors served as a member of the Executive Board of VNU N.V., a worldwide media and marketing information company, from the merger of ACNielsen into VNU in 2001 until 2005, and he served as Chairman and Chief Executive Officer of VNU Media Measurement & Information Group and

Chairman of VNU World Directories until 2005. He previously was Vice Chairman of the Board of ACNielsen from its spin-off from the Dun & Bradstreet Corporation in 1996 until 2001, was Senior Vice President of American Express Travel Related Services from 1989 until 1995, and before that was a Corporate Vice President of Sprint Corporation. Mr. Connors is currently a director of Eastman Chemical Company.

Skills and Qualifications: Mr. Connors is a successful chief executive officer, who brings to the Board substantial corporate management experience in a variety of industries as well as expertise in marketing, media and public relations through his high-level positions at marketing and information-based companies. Mr. Connors’ skills are enhanced through his experience serving on several public company boards, which furthers his ability to provide valued oversight and guidance to the Company and strategies to inform the Board’s general decision-making, particularly with respect to management development, executive compensation and other human resources issues. He has served as the chair of two compensation committees.

John Edwardson

Retired Chairman and Chief Executive Officer, CDW Corporation Age 65 Years of Service 1 Committee Memberships • Compensation • Nominating & Governance

John A. Edwardson is the former Chairman and Chief Executive Officer of CDW Corporation (a technology products and services provider), serving as Chief Executive Officer from 2001 to September 2011 and as Chairman from 2001 to December 2012. Prior to joining CDW, he served as Chairman and Chief Executive Officer of Burns International Services Corporation, a provider of security services, from 1994 to 2000, and he was President (1994-1998) and Chief Operating Officer (1995-1998) of UAL Corporation (the parent company of United Air Lines, Inc.). Mr. Edwardson is currently a director of Rockwell Collins, Inc. and FedEx Corporation.

Skills and Qualifications: Mr. Edwardson has extensive management, leadership and international experience. As the former Chairman and Chief Executive Officer of a technology company, he also has significant technological expertise. Mr. Edwardson has additional prior experience serving on a compensation committee, developing insight into executive compensation issues. He also serves as the chair of FedEx’s audit committee. All of these factors contribute to his value as a Board member.

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AGENDA ITEM 5

Peter Menikoff

Private Investor Age 74 Years of Service 29 Committee Memberships • Audit

Peter Menikoff is currently a private investor and was the Interim Chief Financial Officer of Vlasic Foods International Inc. from February 2000 to May 2001. He is Chairman of the Board of Directors of American Electric Technologies, Inc. Mr. Menikoff served as President and Chief Executive Officer of CONEMSCO, Inc. (oil and gas drilling/production supplies, services and equipment) from April 1997 until June 1998. Mr. Menikoff served as Executive Vice President and Chief Administrative Officer of Tenneco Energy Corporation from June 1995 to April 1997. Mr. Menikoff served as a Senior Vice President of Tenneco, Inc. from June 1994 until April 1997. Mr. Menikoff served as Executive Vice President of Case Corporation, a subsidiary of Tenneco, Inc., from November 1991 to June 1994. Mr. Menikoff served as Treasurer of Tenneco, Inc. from May 1989 to November 1991.

Skills and Qualifications: Mr. Menikoff has developed a wealth of management experience and business understanding through a variety of senior positions with different companies. He has gained significant financial expertise through his finance positions and also holds an M.B.A. in Finance and a J.D. with a concentration on tax, which enhance his valuable contributions to the Board and its Audit Committee. He also has chief executive officer experience.

Leo F. Mullin

Senior Advisor, Goldman Sachs Capital Partners Age 72 Years of Service 8 Committee Memberships • Risk & Finance

Leo F. Mullin served as Chief Executive Officer of Delta Air Lines, Inc. from 1997 to 2003 and as Chairman of Delta from 1999 to 2004. Mr. Mullin currently serves as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners, a private equity fund group. He is currently a director of Johnson & Johnson and the Education Management Corporation, and Chairman of the Board of Directors of Transunion Holding Company. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation (bank holding company) from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995.

Skills and Qualifications: Mr. Mullin served as Chairman and Chief Executive Officer of one of the nation’s largest airlines, giving him exposure to a broad array of complex business, regulatory and international issues. In addition, his long and distinguished career in the banking industry provides additional background and experience with organizational and operational management, global business and financial matters.

Kimberly Ross

Chief Financial Officer, Baker Hughes Incorporated Age 49 Years of Service 1 Committee Memberships • Audit

Kimberly A. Ross is Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated (supplier to the oil and gas industry). She was Executive Vice President and Chief Financial Officer of Avon Products, Inc. (a beauty direct sales company) from November 2011 until September 2014. Prior to joining Avon, Ms. Ross served as the Executive Vice President and Chief Financial Officer of Royal Ahold N.V., a food retail company, since November 2007 and its Deputy Chief Financial Officer from July to November 2007. Prior to that, Ms. Ross held a variety of senior management positions at Ahold. Ms. Ross was also, during the last five years, a director of Avon.

Skills and Qualifications: Having served as Chief Financial Officer at three companies and as the chair of the audit committee of a private company, Ms. Ross has extensive understanding of finance and financial reporting and internal auditing processes relevant to her service on the Audit Committee. Her work across a spectrum of industries has given Ms. Ross significant management and leadership skills and perspectives that in particular make her an asset to the Board. The Board also benefits from her international executive experience developed through executive positions with multiple companies.

Robert Scully

Retired Co-President, Morgan Stanley Age 65 Years of Service 1 Committee Memberships • Risk & Finance

Robert W. Scully was a member of the Office of the Chairman of Morgan Stanley from 2007 until his retirement in 2009, and he previously served at Morgan Stanley as Co-president, Chairman of global capital markets and Vice Chairman of investment banking.

ACE GROUP 2015 PROXY STATEMENT   25

AGENDA ITEM 5

Prior to joining Morgan Stanley in 1996, he served as a managing director at Lehman Brothers and at Salomon Brothers Inc. Mr. Scully is currently a director of KKR & Co. L.P. and Zoetis Inc. and was, during the last five years, a director of Bank of America Corporation. He was appointed to the Board of the Financial Industry Regulatory Authority (FINRA) in November 2014.

Skills and Qualifications: Mr. Scully’s lengthy career in the global financial services industry brings expertise in capital markets activities and, of particular note, risk management to the Board. Mr. Scully has a broad range of experience with oversight stemming from his extensive service as a director; he has served or is serving on three companies’ audit committees, two companies’ compensation committees and a nominating and governance committee. Mr. Scully’s experience with and knowledge of talent development and strategic initiatives are also important to the Board.

Eugene B. Shanks, Jr.

Director, Federal Home Loan Mortgage Corporation (Freddie Mac) Age 68 Years of Service 4 Committee Memberships • Risk & Finance

Eugene B. Shanks, Jr. is a member of the Board of Directors of Federal Home Loan Mortgage Corporation (Freddie Mac), and chairs its nominating and governance committee as well as serving on its business and risk committee and its executive committee. Mr. Shanks is also a senior advisor to Bain & Company. From November 2007 until August 2008, Mr. Shanks was a senior management consultant for Trinsum Group, Incorporated, a strategic consulting and asset management company. From 1997 until its sale in 2002, Mr. Shanks was President and Chief Executive Officer of NetRisk, Inc., a risk management software and advisory services company he founded. From 1973 to 1978 and from 1980 to 1995, Mr. Shanks held a variety of positions with Bankers Trust New York Corporation and Bankers Trust Company, including head of Global Markets from 1986 to 1992 and President and Director from 1992 to 1995.

Skills and Qualifications: With two decades of varied banking experience, Mr. Shanks brings extensive finance expertise to the Board. He earned a PhD in economics at Stanford University. In addition he has a strong background in both asset and risk management, which are two areas that are very important to ACE’s business. Our Board also benefits from the leadership experience that Mr. Shanks gained from serving as a president of Bankers Trust. Mr. Shanks’s public company board experience also contributes to his value as a director.

Theodore E. Shasta

Retired Partner, Wellington Management Company Age 64 Years of Service 5 Committee Memberships • Audit

Theodore E. Shasta is a member of the Board of Directors and audit and risk & finance committees of MBIA Inc. Mr. Shasta was formerly Senior Vice President and Partner of Wellington Management Company, a global investment advisor. Mr. Shasta joined Wellington Management Company in 1996 and specialized in the financial analysis of publicly-traded insurance companies and retired in June 2009. Prior to joining Wellington Management Company, Mr. Shasta was a Senior Vice President with Loomis, Sayles & Company (investment management). Before that, he served in various capacities with Dewey Square Investors and Bank of Boston. In total, Mr. Shasta spent 25 years covering the insurance industry as a financial analyst.

Skills and Qualifications: Mr. Shasta’s history of working in the financial services industry, as well as in the property and casualty insurance arena, brings valuable insight and perspective to the Board. His years of analysis of companies like ACE and its peer group provide him with deep knowledge of particular business and financial issues we face. His financial acumen and industry knowledge make him a valuable contributor to the Audit Committee. Mr. Shasta has been a Chartered Financial Analyst since 1986.

David Sidwell

Retired Chief Financial Officer, Morgan Stanley Age 62 Years of Service 1 Committee Memberships • Audit

David H. Sidwell was Executive Vice President and Chief Financial Officer of Morgan Stanley from March 2004 to October 2007, when he retired. From 1984 to March 2004, Mr. Sidwell worked for JPMorgan Chase & Co. in a variety of financial and operating positions, most recently as Chief Financial Officer of JPMorgan Chase’s investment bank from January 2000 to March 2004. Prior to joining JP Morgan in 1984, Mr. Sidwell was with Price Waterhouse LLP, a major public accounting firm, from 1975 to 1984, where he was qualified as a chartered accountant with the Institute of Chartered Accountants in England and Wales.

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AGENDA ITEM 5

Mr. Sidwell is currently Senior Independent Director of UBS AG and also a director of the Federal National Mortgage Association (Fannie Mae). Mr. Sidwell served as a Trustee of the International Accounting Standards Committee Foundation from January 2007 until his term ended in December 2012.

Skills and Qualifications: Mr. Sidwell has a strong background in accounting, finance and capital markets, as well as the regulation of financial institutions, complementary to his role on the Audit Committee. He also has considerable expertise in risk management from chairing the audit committee of a public company and the risk committee of two public companies and his executive positions. Mr. Sidwell further contributes experience in executive compensation and corporate governance from his service on the committees of other public company boards. This comprehensive range of experience contributes greatly to his value as a Board member.

Olivier Steimer

Chairman, Banque Cantonale Vaudoise Age 59 Years of Service 7 Committee Memberships • Risk & Finance (Chairman) • Executive

Olivier Steimer is Chairman of the Board of Banque Cantonale Vaudoise. Previously, he worked for the Credit Suisse Group from 1983 to 2002, with his most recent position at that organization being Chief Executive Officer, Private Banking International and member of the Group Executive Board. Mr. Steimer has served since 2013 on the Board of Allreal Holding AG (Swiss real estate manager and developer). He is Chairman of the foundation board of the Swiss Finance Institute. From 2010 to 2014, he was Vice Chairman of the Board of Directors of SBB CFF FFS (the Swiss national railway company), and from 2009 until 2012, he was the Chairman of the Board of Piguet Galland & Cie SA. Since 2009, he has been a member and, since 2012, he has been Vice Chairman of the Bank Council of Swiss National Bank. Mr. Steimer is a Swiss citizen.

Skills and Qualifications: Mr. Steimer has a strong background of leadership in chairman and chief executive officer roles. He has deep knowledge of sophisticated banking and finance matters derived from his extensive experience in the financial services industry. As a Swiss company, ACE benefits specifically from Mr. Steimer being a Swiss citizen and resident, and his insight into the Swiss commercial and insurance arenas provides valuable perspective to the Board.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to elect each of the above nominees in this agenda item

(so long as the number of nominees does not exceed the maximum number of director positions as set by our shareholders in our Articles of Association).

ACE GROUP 2015 PROXY STATEMENT   27

Agenda Item

Our Board of Directors is asking shareholders to elect Evan G. Greenberg as Chairman of the Board of Directors until our next annual general meeting.

Explanation

Under the Minder Ordinance requirements as of 2014, the authority to elect the Chair of our Board of Directors is vested with our shareholders, who elect a Chair from the directors elected under Agenda Item 5.

With the recommendation of our Nominating & Governance Committee, our Board of Directors has nominated our current Chairman, Mr. Evan G. Greenberg, for election by shareholders as the Chairman of the Board of Directors until our next annual general meeting. Biographical information regarding Mr. Evan G. Greenberg may be found under Agenda Item 5, the election of directors.

Mr. Greenberg has served as our Chairman since 2007, a period of sustained success for the Company. Under his leadership, ACE has created superior shareholder value. Over the past five years, our book value per share grew at a compound annual growth rate (CAGR) of 9.2 percent and our tangible book value per share CAGR was 9.4 percent.

For the year ended December 31, 2014, ACE produced record financial results, increased shareholder value and advanced its strategic and operational goals. This included building greater presence and capabilities in fast-growing market segments as well as increasing diversification by geography, product, customer and distribution.

Annual Board Review of Leadership Structure

Each year, the Board of Directors reviews its leadership structure. The Board of Directors (with Mr. Greenberg abstaining) has unanimously agreed that it is in the best interest of the Company and shareholders for Mr. Greenberg to continue in his role as Chairman of the Board for the upcoming year. The Board believes he has the skills and experience to best perform both roles at this time.

Board Leadership: Our Independent Lead Director

While Mr. Greenberg serves as Chairman, Board leadership comes also from our Lead Director, Robert Hernandez. Our Board structure provides for a strong Lead Director position, to promote and foster strong director independence. The Lead Director provides a forum for independent director deliberation and feedback and helps assure that all Board members have the means to, and do, carry out their responsibilities in accordance with their fiduciary duties.

At every regular Board meeting, the Lead Director presides over an executive session with only the independent directors present. Our Nominating & Governance Committee, and the entire Board of Directors, regularly reviews our Board leadership structure, and in particular examines and reaffirms the significant authority and powers of our Lead Director. See “Corporate Governance—Board Leadership Structure” on page 53 of this proxy statement for more details.

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AGENDA ITEM 6

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

ACE GROUP 2015 PROXY STATEMENT   29

Agenda Item

Our Board of Directors is asking shareholders to elect each of the director nominees Michael P. Connors, Mary A. Cirillo, John Edwardson and Robert M. Hernandez individually as members of the Compensation Committee until our next annual general meeting.

Explanation

Under the Minder Ordinance requirements that became effective as of 2014, authority to elect the members of the Compensation Committee of our Board of Directors is vested with our shareholders, who elect members of the Compensation Committee from the directors elected under Agenda Item 5.

Upon the recommendation of our Nominating & Governance Committee, our Board of Directors has nominated a slate of four nominees for election at the Annual General Meeting to the Compensation Committee of our Board of Directors until our next annual general meeting. Each of the following nominees is currently serving on the Compensation Committee and is standing for reelection: Michael P. Connors, Mary A. Cirillo, John Edwardson and Robert M. Hernandez. Biographical information regarding each of the nominees may be found under Agenda Item 5, the election of directors.

The Board of Directors has unanimously agreed that service by each nominee to the Compensation Committee is in the best interest of the Company and the shareholders. Each of the nominees has been determined by the Nominating & Governance Committee and the Board of Directors to satisfy the Company’s Categorical Standards of Independence and related rules of the New York Stock Exchange.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to elect each of the above nominees in this agenda item.

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Agenda Item

Our Board of Directors is asking shareholders to elect Homburger AG as the Company’s independent proxy until the conclusion of our next annual general meeting.

Explanation

As of 2014, shareholders have the authority to elect an independent proxy under the Minder Ordinance requirements. The Minder Ordinance does not permit other forms of institutional proxies such as corporate proxies (appointing an officer or another representative of the Company), or depositary bank representatives as defined under Swiss law.

The independent proxy’s main task is to exercise the voting rights granted to it by shareholders in accordance with shareholder instructions. The independent proxy will not make statements,

submit proposals or ask questions of the Board of Directors on behalf of shareholders.

Our Board of Directors has recommended that Homburger AG, Prime Tower, Hardstrasse 201, PO Box 314, CH-8037 Zurich, Switzerland be elected as our independent proxy until the conclusion of our next annual general meeting. Homburger AG is a Swiss law firm.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

ACE GROUP 2015 PROXY STATEMENT   31

Agenda Item

Our Board of Directors is asking shareholders to approve the proposed amendments to the Articles of Association contained in Annex A. These amendments are intended to implement certain corporate governance and related requirements of the Minder Ordinance.

Explanation

The Minder Ordinance requires the Company to amend its Articles of Association relating to corporate governance and compensation. The vote on the proposed amendments is split into two parts: this Agenda Item 9 addresses elections, related corporate governance and certain other new or ancillary amendments to articles 9, 15, 18 and 21 of the Articles of Association, while Agenda Item 10 addresses a new section IV to the Articles of Association on “Compensation and Related Provisions” (new Articles 23 through 29).

The amendments proposed in this agenda item are necessary in order to implement changes to the Company’s corporate governance in accordance with the requirements of the Minder Ordinance. These requirements include authorizing the shareholders to elect the Chairman of the Board, the Compensation Committee and the independent proxy. In order to help our shareholders understand these changes, we have created a summary of the main provisions of these amendments in the chart below. Because this is just a summary of the relevant provisions, please refer to Annex A for the full text of the proposed amendments before voting. Annex A is marked to show all changes that are being voted upon as part of this Agenda Item.

Summary of Agenda Item 9 Amendments to the Articles of Association Related to Minder Ordinance

Article Amendment	Explanation

Powers of the General Meeting (Articles 9, 15, 18 and 21)

The amendment provides the shareholders voting at an annual general meeting the non-transferable power to annually:

•elect the Chairman of the Board;

•elect members of the Compensation Committee;

•elect the independent proxy; and

•approve the maximum aggregate compensation of the Board and Executive Management.

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AGENDA ITEM 9

Article Amendment	Explanation

Independent Proxy and Other Proxies (Article 15)

•Shareholder representation by a corporate proxy or by depositary proxies under Swiss law is no longer permitted.

•The amendment provides for shareholders to annually elect an independent proxy.

•The amendment clarifies that members of the Board and custodians may still represent shareholders in specific, individualized circumstances.

•The independent proxy is obliged to exercise the represented voting rights in accordance with shareholder instruction and, if no instructions are obtained, will abstain from voting.

•Shareholders may grant powers of attorney and may issue instructions to the independent proxy by written or electronic means.

•If the independent proxy is not available to hold office (e.g. if it resigns mid-term), the Board of Directors may appoint a new independent proxy for the next annual general meeting.

•The independent proxy may be represented at an annual general meeting by a representative or a subordinate.

The Board of Directors (Article 18)

•The amendment eliminates the previously implemented transition period for purposes of providing for annual Board elections.

•Our Chairman of the Board and all members of the Board of Directors are elected annually.

•If the Chairman is not available to hold office (e.g. if the Chairman resigns mid-term), the Board of Directors may appoint a Chairman to serve until the next annual general meeting.

The Compensation Committee (Article 21)

•The amendment provides for members of the Compensation Committee to be elected by the shareholders annually from the members of the Board of Directors. The Board will appoint the Chairman of the Compensation Committee.

•The amendment specifies that all Compensation Committee members must be independent directors (as defined by applicable laws and regulations).

•The amendment sets out the main powers and responsibilities of the Compensation Committee, which are generally consistent with its current powers and responsibilities. The Board of Directors may assign and specify additional responsibilities, which it expects to implement through the charter for the Compensation Committee.

•If the Compensation Committee has fewer than three members (e.g., due to resignations mid-term), the Board of Directors will appoint members of the Compensation Committee until the next annual general meeting.

Further Minor Amendments (Articles 9, 18, 19, 20 and 29; editorial changes in certain other articles)

•In Article 9, “annual report” is changed to “management report” in order to reflect a change in terminology in new Swiss accounting legislation.

•The paragraphs relating to officer and director indemnification and insurance are deleted from Article 18 and are now covered by new Article 23(e).

•Article 19(b) clarifies that the Board may only delegate the management of the business to natural persons (and thus not to legal entities), as required by the Minder Ordinance.

•In Article 20, the Board of Directors is obliged to prepare, among other items, the newly required annual compensation report. This Swiss Compensation Report is included in our Annual Report, which is provided in the proxy materials.

•The Articles of Association are re-numbered, cross-references are adjusted accordingly, and certain editorial change are included.

ACE GROUP 2015 PROXY STATEMENT   33

AGENDA ITEM 9

What happens if shareholders do not approve these amendments to the Articles of Association?

The Board has proposed these amendments in order to implement the provisions of the Minder Ordinance, many of which are mandatory and already in effect. If the shareholders do not approve this proposal, the Board will consider the reasons that the shareholders did not approve the proposal, if known, and will seek shareholder reconsideration of the proposal or a revised proposal at next year’s annual general meeting. Alternatively, the Board may call an extraordinary general meeting of the shareholders for reconsideration of the proposal or a revised proposal. In certain cases, such as with respect to responsibilities of the Compensation Committee, the Board will have the authority to issue appropriate regulations until shareholders have approved an amendment to the articles relating to such regulations.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

34   ACE GROUP 2015 PROXY STATEMENT

Agenda Item

Our Board of Directors is asking shareholders to approve the proposed amendments to the Articles of Association contained in Annex B. These amendments consist of a new section IV of the Articles of Association on “Compensation and Related Provisions”

(containing new articles 23 through 29), and are intended to implement certain Board and Executive Management compensation requirements of the Minder Ordinance.

Explanation

As we explained in Agenda Item, the vote on the amendments to the Articles of Association that are required under the Minder Ordinance is split into two parts. This Agenda Item 10 addresses approval of a new section IV of the Articles of Association on “Compensation and Related Provisions” (containing new articles 23 through 29), which concerns Board and Executive Management compensation and related matters.

These proposed amendments to the Articles of Association incorporate certain features of our compensation philosophy and practices, including the manner in which we will seek shareholder approval of compensation payments. In order to help our shareholders understand these changes, we have created a summary of the main provisions of these amendments in the chart below.

Because this is just a summary of the relevant provisions, please refer to Annex B for the full text of the proposed amendments before voting.

Summary of Agenda Item 10 Amendments to the Articles of Association Related to Minder Ordinance

Article Amendment	Explanation

Elements of Compensation (Article 23)

•This new article sets forth the basic principles of Board and Executive Management compensation, clarifies the scope and components of compensation and incorporates the indemnification provisions previously contained in article 18.

•Specifically, the new article provides that the members of the Board of Directors will receive fixed compensation consisting of cash, restricted shares or unrestricted shares.

•The members of Executive Management will receive fixed compensation consisting of base salary and certain other employment payments and benefits, as well as variable compensation in cash and/or equity in accordance with new article 24.

•Subject to the compensation amounts that are approved by the shareholders, this article also provides that Executive Management may be paid by subsidiaries of ACE Limited instead of the parent company.

ACE GROUP 2015 PROXY STATEMENT   35

AGENDA ITEM 10

Article Amendment	Explanation

Incentive and Equity Plans (Article 24)

•This new article sets forth principles for and components of variable compensation, including with respect to cash bonuses, long-term incentive equity awards in the form of stock options, restricted stock, performance shares or other equity interests permitted by a shareholder-approved equity incentive plan, and social security and pension plan contributions by the Company, if applicable.

•Members of Executive Management may also participate in an approved employee share purchase plan, if so determined by the Board of Directors or the Compensation Committee.

•Variable compensation must be based on individual and Company performance criteria, as determined by the Board of Directors or the Compensation Committee.

•Long-term incentive equity awards must consist of instruments permitted by an equity plan approved by the shareholders voting at an annual general meeting by a binding or advisory vote as required by applicable law.

•The Board of Directors or the Compensation Committee may specify further terms and conditions of variable compensation, including grant, vesting, blocking, exercise and forfeiture conditions, adjustment or clawback mechanisms, payment during garden leave and accelerated vesting in case of a change of control or termination of employment.

•The Board of Directors or the Compensation Committee is responsible for determining the proportional balance of annual base salary and the components of variable compensation.

•Equity awards generally constitute compensation for the year during which performance was measured in order to determine the size of the award. Such awards are generally valued at their fair value on the date of grant, as determined by the Board of the Compensation Committee. If the Board or the Compensation Committee deems it reasonable under certain circumstances, such as in the case of off-cycle grants for extraordinary circumstances, it may determine that all or part of an equity award will constitute variable compensation in a different year and may be valued at a different date.

•The Board or the Compensation Committee has discretion to grant long-term incentive equity awards that are linked to future performance in addition to or in lieu of periodic vesting over specific time period(s).

Approval of Compensation (Article 25)

•This new article provides for shareholders to annually approve, in a binding vote, the maximum aggregate compensation amount payable to the members of the Board of Directors until the next annual general meeting. The approved amount is distributable over the applicable one-year period.

•This new article also provides for shareholders to annually approve, in a binding vote, the maximum aggregate compensation amount payable to Executive Management for the next financial year. The approved amount is distributable over the applicable one-year period. This binding vote in relation to Executive Management is in addition to the non-binding, advisory vote to approve executive compensation required by U.S. securities law, which is the subject of Agenda Item 12.

•If the shareholders do not approve an aggregate amount for the Board of Directors or Executive Management, the Board of Directors may submit new proposals and the Company may pay compensation subject to subsequent approval.

•The shareholders voting at an annual general meeting may also authorize a subsequent increase of an aggregate amount or approve an extraordinary bonus.

•If new members of Executive Management are hired or a member is promoted to Chief Executive Officer, an additional, separate amount of up to 40 percent of the approved aggregate amount is available for payment. This does not require separate approval. This flexibility will permit the Board to take action with respect to new hires, which otherwise would likely be a deterrent to attracting quality Executive Management candidates.

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AGENDA ITEM 10

Article Amendment	Explanation

Mandates Outside of ACE (Article 26)

•This new article sets forth the maximum number of additional “mandates” in “supreme governing bodies” of entities outside the Company’s group that a member of the Board of Directors or Executive Management may hold. The expression “mandates” in “supreme governing bodies” is generally understood to refer to a position on a company’s board of directors or an equivalent position. The maximum number of additional mandates that Board members or Executive Management may hold will be as follows:

Public Companies

Board Members—up to four additional mandates (excluding ACE)

Executive Management—up to two additional mandates (excluding ACE)

Private Companies

Board and Executive Management—up to ten additional mandates (excluding ACE)

Non-Profit, Charitable or Similar Entities

Board and Executive Management—up to ten additional mandates (excluding ACE)

•Mandates within the same group or by order of another company are not counted separately. A member of the Board or Executive Management may exceed the limits set forth above for a short period of time.

The Board of Directors believes that its proposed approach strikes an appropriate balance between effectively limiting the number of mandates and allowing the Company to find and retain directors and members of Executive Management who have broad experience and significant engagements in business, scientific, cultural and social organization and institutions.

Agreements with Executive Management (Article 27)

•This new article specifies a maximum 12-month duration and notice period for compensation-related agreements with the members of the Board and Executive Management. In addition, the Company may enter into post-employment non-competition agreements with members of Executive Management for up to two years after termination of employment.

Retirement Benefits (Article 28)

This new article clarifies the treatment of contributions to and benefits under Company pension plans for Executive Management, including the following:

•The Company may establish one or more independent pension plans, and contributions made by the Company to the pension plans on behalf of an employee are deemed to be part of the employee’s compensation.

•In addition, the Company may directly offer retirement benefits that are outside the scope of the Company-established pension plans described above to members of Executive Management. The amount of such retirement benefits in a particular year for each member of Executive Management may not exceed the most recent annual base salary paid to such member of Executive Management.

•The Company is permitted to pay bridge or interim annuities between early retirement and the regular retirement age and to allow members of Executive Management to participate in the health plans maintained by the Company.

Legal Nature (Article 29)	•This new article provides that the “Compensation and Related Provisions” section of the Articles of Association is of a company-law nature and does not create individual claims for benefits.

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AGENDA ITEM 10

Our Compensation Philosophy

Executive Management

The goal of our compensation program is to fairly compensate our Executive Management and employees and to enhance shareholder value by closely aligning our compensation philosophy and practices with the interests of our shareholders. Our compensation practices are structured to:

•	Attract, retain and motivate high caliber executives to serve as Executive Management and to support the human resource requirements of our business in all the global markets in which we operate.

•	Emphasize variable compensation (annual cash bonus and long-term incentive equity) as the majority of each executive’s total compensation and closely link this to our financial performance—both in relative and absolute terms.

•	Encourage business decision-making aligned with the long-term interests of the Company and our shareholders without encouraging or rewarding excessive risk.

Board of Directors

ACE’s Board of Directors represents shareholder interests through overall management of the Company and its operations. The Board reviews and approves the Company’s strategy and supports disciplined execution of these goals, contributing significantly to ACE’s continued growth and outstanding short-term and long-term financial performance.

•	Board members, with the exception of the Chairman and Chief Executive Officer (whom we refer to as our CEO), are not employees of the Company and receive fixed compensation for their role as directors, committee members and committee chairs.

•	Board member compensation is not tied to the achievement of specific corporate results or performance targets. Instead, the amounts paid are based on the U.S. market for board membership of similarly-sized companies within the insurance industry.

The amendments under Agenda Item 10 are intended to implement the requirements of the Minder Ordinance in a manner that enables us to continue to practice this compensation philosophy.

What happens if shareholders do not approve this proposal?

The Board has proposed the amendments in order to implement the provisions of the Minder Ordinance, many of which are mandatory and already in effect. If the shareholders do not approve this proposal, then the Board will consider the reasons the shareholders did not approve the proposal, if known, and will seek shareholder reconsideration of the proposal or a revised proposal at next year’s annual general meeting. Alternatively, the Board may call an extraordinary general meeting of the shareholders for reconsideration of the proposal or a revised proposal.

Shareholders should also know that, if the proposed amendments are not approved, the Company will be prohibited from paying certain forms of compensation, including bonus and equity awards, after the Annual General Meeting until the proposed amendments are adopted.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

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11.1 Compensation of the Board of Directors until the Next Annual General Meeting

Agenda Item

Our Board of Directors is asking shareholders to approve a maximum total of $4.2 million in aggregate compensation for the members of the Board of Directors until the 2016 annual general meeting.

Explanation of Proposal

All compensation to directors (other than Mr. Greenberg, who does not receive compensation for his service as a director) from the date of the Annual General Meeting through the 2016 annual general meeting is subject to this maximum aggregate amount. This includes all annual retainer fees, committee chair fees and equity awards provided to the directors. It also includes the value of dividend equivalents paid with respect to certain outstanding deferred restricted stock units (which we stopped granting in 2009) held by some of our longer-serving directors, and certain other payments described in the 2014 Director Compensation table in this proxy statement.

The requested $4.2 million is based on a zero percent increase from last year in retainer fees and committee chair fees; an estimate for the dividend equivalents and other payments described above similar to last year’s; and a small cushion to permit per-meeting fees in case of special Board meetings as described in our Director Compensation Parameters.

Explanation of New Swiss Requirement

Beginning in 2015, Swiss law requires shareholders to ratify, on an annual basis and in a separate binding vote, the maximum aggregate amount of compensation that can be paid, granted or promised to the Board of Directors. The details establishing this vote are in the Articles of Association described in Agenda Item 10 or, until the amendments have been approved, will be determined by the Board of Directors.

Q&A relating to Shareholder Ratification of the Maximum Aggregate Compensation of the Board
For which period does the Board compensation approval apply?	The approval applies to compensation for the period from the Annual General Meeting until the end of the next annual general meeting.
What does the maximum aggregate compensation amount include?	The maximum includes a lump sum amount for all potential compensation elements for the period, including: •Annual retainers •Committee chair fees •Attendance fees •Equity awards
Where can I find more information about director compensation?

For reference, the amounts of compensation paid to directors in 2014 can be found in the “Director Compensation” section beginning on page 61 of this proxy statement. Under the Minder Ordinance, we now also publish an audited annual compensation report: the Swiss Compensation Report, which is included within our Annual Report. These documents are available to shareholders in their proxy materials.

ACE GROUP 2015 PROXY STATEMENT   39

AGENDA ITEM 11

What process does the Company use to determine the maximum aggregate compensation amount?	Our Board determined the maximum aggregate amount by considering amounts paid under our Director Compensation Parameters, which the Board left unchanged (a zero percent increase), by estimating an amount for dividend equivalents paid with respect to certain outstanding deferred restricted stock units (which we stopped granting in 2009) held by some of our longer-serving directors, and by adding a small cushion to permit per-meeting fees to be paid in accordance with our Director Compensation Parameters in case of additional meetings, should they be necessary. For more information please see the “Explanation of Proposal” below.

Who determines the actual compensation for each individual Board member?	The Board or the Nominating & Governance Committee determine the actual individual compensation of each member of the Board, subject to the maximum aggregate compensation amounts ratified by the shareholders.

Board of Directors Role and Compensation

ACE’s Board of Directors represents shareholder and other stakeholder interests through overall management of the Company and its operations. The Board reviews and approves the Company’s strategy and supports disciplined execution of these goals, contributing significantly to ACE’s continued growth and outstanding short-term and long-term financial performance.

Board members, with the exception of the CEO, are not employees of the Company and receive fixed compensation for their role as directors, committee members and committee chairs. Board member compensation is not tied to the achievement of specific corporate results or performance targets. Instead, the amounts paid are based on the U.S. market for Board membership of similarly-sized companies within the insurance industry.

Process Used to Determine Maximum Aggregate Compensation for the Board of Directors

Outside Consultant Survey and Analysis of Director Compensation

In February 2015 the Nominating & Governance Committee retained Pay Governance to provide a survey and analysis of Board of Directors compensation, including a comparison of our compensation structure to that of our competitors and other insurance and similarly sized companies.

Our Nominating & Governance Committee considered the Pay Governance survey and analysis, together with other considerations particular to the Company, to set the Director Compensation Parameters in February 2015. At that time, the Nominating & Governance Committee approved the Director Compensation Parameters with no changes, in the form they have been in since 2013, other than to clarify that all per-meeting fees are subject to the maximum amount approved by shareholders. The Board does not expect to change the Director Compensation Parameters until it considers the maximum aggregate pool to be submitted for shareholder approval next year.

The aggregate payout during the one-year period from the Annual General Meeting to the 2016 annual general meeting will be somewhat higher than the corresponding amount during calendar-year 2014 disclosed in the 2014 Director Compensation table in this proxy statement, because we had fewer directors during the first part of 2014 (until the annual general meeting in May 2014) than we have nominated for the coming year.

What happens if shareholders do not ratify the maximum aggregate compensation amount proposed by the Board?

If shareholders do not ratify the maximum aggregate compensation amount proposed by the Board, then the proposed amendments to the Articles of Association require the Board to consider the results of the vote, other shareholder feedback and other matters in its discretion. Then the Board may submit a new proposal for approval of the maximum aggregate amount at next year’s annual general meeting or at an extraordinary general meeting of the shareholders. The Company may continue to pay compensation to the Board subject to the subsequent approval. The Board may also split proposals for approval by submitting proposals with respect to particular elements of compensation, shorter periods of time, or a more limited group of persons. However, rejection of this proposal could lead to material uncertainty with respect to the Company’s compensation arrangements and could detrimentally impact the Company’s ability to attract and retain directors.

Voting Requirement to Approve Agenda Items

The affirmative “FOR” vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

40   ACE GROUP 2015 PROXY STATEMENT

AGENDA ITEM 11

11.2 Compensation of Executive Management for the Next Calendar Year

Agenda Item

Our Board of Directors is asking shareholders to approve a maximum total of $49 million in aggregate compensation for the members of Executive Management for the next calendar year (2016).

Explanation of Proposal

The maximum aggregate amount includes the total compensation to be paid, granted or promised to Executive Management for the next calendar year, including base salary, annual cash bonus and long-term equity awards, as well as Company contributions to retirement plans, perquisites and the value of other special services provided to Executive Management. The elements of compensation covered by this approval are described in Articles 23 and 24 of our Articles of Association, as we propose to amend them in Agenda Item 10. The annual cash bonus and long-term equity awards for 2016 are based on and subject to the Compensation Committee’s consideration of year-end financial results, and will be awarded in 2017 with respect to performance during calendar year 2016.

For comparison, the aggregate compensation for Executive Management (consisting of the same persons as those currently making up Executive Management) in 2014 was $40.7 million. As an example, an increase to 2014 total compensation for Executive Management of approximately 10 percent for 2015 and 10 percent for 2016 would result in total compensation of approximately $49 million in 2016. It is important for shareholders to understand that this example reflects only potential compensation and performance-based awards for 2015 and 2016. However, the proposed maximum aggregate compensation amount for the next calendar year was arrived at under the assumption, and plan, that 2016 compensation awards will be determined consistent in practice with determination of 2014 awards.

This new agenda item for shareholders does not, in itself, require us to change any of the compensation principles adhered to by our Board and Compensation Committee, which are described in our Articles of Association, as we propose to amend them in Agenda Item 10, and the Compensation Discussion & Analysis section of this proxy statement. A significant portion of compensation of Executive Management will remain “at risk” or “variable” and dependent on Company and individual performance. At ACE, base salary generally becomes a lesser percentage of overall compensation the more senior the position. We expect to continue this emphasis on at-risk compensation to align management and shareholder interests. In 2014, 94 percent of CEO compensation and 84 percent of our other Executive Management compensation was at-risk, in the form of a variable bonus, stock options, restricted share grants and performance share awards.

Our approach to the new Swiss-required Executive Management say-on-pay vote in this Agenda Item permits shareholders to vote on executive compensation relating to the upcoming year, while the U.S. Securities and Exchange Commission (SEC) say-on-pay advisory vote in Agenda Item 12 provides shareholders an opportunity to vote looking back at actual compensation paid out to NEOs in the calendar year before the date of the proxy statement. In that sense, the U.S. SEC say-on-pay vote will provide additional accountability for the way we use the maximum amounts approved in advance via this Swiss Executive Management say-on-pay vote.

Maximum Aggregate Compensation Dependent Upon Company and Individual Performance

Maximum potential awards and payments at the top of applicable ranges will only be made if individual and Company performance meet performance thresholds set by the Board or Compensation Committee in accordance with the Articles of Association and the Company’s bonus and equity incentive plans. Equity awards will be valued at the fair value at the time of grant in accordance with Article 23(e) of our Articles of Association, as we propose to amend them in Agenda Item 10. Actual amounts realized by Executive Management will depend on various factors including our future stock price. Although the Company will not necessarily award the maximum aggregate amount of compensation, we request that our shareholders approve the maximum aggregate amount of $49 million in order to assure that the Company has the flexibility to reward superior performance and to respond to unforeseen circumstances that may arise in calendar year 2016.

Explanation of New Swiss Requirement

Beginning in 2015, Swiss law requires our shareholders to ratify, on an annual basis and in a separate binding vote, the maximum aggregate amount of compensation that can be paid, granted or promised to the members of Executive Management. The details establishing this vote will be set forth in the Articles of Association or, until the amendments have been approved, determined by the Board of Directors. In accordance with the amendments to the Articles of Association proposed under Agenda Item 10, the aggregate amount of the compensation for Executive Management relates to the subsequent calendar year.

ACE GROUP 2015 PROXY STATEMENT   41

AGENDA ITEM 11

Below are summary answers to certain questions that shareholders may have in connection with this proposal.

Q&A Relating to Shareholder Ratification of the Maximum Aggregate Compensation of Executive Management
For which period does Executive Management compensation approval apply?

The approval applies to compensation for the next calendar year (2016), including variable compensation that may be paid or granted in the year following the next calendar year based upon satisfaction of performance targets.

What does the maximum aggregate compensation amount include?	It includes a lump sum amount for all potential compensation elements for the period, including:
•Fixed Compensation – Base Salary

•Variable Compensation including:

– Cash Bonus

– Long-term equity incentive awards

– Retirement contributions

– Additional personal benefits including limited perquisites and provisions for post-employment compensation

How is future compensation for 2016 valued for purposes of this requested approval?

The proposed maximum aggregate compensation amount for Executive Management will establish a budget to be used by the Board for Executive Management compensation for 2016. To calculate depletion of this budget and amounts remaining within the shareholder approved amount, cash payments will be valued at the amount actually paid for the various portions of compensation paid in cash; that is, the proposed amount does not factor in a discount to present value.

In accordance with Article 24(e) of our Articles of Association, as we propose to amend them in Agenda Item 10, equity awards will be valued at the fair value on the date of grant, which may be less than the full market value of the shares subject to particular awards. Equity awards may also be either less than or greater than the amount Executive Management ultimately realizes with respect to the awards upon their vesting, exercise or termination. Fair value for awards will be assessed as follows:

•stock options: the applicable Black-Scholes value at the date of grant

•time-based restricted share grants: 100% of the market value of the subject shares as of the date of grant

•performance share awards: 50% of the market value of the shares subject to the entire award, inclusive of both the target awards and the premium awards as described elsewhere in this proxy statement.

In all cases, amounts actually realized by Executive Management for their equity awards could be less or more than the fair value at time of grant because the stock price for ACE shares may increase or decrease between the date of grant and the date the shares actually vest, if they vest.

In addition to this potential for share price fluctuation, the fair value of stock options is less than 100% of the value of the shares subject to the options because the options have an exercise price equal to the market value on the date of grant. The fair value of performance shares is less than 100% of the value of the shares subject to the awards on the date of grant because the relevant performance hurdles, for both target awards and performance awards, may not be met. This means that members of Executive Management may realize less than the value of the target awards or no value at all should awards fail to meet performance hurdles. Amounts realized will only exceed the fair value on the date of grant if premium award shares subject to the awards actually vest (in the case of performance share awards) or if the share price on the date of exercise (net of exercise price, in the case of stock options) exceeds the share price at the time of grant.

42   ACE GROUP 2015 PROXY STATEMENT

AGENDA ITEM 11

In the Summary Compensation Table of this proxy statement and in our Swiss Compensation Report contained in the Annual Report, stock options are similarly valued at a Black-Scholes value, and performance shares are reflected at 50% of the value of the entire award (i.e., 100% of the value of the target award). The Summary Compensation Table also includes in a footnote information about the grant date full (potential) value of 2014 performance share awards for NEOs.

Who determines the actual compensation for each individual member of Executive Management?

The Board or the Compensation Committee determines the actual individual compensation of each member of Executive Management, subject to the maximum aggregate compensation amounts ratified by the shareholders and other limitations contained in the Articles of Association and the Company’s bonus and equity incentive plans. The actual aggregate amount of compensation paid to the individual members of Executive Management may be lower than the maximum aggregate compensation amount for which the Board is seeking ratification. This is because the maximum aggregate compensation amount is calculated based on the assumption that all performance and other measures of applicable bonus and equity-based compensation plans are met or substantially exceeded.

Where can I find more information about Executive Management compensation?

For reference, the “Compensation, Discussion and Analysis” section of this proxy statement contains detailed information about executive compensation. Under the Minder Ordinance, we now also publish an audited annual compensation report: the Swiss Compensation Report, which is included within our Annual Report. These documents are available to shareholders in their proxy materials.

ACE Executive Management, Role and Compensation

ACE’s Executive Management is appointed by the Board, and is based on the applicable provisions of Swiss law. Executive Management presently consists of: Evan G. Greenberg, Chairman, President and CEO; Philip V. Bancroft, Chief Financial Officer; John W. Keogh, Vice Chairman and Chief Operating Officer; Chairman, ACE Overseas General; John J. Lupica, Vice Chairman; Chairman, Insurance—North America; and Joseph F. Wayland, General Counsel.

Executive Management has accountability for corporate strategy, providing constant leadership to the organization on the execution of that strategy, and ensuring that the financial performance of the Company creates shareholder value both in the short and long term.

ACE’s Executive Management receives both fixed and variable compensation for their work. The majority of their compensation is variable, in the form of annual cash bonus and long-term equity awards – both of which are directly linked to the financial performance of the Company.

The determination of annual variable compensation follows from a thoughtful and disciplined assessment of Company performance in both absolute and relative terms, fostering clear alignment between annual compensation and Company financial performance.

Process Used to Determine Maximum Aggregate Compensation for Executive Management

The Board of Directors calculates the maximum aggregate compensation amount based on the assumption that compensation for Executive Management will be at the maximum of all applicable ranges, meaning that all individual and Company performance criteria are met or substantially exceeded. Actual compensation determinations and awards are subject to Board or Compensation Committee determination after the Annual General Meeting. If the Board of Directors were to decide that Executive Management deserves compensation and awards in excess of the maxdimum amount approved by shareholders, we would pay such amounts only with subsequent shareholder approval for that additional amount.

If performance criteria are not met, then the actual aggregate amount of compensation paid to the individual members of Executive Management will be significantly lower than the maximum aggregate compensation amount for which the Board is seeking approval.

What happens if shareholders do not ratify the maximum aggregate compensation amount proposed by the Board?

If shareholders do not ratify the maximum aggregate compensation amount, then the proposed amendments to the Articles of Association require the Board to consider the results of the vote, other shareholder feedback and other matters in its discretion. Then the Board may submit a new proposal for approval of the maximum aggregate amount at next year’s annual general meeting or at an extraordinary general meeting of the shareholders, and the Company may pay compensation to Executive Management subject to the subsequent approval. The Board may also split proposals for approval by submitting proposals with respect to particular elements of compensation, shorter periods of time, or a more limited group of persons.

ACE GROUP 2015 PROXY STATEMENT   43

AGENDA ITEM 11

Voting Requirement to Approve Agenda Items

The affirmative “FOR” vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

44   ACE GROUP 2015 PROXY STATEMENT

Agenda Item

Our Board of Directors is asking shareholders to approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC for the year ended December 31, 2014, including the Compensation Discussion & Analysis, compensation tables and related material disclosed in this proxy statement. We refer to our named executive officers, who are determined based on applicable SEC rules, as NEOs.

Explanation

This proposal, commonly known as the SEC’s “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation for the fiscal year ended December 31, 2014. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

As we have explained in the “What’s New in This Proxy?” pages and in the “Compensation Discussion & Analysis—Executive Summary”, beginning this year shareholders will have two votes on executive compensation and one vote on director compensation. We believe ACE shareholders will benefit from these multiple say-on-pay votes. Our Board and Compensation Committee value and will use this feedback to continually evolve our compensation programs.

Under SEC rules, this U.S. say-on-pay vote is advisory, and not binding on the Company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will continue to consider the outcome of this vote each year when making compensation decisions for our CEO and other NEOs. To the extent there is any significant vote against NEO compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate the voting results and any actions necessary to address those concerns.

Shareholders should review the “Compensation Discussion and Analysis” beginning on page 66 and the executive compensation tables and related narrative disclosure in this proxy statement for information about the compensation of our NEOs. Our NEOs for 2014 are Evan G. Greenberg, Chairman, President and CEO; Philip V. Bancroft, Chief Financial Officer; John W. Keogh, Vice Chairman and Chief Operating Officer; Chairman, ACE Overseas General; John J. Lupica, Vice Chairman; Chairman, Insurance—North America; and Sean Ringsted, Chief Risk Officer and Chief Actuary.

Our Compensation Program

The goal of our compensation program is to fairly compensate our employees and to enhance shareholder value by closely aligning our executive compensation philosophy and practices with the interests of our shareholders. Over the past several years, we have increased the percentage of long-term equity awards delivered to our NEOs in the form of performance shares. These performance shares vest only if the relative performance criteria that are linked to increased shareholder value are met or exceeded.

We compete for executive talent with property and casualty insurers, specialty insurers, and financial services companies worldwide. We believe our compensation programs are effective in attracting and retaining the highest caliber senior executives with the skills necessary to achieve our strong financial and operating performance objectives.

Our compensation practices are structured to:

•	pay for performance,

•	encourage business decision-making aligned with the long-term interests of the Company, and

•	support the human resource requirements of our business in all the markets, globally, in which we operate.

ACE GROUP 2015 PROXY STATEMENT   45

AGENDA ITEM 12

We continually evolve our executive compensation practices to reflect the highest global standards. Our performance based compensation criteria include key financial performance metrics, relevant business unit performance objectives and non-quantitative objectives that support our long-term strategic plan.

Key features of our executive compensation practices and policies include:

•	Detailed individual and company performance criteria;

•	Significant performance-based equity awards;

•	Carefully constructed peer groups, reevaluated annually;

•	No tax reimbursements and gross-ups for U.S.-based senior management;

•	Clawback of unvested equity compensation;

•	Mandatory executive share ownership guidelines; and

•	Anti-hedging policy for our executive officers whose compensation is reported in the compensation tables of this proxy statement.

We are asking our shareholders to indicate their support for our NEO compensation as described on pages 66-103 of this proxy statement, which include the “Compensation Discussion & Analysis” section and the compensation tables and related narrative disclosure.

Accordingly, we ask our shareholders to vote “FOR” the proposal at the Annual General Meeting to approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in the Company’s proxy statement.

Voting Requirement to Approve Agenda Item

This agenda item is an advisory vote. As such, it is not binding in nature. Therefore, there is no specific approval requirement. However, the Board of Directors will consider that the shareholders have approved executive compensation on an advisory basis if this agenda item receives the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots.

46   ACE GROUP 2015 PROXY STATEMENT

Overview

We are committed to the highest levels of ethical conduct and corporate governance standards, through our corporate values and culture. As an insurance company, we are in the business of managing risk. Our corporate governance helps us mitigate and manage risks we face as an organization by providing a framework that guides how management runs the business and how our Board provides oversight. We review and evolve corporate governance at our company regularly.

Our Board of Directors’ corporate governance policies comply with the rules of the SEC, the listing standards of the New York Stock Exchange, which we refer to as the NYSE, and Swiss law. Our compliance with U.S. laws includes compliance with the Sarbanes Oxley Act of 2002, the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, and other statutes applicable to corporations doing business in the U.S. To balance our NYSE listing and Swiss incorporation requirements, we:

•	adhere to SEC and NYSE governance and compensation regulations and best practices, and

•	also comply with Swiss corporate laws that necessarily impose various restrictions and requirements resulting from our place of incorporation.

We have adopted Organizational Regulations, Corporate Governance Guidelines and Categorical Standards for Director Independence covering issues such as executive sessions of the Board of Directors, director qualification and independence standards, Board leadership, director responsibilities and procedures, director equity ownership guidelines, management evaluation and succession and Board self-evaluations. Our Board has established committees that help with oversight of the Company and its operations, and these committees govern themselves pursuant to the Organizational Regulations and charters that are reviewed at least annually and amended as necessary.

Corporate Governance Documents

The following governance documents are available on our website in the Investor Information section at

http://investors.acegroup.com/investor-information/corporate-governance/default.aspx.

•	Articles of Association

•	Organizational Regulations

•	Corporate Governance Guidelines

•	Committee Charters

•	Categorical Standards for Director Independence

•	Code of Conduct

You may also request copies of any of these documents by contacting our Investor Relations department:

Telephone — +1 (441) 299-9283; or

E-mail — investorrelations@acegroup.com

ACE GROUP 2015 PROXY STATEMENT   47

CORPORATE GOVERNANCE  ¡  OUR CORPORATE GOVERNANCE FRAMEWORK

Our Corporate Governance Framework

Board Independence	•The Board has determined that 13 out of 14 of our directors are independent under NYSE regulations and our Categorical Standards for Director Independence. •Our CEO is the only management director.
Board Composition

•Under Swiss law, our shareholders elect directors and determine the number of directors on the Board. Currently, our Articles of Association state there can be between 3 and 20 directors, but these boundaries may be changed by the shareholders.

•Our Categorical Standards for Director Independence include director qualification standards and require our Nominating & Governance Committee to annually review Board composition and the skills and attributes of individual Board members, including consideration of diversity factors.

•Individuals may not be nominated or re-nominated to the Board after they reach 75 years of age; this prohibition is waived from time to time as deemed advisable by the Board.

•In 2014, we added four new Directors, and two long-tenured Directors retired.

Board Committees

•We have five Board committees – Audit, Compensation, Nominating & Governance, Risk & Finance, and Executive.

•All committees are composed entirely of independent directors, with the exception of the Executive Committee (our Chairman and CEO serves on this Committee).

Leadership Structure

•Our Chairman is CEO of our company. He interacts closely with our independent Lead Director.

•Our Lead Director is appointed by the other independent directors. Among other duties, our Lead Director chairs executive sessions of the independent directors to discuss certain matters without management present. These executive sessions take place at least every regular Board meeting.

•The Lead Director has the ability to call special meetings or schedule executive sessions with the other independent Board members.

Risk Oversight

•Our full Board and the Risk & Finance Committee are responsible for risk oversight. Our Board oversees management as it fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks.

Open Communication

•We encourage open communication and strong working relationships among the Lead Director, Chairman and other directors.

•Our directors have access to members of management and employees, and our Lead Director and members of our Committees regularly communicate with members of management other than the CEO on a variety of topics.

•Shareholders and other interested parties can contact our Board, Audit Committee or Lead Director by email or regular mail.

Accountability to Shareowners

•We elect our directors by majority shareholder voting. There is no plurality concept built into our shareholder voting, unless the number of nominees exceeds the maximum number of director positions as set by shareholders in our Articles of Association. This is because shareholders can determine the number of Board positions and all nominees who receive a majority of votes cast are, by law, elected to the Board.

•The Board may not appoint directors to fill vacancies.

•Our Chairman, members of the Board of Directors and members of the Compensation Committee are each elected annually.

Succession Planning

•The Board actively monitors our succession planning and management development; they receive regular updates on employee engagement, diversity and retention matters.

•Chairman and CEO succession plans under various scenarios are discussed and reviewed annually.

48   ACE GROUP 2015 PROXY STATEMENT

CORPORATE GOVERNANCE  ¡  GOVERNANCE PRACTICES AND POLICIES THAT GUIDE OUR ACTIONS

Governance Practices and Policies that Guide Our Actions

Our Code of Conduct

Our Board has adopted a Code of Conduct applicable to all directors, officers and employees, which sets forth the basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, compliance with laws and regulations (including insider trading laws) and reporting illegal or unethical behavior.

Director Stock Ownership Requirements

Our Corporate Governance Guidelines specify director equity ownership requirements. ACE compensates independent directors with restricted stock awards to help meet these requirements. ACE requires minimum equity ownership of $600,000 for outside directors (based on stock price on date of award). Each director has until the fifth anniversary of his or her initial election to the Board of Directors to achieve this minimum.

Executive Sessions of Directors

Our non-management directors meet for an executive session of the Board at each quarterly Board meeting. Our CEO is our only non-independent director and does not attend these sessions. Our Lead Director, Robert M. Hernandez, is the presiding director for executive sessions of non-management and independent directors. Executive sessions are also common for special meetings of the Board and ad hoc committees that are created from time to time to provide oversight over specific matters. Similarly, our Committees (other than the Executive Committee) generally conduct an executive session at their meetings, with only Committee members and no members of management present.

Continuing Education for Directors

We provide ongoing programs for existing directors, covering, among other things, the Company’s business, organizational and management structure, results of operations and financial condition, including critical accounting policies, budgets and forecasts and corporate governance and risk management. Directors are encouraged to attend these and other appropriate continuing education programs. In 2014, we sponsored sessions for our Risk & Finance Committee members and our Audit Committee members. In addition, many of our directors attended outside director education programs.

Related Party Transaction Guidelines

We have adopted Related Party Transaction Guidelines that require our Nominating & Governance Committee to review and approve or ratify certain transactions between ACE and any related persons.

Shareholder Outreach Program

We speak with our shareholders on a regular basis throughout the year. ACE Investor Relations and other members of management speak with analysts and others who advise our shareholders on their ownership positions about general matters related to our Company. But we also conduct shareholder outreach to discuss and solicit feedback about corporate governance and executive compensation matters. Each year, this outreach program results in individual meetings or telephone conferences with shareholders who hold in aggregate a majority of our outstanding shares.

Management and the Board recognize the value of taking our shareowners views into account. Feedback from our shareholders helps us understand how they view us, set goals and expectations for our performance, and identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations.

Open Lines of Communication

The ACE Ethics Help Line is a free, confidential service you can call 24 hours a day if you have questions or concerns about ethics or integrity at ACE. Please visit our website for specific contact information at: www.acegroup.com/contact-ace/ace-ethics-helpline.aspx.

We have a process for shareholders, employees and other interested parties to send communications to the Board:

To contact the Board about accounting or auditing matters, you may send an e-mail to the Chairman of the Audit Committee at: chmnaudit@acegroup.com. The Corporate Secretary has access to this e-mail address.

For other matters you may send an e-mail to: corpsecy@acegroup.com.

You may also contact the Lead Director, any director, non-management and independent directors, the Chairman of the Board, or the Chair of any Board Committee by sending an e-mail to our Lead Director, Robert Hernandez, at LeadDirector@acegroup.com. The Corporate Secretary has access to this e-mail address.

ACE GROUP 2015 PROXY STATEMENT   49

CORPORATE GOVERNANCE  ¡  GOVERNANCE PRACTICES AND POLICIES THAT GUIDE OUR ACTIONS

If you wish to send written communications, please mail to the Board c/o Secretary, ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland, although mail to Switzerland is not as prompt as e-mail. The Corporate Secretary will forward all communications to the Board to the Lead Director.

ACE and the Environment

ACE has a responsibility not only to provide solutions that help clients manage environmental and climate change risks, but also to control our own ecological impact and contribute to environmental causes. We also believe that the well-being of society depends on a healthy environment and that a proper ethic strives for a sustainable balance between development and preservation.

Climate change is an important and serious issue for the global insurance industry because it is our business to provide security against many of the property and casualty-related risks posed by such change. With operations in 54 countries, ACE’s business and operating models are exposed to the full impact of global climate change. The potential physical effects of climate change present a risk to the Company, and therefore, have been integrated into ACE’s overall risk management process.

Environmental risks are evaluated at least annually at three governance levels, with the company’s senior management actively engaged in each. The Company’s executive Risk and Underwriting Committee, product boards and credit committees meet as frequently as monthly to evaluate specific risks and risk accumulations in ACE’s business activities and investments, while the Board of Directors’ Risk & Finance Committee meets regularly with company management. Various reports are provided at least quarterly to business division management, product boards, credit committees, senior management, the executive Risk and Underwriting Committee and the full Board of Directors, as well as its Risk & Management Committee.

The goals and objectives of our environmental program, including a plan to reduce the Company’s greenhouse gas emissions by 10 percent per employee, are evaluated annually and approved by the CEO.

ACE Philanthropy

ACE firmly believes that positive contributions to the fabric of our communities return long-lasting benefits to society, our employees and our company. ACE supports the communities around the world in which our employees live and work through our established philanthropic entities and through company-sponsored volunteer initiatives. In 2014, the ACE Foundations—ACE Charitable Foundation, ACE Foundation-International, and ACE Foundation-Bermuda—distributed more than $4.3 million in charitable grants and matching gifts to organizations throughout the world.

To learn more about ACE’s wide-ranging global philanthropic initiatives in the areas of education, poverty and health, the environment and disaster relief, visit our website at: www.acegroup.com/about-ace/philanthropy/#sthash.xalDqsbf.dpuf.

Director Nomination Process and Annual Board Skills Review

The Board’s Nominating & Governance Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Nominating & Governance Committee considers each person’s judgment, experience, independence and understanding of our business or other related industries, as well as other factors it determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating & Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

50   ACE GROUP 2015 PROXY STATEMENT

CORPORATE GOVERNANCE  ¡   DIRECTOR NOMINATION PROCESS AND ANNUAL BOARD SKILLS REVIEW

Our Corporate Governance Guidelines require the Nominating & Governance Committee to review annually the skills and attributes of Board members within the context of the current make-up of the full Board. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that well serve our governance and strategic needs. We consider Board candidates on the basis of a range of criteria, including:

Director Skills Criteria

Directors should have the following skills and attributes:

•	broad-based business knowledge and contacts,

•	prominence and sound reputation in their fields,

•	global business perspective and commitment to good corporate citizenship,

•	ability to provide wise and thoughtful counsel to top management on the full range of potential issues facing the Company,

•	should represent all shareholders and not any special interest group or constituency.

•	the highest personal and professional integrity and commitment to ethical and moral values, and

•	the time necessary to fully meet their duty of care to the shareholders, as well as willingness to commit to service over the long haul, if called upon.

In accordance with its charter, the Nominating & Governance Committee identifies nominees for directors from various sources. We do not generally retain third-party consultants to assist in identifying and evaluating potential nominees, although the Nominating & Governance Committee may do so if it desires.

The Nominating & Governance Committee will consider shareholder recommendations for director candidates, but the Nominating & Governance Committee has no obligation to recommend such candidates. Assuming that appropriate biographical and background material (including qualifications) is provided for candidates recommended by shareholders, the Nominating & Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, it should be sent to: Corporate Secretary, ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland.

The Board of Directors

Our Board oversees our business and monitors the performance of management. The directors keep themselves informed by discussing matters with the CEO, other key executives and our principal external advisors, such as legal counsel, outside auditors, and other consultants. They also read the reports and other materials that we send them regularly and participate in Board and committee meetings.

Board Meetings Held

The Board usually meets a minimum of four times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met six times during 2014, including two telephonic meetings. All directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member that were held during 2014.

Director Independence and Other Information

The Board has determined that the following directors and nominees are independent under the listing standards of the NYSE: Michael G. Atieh, Mary A. Cirillo, Michael P. Connors, John Edwardson, Robert M. Hernandez, Peter Menikoff, Leo F. Mullin, Kimberly Ross, Theodore E. Shasta, Robert Scully, Eugene B. Shanks, Jr., David Sidwell and Olivier Steimer. The Board also determined that Thomas J. Neff and Robert Ripp, who retired from the Board in May 2014, met the independence requirements during the time they were directors, including the independence criteria applicable to members of the Compensation Committee (in the case of Mr. Neff) and Audit Committee (in the case of Mr. Ripp). Our independent directors constitute a substantial majority 13 out of 14 of our Board of Directors. In making its determination of independence, the Board applied its Categorical Standards for Director Independence and determined that no other material relationships existed between the Company and these directors.

SEC regulations require us to describe certain legal proceedings, including bankruptcy and insolvency filings, involving nominees for the Board of Directors or companies of which a nominee was an executive officer. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines in January 2004 and Chairman in April 2004. In September 2005, Delta Air Lines voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Board Composition and Diversity

We believe that a variety of perspectives, opinions and backgrounds among the members of the Board is critical to the Board’s ability to perform its duties and various roles. We strive to maintain, and we

ACE GROUP 2015 PROXY STATEMENT   51

CORPORATE GOVERNANCE  ¡  THE BOARD OF DIRECTORS

encourage, diversity of thought among Board members, which makes the body as a whole more effective. Our Board includes ethnic and religious minorities, members from multiple countries, both genders, and people from many walks of life and disciplines. The make-up of the Board has evolved, and broadened, as ACE has grown and evolved as a company, and continued diversity is expected.

The Board of Directors is elected by our shareholders and they have the legal and structural power to determine the Board’s composition. Under our Articles of Association and Swiss law, the Board is entrusted with the ultimate direction of the Company, and is responsible for ensuring appropriate policies, procedures and leadership (including at Board level) are in place. The Nominating & Governance Committee was established in large part to focus on Board composition matters.

Our Corporate Governance Guidelines help ensure that the Board, as it evolves, will have the collective skills, experience, independence and diversity to enable it to function as well as possible for the short term and long term. Those guidelines instill in the Nominating & Governance Committee responsibility for oversight of this objective, although we do not have a formal Board diversity policy.

Board Tenure Diversity

Independent Board leadership is important to ACE and currently 13 of our 14 directors are independent. Board tenure diversity is equally important as we seek to achieve the appropriate balance of tenure years of service. Our more senior directors have a deep knowledge of our company, while new directors provide fresh perspectives. Our current Board of Directors has an average tenure of 10 years.

Our Corporate Governance Guidelines set a retirement age of 75 years old, after which directors may no longer be nominated or re-nominated to the Board. This guideline is waived from time to time as deemed advisable by the Board.

Each of our directors represents stockholders as a whole rather than any particular stockholder or group of stockholders. Individual directors are required to notify the Nominating & Governance Committee’s Chair, and the Chairman of the Board, of any change in business or professional affiliations or responsibilities, including retirement, so that diversity, conflicts and other Board composition issues can be considered. The Lead Director is also involved in this evaluation process. A director is required to offer his or her resignation from the Board in the event a director leaves a full-time job or otherwise materially changes his or her full-time employed position or status for any reason (for example, by resignation, termination, reassignment, or retirement). The resignation may be accepted or not accepted, on behalf of the Board, by the Chair of the Nominating & Governance Committee after consulting with other Committee or Board members in the reasonable discretion of the Chair. In addition, under our Corporate Governance Guidelines, a director should offer to resign if the Nominating & Governance Committee concludes that he or she no longer meets the Company’s requirements for service on the Board.

Moreover, the ACE Code of Conduct applies to the Board and its decisions, not just Company employees. The Code of Conduct prohibits discrimination on the basis of any characteristic protected by law, and we make all director nomination decisions and set all terms and conditions of the appointment of directors without regard to these characteristics. ACE is committed to providing an environment in which diversity is valued, and this is particularly true with respect to the Board of Directors.

Annual Board Evaluations

Our Nominating & Governance Committee annually performs evaluations of the Board and a self-evaluation of the Committee. In that context, they further consider the composition of the Board.

52   ACE GROUP 2015 PROXY STATEMENT

CORPORATE GOVERNANCE  ¡  BOARD LEADERSHIP STRUCTURE

Board Leadership Structure

Our Board’s mandate under Swiss law includes overall supervision and control of management of the Company. Though our management and employees direct and are responsible for the business operations of the Company and its divisions, and implementation of policies and strategies approved by the Board, the power of management is fundamentally delegated from the Board. Our Organizational Regulations and Corporate Governance Guidelines provide the Board with the right and flexibility to vest the responsibilities of Chairman of the Board and Chief Executive Officer in the same individual or in more than one individual, as the Board determines to be in the best interest of the Company. Our Board has determined it to be in the best interests of the Company, at this time, to vest the responsibilities of Chairman and CEO in Evan G. Greenberg because the Board believes he has the skills and experience to best perform both roles.

While Mr. Greenberg serves as Chairman, Board leadership comes also from our Lead Director, Robert M. Hernandez. Our Lead Director’s powers are significant.

Independent Lead Director—Role and Responsibilities

Our Lead Director provides independent Board leadership. Specific responsibilities include:

•Establishing the agenda (with the Chairman) for Board meetings and presiding at executive sessions of the independent members of the Board, which the Lead Director may call.

•Providing a forum for independent director feedback at those executive sessions and communicating that feedback to the Chairman.

•Working with the Nominating & Governance Committee in the Board’s performance evaluation process and the Compensation Committee in the CEO evaluation process and compensation determination, facilitating communication between Board members and the Chairman of the Board.

•Empowerment to respond to non-audit related shareholder inquiries, monitor the Company’s mechanism for receiving and responding to shareholder communications to the Board, and oversee the timely delivery of background materials to Board members.

•Helping to assure that all Board members have the means to, and do, carry out their responsibilities in accordance with their fiduciary duties.

•Communicating regularly with our CEO on matters of significance, and with the other independent directors to help foster independent thinking.

The Board regularly reviews and discusses its composition and structure. It has specifically delegated to the Nominating & Governance Committee the duty of evaluation in this regard, and to advise the Board as it sees fit. ACE’s Board leadership structure has evolved over time. For example, the Chairman and Chief Executive Officer roles were separate immediately before May 2007. Mr. Greenberg was promoted to President and Chief Executive Officer in 2004 and was not appointed Chairman of the Board until three years later. As ACE and its circumstances develop in the future, the Board will continue to examine its leadership structure and will at all times conduct itself in the manner it determines to be in the best interests of the Company and its shareholders. We expect that the Company will always have either an independent lead director or a non-executive chairman.

ACE GROUP 2015 PROXY STATEMENT   53

CORPORATE GOVERNANCE  ¡  THE COMMITTEES OF THE BOARD

The Committees of the Board

The Board of Directors has five committees: Audit, Compensation, Nominating & Governance, Risk & Finance and Executive. The principal role, independence standards and meetings held during 2014 are outlined in the following chart. For more information on committee members, see our Board of Director profiles beginning on page 22.

Committee	Role & Responsibilities	Independence	Meetings Held 2014
Audit Committee Chair: Michael G. Atieh Members: Peter Menikoff Kimberly Ross Theodore E. Shasta David Sidwell

The Audit Committee provides oversight of the integrity of our financial statements and financial reporting process, our compliance with legal and regulatory requirements, our system of internal controls, and our audit process.

The Committee’s oversight includes the performance of our internal auditors and the performance, qualification and independence of our independent registered public accounting firm.

If a member of our Audit Committee simultaneously serves on the audit committees of more than three public companies, the Board is required to determine whether such simultaneous service would impair the ability of such member to effectively serve on our Audit Committee.

All members are independent directors as defined by the NYSE listing standards and applied by the Board; each member meets the financial literacy requirements, per NYSE listing standards

All members are audit committee financial experts as defined under 407(d) of Regulation S-K

Nine meetings (five of which were telephonic) plus: One in-person in-depth review of important accounting topics relevant to ongoing Company matters.
Compensation Committee Chair: Michael P. Connors Members: Mary A. Cirillo John Edwardson Robert M. Hernandez

The Compensation Committee discharges the Board’s responsibilities relating to the compensation of employees. It evaluates the performance of the CEO and other NEOs based on corporate and personal goals and objectives. Based on this evaluation, it sets the CEO’s compensation level, both as a committee and together with the other independent directors, and approves NEO compensation.

The Compensation Committee also works with the Nominating & Governance Committee and the CEO on succession planning and periodically consults with the Risk & Finance Committee on matters related to executive compensation and risk.

For more information about how the Compensation Committee determines executive compensation, see the “Compensation Discussion & Analysis” section of this proxy statement.

		All members are independent directors, as defined by the NYSE listing standards and applied by the Board	Four meetings and several additional consultations

54   ACE GROUP 2015 PROXY STATEMENT

CORPORATE GOVERNANCE  ¡  THE COMMITTEES OF THE BOARD

Committee	Role & Responsibilities	Independence	Meetings Held 2014
Nominating & Governance Committee Chair: Mary A. Cirillo Members: Michael P. Connors John Edwardson Robert M. Hernandez

The responsibilities of the Nominating & Governance Committee include identification of individuals qualified to become Board members, recommending director nominees to the Board and developing and recommending corporate governance guidelines.

The Committee also has the responsibility to review and make recommendations to the full Board regarding director compensation.

In addition to general corporate governance matters, the Nominating & Governance Committee assists the Board and the Board committees in their self-evaluations.

		All members are independent directors, as defined by the NYSE listing standards and applied by the Board	Four meetings
Risk & Finance Committee Chair: Olivier Steimer Members: Leo F. Mullin Robert Scully Eugene B. Shanks, Jr.

Under Swiss law, the Board of Directors has ultimate responsibility for management and direction of the Company. The Risk & Finance Committee helps execute the Board’s supervisory responsibilities pertaining to enterprise risk management, capital structure, financing arrangements and investments.

For more information on the Risk & Finance Committee’s role, see “Board Risk Oversight and Risk Management” below.

		All members are independent according to our Categorical Standards for Director Independence, as applied by the Board	Four meetings and one training session
Executive Committee Chair: Evan G. Greenberg Members: Michael G. Atieh Mary A. Cirillo Michael P. Connors Robert M. Hernandez Olivier Steimer

The Executive Committee may exercise all the powers and authorities of the Board of Directors between meetings of the full Board of Directors, except as expressly limited by applicable law or regulation, stock exchange rule, our Articles of Association or our Organizational Regulations and except for matters expressly reserved for another committee of our Board of Directors. Its primary focus is to act for the full Board when it is not practical to convene meetings of the full Board.

None

ACE GROUP 2015 PROXY STATEMENT   55

CORPORATE GOVERNANCE  ¡  BOARD OVERSIGHT OF OUR INDEPENDENT ADVISORS

Board Oversight of Our Independent Advisors

Independent Auditors

Our Audit Committee hires, determines the compensation of, and decides the scope of services performed by, our independent auditors. It also has the authority to retain outside advisors.

Together with our Board, our Audit Committee evaluates the qualification, performance and independence of our independent auditors. If required by applicable law or regulation relating to auditor rotation or otherwise, or if the Audit Committee otherwise determines it is necessary, it will initiate and stay actively involved in the process to select and replace the independent auditors.

In determining whether to reappoint the Company’s independent auditor, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee’s ongoing discussions with the Company’s Independent Auditor and an assessment of the professional qualifications and past performance of the lead audit partner.

Compensation Consultants

Our Compensation Committee has the authority to retain advisors and must assess the independence of any advisor so retained. Our Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any such compensation adviser. During 2014, our Compensation Committee retained Pay Governance as its independent compensation consultant. Pay Governance did not perform any other work for the Company in 2014.

Search Firm Consultants

Our Nominating & Governance Committee has the authority to retain search firms to be used to identify director candidates and to approve the search firm’s fees and other retention terms, but has not typically done so. Our Nominating & Governance Committee may also retain other advisors.

56   ACE GROUP 2015 PROXY STATEMENT

CORPORATE GOVERNANCE  ¡  BOARD OVERSIGHT OF RISK AND RISK MANAGEMENT

Board Oversight of Risk and Risk Management

As part of its oversight of the Company and its business activities, the Board takes very seriously its role in risk management. The Risk & Finance Committee is composed entirely of directors who are independent of the Company and its management according to our Categorical Standards for Director Independence.

Under Swiss law, the Board of Directors has ultimate responsibility for management and direction of the Company. The Board discusses and considers risk management issues at each of its meetings. The Board will adjust its practices with respect to risk management oversight whenever it determines it needs to do so and will involve itself in particular risk areas or business circumstances where its proper exercise of oversight demands it. The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with these efforts.

Risk & Finance Committee Role

The goal of the Risk & Finance Committee is to assure that the Company’s risk management process perceives risk well, has a reasonable and sound set of policies for setting parameters on risk, and, for specific material risks, has prepared itself to avoid or to mitigate outcomes that threaten the viability of the Company.

The Risk & Finance Committee helps execute the Board’s supervisory responsibilities pertaining to enterprise risk management, capital structure, financing arrangements and investments. This includes:

•	evaluation of the integrity and effectiveness of the Company’s enterprise risk management procedures and systems and information,

•	oversight of policy decisions about risk aggregation and minimization, including credit risk,

•	assessment of the Company’s major decisions and preparedness levels pertaining to perceived material risks,

•	oversight of the capital structure and financing arrangements in support of the Company’s plans and consistent with its risk tolerances, and

•	oversight of management’s investment of the Company’s investible assets, including to give input on strategies and monitor overall conditions and developments with respect to these assets and, again, make certain they are consistent with the Company’s risk tolerances.

The Risk & Finance Committee meets regularly with Company management, including the Chief Risk Officer and others, in fulfillment of its responsibilities. The Chief Risk Officer reports to both the Risk & Finance Committee and the Chief Executive Officer of the Company. The Risk & Finance Committee also conducts joint meetings, such as with the Audit Committee.

For information about compensation risks, see “The Relationship of Compensation to Risk” in the Compensation Discussion & Analysis section.

What Is Our Related Party Transactions Approval Policy And What Procedures Do We Use To Implement It?

The Board of Directors has adopted Related Party Transactions Guidelines. For the purposes of our Related Party Transactions Guidelines, related parties include:

•	any director, nominee for director or executive officer of the Company and each of their immediate family members,

•	any entity where any of the related persons listed above is a current employee, executive officer or general partner or own 10 percent or more of the equity interest in the entity and its affiliates, and

•	any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of more than five percent of the Company’s outstanding Common Shares at the time the transaction occurred or existed.

Related Party Transactions

The Board of Directors has adopted Related Party Transactions Guidelines requiring approval, pre-approval or ratification of transactions in which we, on the one hand, and a related party, on the other hand, participate.

•	If any of these related-party transactions involve total payment of $120,000 or more per fiscal year, then the Nominating & Governance Committee must review it to determine that it does not constitute a conflict of interest.

•	If any of these related-party transactions involve total payments of less than $120,000 per fiscal year, then they are deemed pre-approved under the Related Party Transactions Guidelines.

ACE GROUP 2015 PROXY STATEMENT   57

CORPORATE GOVERNANCE  ¡  WHAT RELATED PERSON TRANSACTIONS DO WE HAVE?

The Related Party Transactions Guidelines also deem as pre-approved:

•	transactions involving our sale of insurance or reinsurance in the ordinary course of business on terms that are generally available to similarly situated parties that are not related to us, and

•	payments or settlements of claims on such policies in the ordinary course of business on commercially reasonable terms.

There is a financial limit condition to the Nominating & Governance Committee determination of pre-approval status for the transactions or payments listed in the two bullets above. If any of these transactions or payments involve payments to an entity that is a related party and a director or his or her immediate family member has interests totaling the greater of $1 million or 2 percent of that entity’s consolidated gross revenue, then they will not be considered pre-approved.

Contributions to the ACE Political Action Committee by related parties are not within the scope of our Related Party Transactions Guidelines and are not subject to approval by the Nominating & Governance Committee.

Not-for-Profit Organizations

Our Related Party Transactions Guidelines require the Board of Directors to review, approve or ratify, and determine that no conflict of interest exists regarding, financial contributions by the Company (or its charitable foundations) to not-for-profit organizations for which a director or an executive officer or a member of the director’s or executive officer’s immediate family serves on the board of directors or as a senior officer.

By adopting these guidelines, the Board has determined that financial contributions to a related not-for-profit organization do not constitute conflicts of interest and are deemed pre-approved if:

•	the contributions total $10,000 or less per fiscal year for a Company director or their immediate family, or
•	the contributions total $50,000 or less per fiscal year for a Company executive officer or their immediate family.

Financial contributions to a related not-for-profit organization that are not pre-approved as described above are reviewed as follows:

•	for a Company director or his or her immediate family, by the Board of Directors, and

•	for a Company executive officer or his or her immediate family, by the Nominating & Governance Committee if the contribution totals more than $50,000 but less than $100,000 per fiscal year, or by the Board of Directors if the total contribution is $100,000 or more per fiscal year.

How Do We Monitor Related Party Transactions?

We have established procedures to monitor related party transactions so that we can submit them to the Nominating & Governance Committee or the Board of Directors under the Related Party Transactions Guidelines. For example, we have compiled a list of relevant persons and entities, which we update on a regular basis, and search various databases to identify payments to or from these persons or entities. In some circumstances, our directors, nominees for directors and executive officers are also required to report transactions of which they are aware to the Chief Compliance Officer, such as transactions in which an immediate family member or entity associated with such family member has an interest. We also circulate directors’ and officers’ questionnaires that inquire about related parties.

Our Code of Conduct addresses procedures to follow with respect to matters that raise potential conflicts, including a requirement that our employees, officers and directors report potential conflicts as part of their annual Code of Conduct affirmation statement. In addition, we poll key officers to determine whether they are aware of any transactions that may be subject to the Related Party Transactions Guidelines.

What Related Person Transactions Do We Have?

From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations, become beneficial owners (through aggregation of holdings of their affiliates) of 5% or more of a class of voting securities of the Company and, as a result, are considered a related person under our Related Persons Transactions Guidelines.

Some of our related person transactions include related persons or entities that, have purchased from us, or sold to us, insurance or reinsurance. We believe the terms of these transactions were no more favorable to either them or us than the terms made available to unrelated counterparties. As such, they may receive or make claim payments on such policies in the ordinary course of business.

During 2014, we also engaged in certain other transactions with shareholders who owned more than five percent of our Common Shares at the time of the transaction (or their affiliates) or other related persons, as described below.

Wellington Management Company, LLP provided investment management services to some of our subsidiaries, as well as the ACE Charitable Foundation, in 2014, for which we paid Wellington approximately $7 million. Wellington managed approximately 15

58   ACE GROUP 2015 PROXY STATEMENT

CORPORATE GOVERNANCE  ¡  WHAT RELATED PERSON TRANSACTIONS DO WE HAVE?

percent of our investment assets during 2014. Also, during 2014, we invested an average balance of approximately $17 million for ACE’s general account with money market and other mutual funds managed by Wellington Management Company, LLP or its affiliates.

BlackRock Inc. entities have provided investment management services to some of our subsidiaries in 2014, managing approximately 21 percent of our investment assets and, additionally, approximately $522 million of investment assets for our United Kingdom defined benefit and defined contribution programs. We paid BlackRock approximately $10 million for these services in 2014. In addition, we include BlackRock funds as among the investment options that may be selected by our clients with respect to their separate accounts with us. We understand that BlackRock funds may pay investment management fees to BlackRock, Inc. and/or its affiliates for their services to the funds.

In addition, our subsidiary ACE Tempest Reinsurance Ltd. and an affiliate of BlackRock each intend to purchase 9.9% of the common shares of ABR Reinsurance Capital Holdings, Inc. (or ABR), a newly formed Bermuda reinsurance holding company. The shares are being offered through a private placement, the size, pricing and closing date of which remain to be determined. Along with these share purchases, ACE and BlackRock intend to enter into a fee sharing arrangement, under which we would share equally certain fees payable by ABR or its subsidiary to ACE and BlackRock entities in connection with reinsurance, reinsurance operations, and asset management relationships with ABR. This transaction has not been closed and no such asset management relationships with ABR or its subsidiary yet exist.

Mr. Hernandez, our Lead Director, is the Chairman of the Board of Trustees of various BlackRock Open-End Equity and Long Term Bond Funds, publicly traded open-end mutual funds, which are advised by BlackRock Advisors, LLC. He is not an executive officer of BlackRock Advisors, LLC or its ultimate parent, BlackRock, Inc., a publicly held company.

Fidelity Management & Research Company (FMR) and its affiliates manage certain money market and other mutual funds in which we invested an average balance of approximately $25 million for ACE’s general account during 2014. In addition, we include FMR funds as among the investment options that may be selected by our clients with respect to their separate accounts with us. We understand that FMR funds may pay investment management fees to FMR and/or its affiliates for their services to the funds. Based on FMR’s most recent Schedule 13G filed on February 13, 2015, its percentage of ownership of the Company’s common stock has fallen below five percent and it is no longer a related party.

JPMorgan Chase & Co. entities provided investment management services to some of our subsidiaries in 2014,

managing approximately 9 percent of our investment assets. We paid JPMorgan Chase approximately $5 million for these services in 2014. In addition, from time to time, JP Morgan entities provide certain investment banking or book running manager services to us.

State Street Corporation and certain of its affiliates act as our global custodian and in 2014 provided custody, accounting and related services to the Company. We paid State Street approximately $9.6 million for these services in 2014. When acting as custodian for us, State Street does not have discretionary authority with respect to custodied assets.

Aquiline Capital Partners LLC manages two private investment funds in which Company affiliates invest, and its Chief Executive is Jeffrey Greenberg, a brother of Evan Greenberg (the Company’s Chairman and Chief Executive Officer). In 2014, we invested approximately $10.8 million (as part of a total $50 million commitment), including management fees and other fund expenses, in Aquiline Financial Services Fund II L.P., a private investment fund managed by Aquiline Capital Partners LLC. Also in 2014, we committed a total of $50 million (none of which has yet been called or invested) to a successor fund named Aquiline Financial Services Fund III L.P., with the same management.

The ACE Foundation–Bermuda, which we refer to as the ACE Foundation, is an unconsolidated not-for-profit organization established to strengthen the community by using its financial resources to actively address social, educational, and other issues of community concern in Bermuda. It strives to be consistent in its community support by contributing to those charitable organizations that are specifically focused on clearly defined needs and problems. Six of the trustees of the ACE Foundation are current employees of the Company, and the seventh trustee is a retired employee of the Company. We annually make contributions to the ACE Foundation for them to fund charitable causes in Bermuda. At December 31, 2014 and 2013, the Company maintained a non-interest bearing demand note receivable of $24.8 million and $25.9 million, respectively, from the ACE Foundation. The ACE Foundation has used the related proceeds to finance investments in Bermuda real estate, including investments in two properties that it rents to ACE employees at rates established by independent, professional real estate appraisers. The income generated from the real estate will initially be used to repay the note. However, the primary purpose of purchasing real estate was to pursue a fundamental financial objective of the ACE Foundation, which is to become a self-funding institution. The real estate assets assist the ACE Foundation in its endeavors to meet this goal by producing annual cash income that supports the ACE Foundation’s charitable objectives. Philip Bancroft has rented real estate from the ACE Foundation. Lease payments under Mr. Bancroft’s lease with the ACE Foundation totaled $222,000 for the year ending December 31, 2014.

ACE GROUP 2015 PROXY STATEMENT   59

CORPORATE GOVERNANCE  ¡  WHAT RELATED PERSON TRANSACTIONS DO WE HAVE?

Starr Technical Risks Agency is an insurance agent with which some of our subsidiaries have had agency agreements since 2006. ACE’s insurance companies around the world sell insurance through a variety of distribution channels, the most significant of which are relationships with brokers and agents. Starr Technical Risks Agency, Inc. (and its affiliates), which we refer to as Starr, is an indirectly wholly-owned subsidiary of Starr International Company, Inc., of which Maurice Greenberg, the father of our CEO, is the Chairman. We have entered into these contracts because we judge them to be good for our business, and our Board has determined the relationship to be beneficial to ACE. Our Nominating & Governance Committee and Board of Directors reviewed and approved our arrangements with Starr, and they also review and approve aggregate amounts paid to Starr on a regular basis.

We believe the terms of our relationship with Starr are no more favorable to either them or us than the terms made available to similar unrelated counterparty brokers or agents. Our CEO is not involved in negotiating the terms of these agreements. Under these agreements, we secure the ability to sell our insurance policies through Starr, and Starr provides us business as one of our non-exclusive agents for writing policies, contracts, binders or agreements of insurance or reinsurance classified as property and/or inland marine risks.

Doing business with Starr benefits ACE because Starr sells and administers ACE insurance, in exchange for a commission. In 2014, we generated approximately $254 million in premiums through the agency relationship with Starr, net of the commissions. The business through Starr applies to risks attaching in the United States of America or Canada and worldwide risks for entities domiciled, having their principal places of business in or conducting a substantial portion of their business in the United States or Canada.

C.V. Starr & Co., of which Maurice Greenberg is the Chairman and CEO, was formerly the ultimate parent company of Starr at the time these contracts were entered into and has guaranteed some of Starr’s obligations under the agency agreements. Under the agency agreements, we pay Starr a commission on written premiums that it underwrites on our behalf. In 2014, we paid Starr a total of approximately $63 million in commissions under these agreements. An affiliate of Starr provides claims services for the program, and we do not pay any additional fee for those services.

We also have entered into a profit-sharing arrangement based on loss ratios in connection with the program if Starr writes a minimum of $20 million of net written premiums of program business per annum. Profit share amounts are payable on June 30 of each year. The profit share amount we will pay in any year will depend on how much program business Starr underwrites on our behalf and the calculation of the profit share amount. No profit share has been payable yet.

Each party to an agency agreement may terminate it without cause on 180 days’ notice and with cause on 30 days’ notice. We can terminate Starr’s binding authority for new business on 30 days’ notice, in which event Starr may terminate the agency agreement on 30 days’ notice.

In addition, pursuant to a mutual service agreement, ACE retained one of Starr’s subsidiaries as a consultant and subcontractor to provide technical services in connection with certain insurance products marketed by ACE. We paid approximately $487,000 to Starr in 2014 for such services in the United States and Canada.

Other related person transactions

A Company subsidiary employs a brother of John Lupica (a named executive officer of the Company) as a divisional president. Mr. Lupica’s brother was hired in 2000 and was not hired by, and does not report directly to, Mr. Lupica. His compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. He received salary and incentive compensation valued in the aggregate at approximately $1,425,000 for 2014.

Did Our Officers And Directors Comply With Section 16(A) Beneficial Ownership Reporting In 2014?

Executive officers and directors of the Company are subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934 (the “Exchange Act”). We believe that all our directors and executive officers complied with filing requirements imposed by Section 16(a) of the Exchange Act on a timely basis during 2014, except for Paul Medini, our Chief Accounting Officer. Due to an administrative error, Mr. Medini was late in reporting 24 transactions that occurred over a number of years and that originally would have been filed on 14 reports, but all such late transactions have now been reported.

60   ACE GROUP 2015 PROXY STATEMENT

Board of Directors’ Role and Compensation

ACE’s Board of Directors represents shareholder interests through overall management of the Company and its operations. The Board reviews and approves the Company’s strategy and supports disciplined execution of these goals, contributing significantly to ACE’s continued growth and outstanding short-term and long-term financial performance.

Board members, with the exception of the Chairman and CEO, are not employees of the Company and receive fixed compensation for their role as directors, committee members and committee chairs. Board member compensation is not tied to the achievement of specific corporate results or performance targets. Instead, the amounts paid are based on the U.S. market for board membership of similarly-sized companies within the insurance industry.

Elements of Director Compensation

Pay Component	2014 Compensation
Standard Compensation Per year of service from May annual general meeting to the next May annual general meeting	$260,000 — $160,00 in restricted stock awards based on the fair market value of the Company’s Common Shares at the date of award — $100,000 in cash, paid quarterly
Committee Chair Retainers	Audit Committee $25,000 Compensation Committee $20,000 Risk & Finance Committee $15,000 Nominating & Governance Committee $12,000 Paid in quarterly installments
Lead Director Annual Retainer	$50,000 Paid in quarterly installments
Additional Board Meeting Fees	No fees were paid in 2014 for attendance at regular or special Board or Committee meetings.

The aggregate fee for May 2012 to May 2013 was $230,000, with $140,000 in the form of restricted stock awards.

Directors may elect to receive all of their compensation, other than compensation for special meetings, in the form of restricted stock awards issued on an annual basis.

Restricted stock will be awarded at beginning of the plan year (i.e., the date of the Annual General Meeting) and become non-forfeitable at end of the plan year, provided that the grantee has remained an ACE director continuously during that plan year.

We discontinued the practice of granting deferred restricted stock units to directors in 2009. We continue to credit dividend equivalents to outstanding deferred restricted stock units, which were awarded to directors in prior years, as additional stock units at such time as cash dividends are paid to holders of our Common Shares, based on the closing price of our Common Shares on the date dividends are paid.

In addition to the compensation described above, we have a matching contribution program for non-management directors pursuant to which we will match director charitable contributions to registered charities, churches and other places of worship or schools up to a maximum of $10,000 per year.

ACE GROUP 2015 PROXY STATEMENT   61

DIRECTOR COMPENSATION  ¡  DIRECTOR STOCK OWNERSHIP REQUIREMENTS

Director Stock Ownership Requirements

The Company’s Corporate Governance Guidelines specify director equity ownership requirements to further align their interests with our shareholders. ACE awards independent directors restricted stock awards as part of their standard compensation. The Company requires minimum equity ownership of $600,000 for outside directors (based on stock price on date of award). Each Director has until the fifth anniversary of his or her initial election to the Board of Directors to achieve this minimum. Deferred restricted stock units (which we no longer grant) and restricted stock, whether or not vested, are counted toward achieving this minimum. Stock options are not counted towards achieving this minimum. All of our outside directors who have served for at least five years satisfy ACE’s director equity ownership requirements.

Once a Director has achieved the $600,000 minimum equity ownership, this requirement remains satisfied going forward as long as he or she retains the number of shares valued at $600,000 based on the NYSE closing price for the Company’s Common Shares as of the date such minimum threshold is initially met. Any vested shares held by a Director in excess of the minimum share equivalent may be sold at the Director’s discretion. Shares may be sold after consultation with General Counsel.

2014 Director Compensation

The following table sets forth information concerning director compensation paid or, in the case of restricted stock awards, earned during 2014.

Name	Fees Earned or Paid in Cash	Stock Awards[1]	All Other Compensation[2]	Total
Michael G. Atieh	$136,250	$152,500	$89,933	$378,683
Mary A. Cirillo [3]	$15,000	$256,250	$43,213	$314,463
Michael P. Connors	$90,000	$193,750	$10,000	$293,750
John Edwardson4 5	—	$162,500	$10,000	$172,500
Robert M. Hernandez	$161,250	$152,500	$68,285	$382,035
Peter Menikoff [6]	$15,000	$248,750	$138,044	$401,794
Leo F. Mullin	$111,250	$152,500	$23,019	$286,769
Thomas J. Neff [7]	$15,000	$90,750	$94,170	$199,920
Robert Ripp [7]	$48,750	$52,500	$62,739	$163,989
Kimberly Ross5 8	—	$162,500	$7,000	$169,500
Robert Scully5 9	—	$162,500	$10,000	$172,500
Eugene B. Shanks, Jr.	$111,250	$152,500	$10,000	$273,750
Theodore E. Shasta	$111,250	$152,500	$10,000	$273,750
David Sidwell[5]	$62,500	$100,000	$10,000	$172,500
Olivier Steimer	$126,250	$152,500	$18,046	$296,796

1	This column reflects restricted stock awards earned during 2014. The restricted stock awards were granted at the 2014 and 2013 annual general meeting, respectively, and vest at the subsequent year annual general meeting. The grant date fair value of the restricted stock awards for 2014 are based on the Common Share value of $102.29 and amount to $159,982 for each director. This amount does not include Common Shares received in lieu of cash for annual retainer or committee retainer fees earned, which are described in footnotes three through seven to this table.
2	Beginning in 2009, we stopped using deferred restricted stock units to compensate our directors. However, certain of our longer-serving directors continue to receive dividends from deferred restricted stock units issued before 2009. When we pay dividends on our deferred restricted stock units, we issue stock units equivalent in value to the dividend payments that they would have received if they held stock. The fair value of the dividend payment on restricted stock units for each director is as follows: Mr. Atieh ($79,766), Ms. Cirillo ($33,213), Mr. Hernandez ($58,285), Mr. Menikoff ($128,044), Mr. Mullin ($13,019), Mr. Neff ($80,998), Mr. Ripp ($49,567) and Mr. Steimer ($8,046). The number of vested stock units and associated dividend payment accruals that each director held at December 31, 2014 was: Mr. Atieh (31,645), Ms. Cirillo (13,176), Mr. Hernandez (23,123), Mr. Menikoff (50,798), Mr. Mullin (5,165), Mr. Neff (18,232), and Mr. Steimer (3,192).
Other annual compensation also includes our matching contribution program for non-management directors pursuant to which we match director charitable contributions to registered charities, churches and other places of worship or schools up to a maximum of $10,000 per year. And it includes personal use of Company aircraft, spousal travel and entertainment and retirement gifts.
3	Included in Ms. Cirillo’s stock awards are the following amounts which were paid in stock, rather than cash, at the election of the director: an annual retainer fee of $100,000 for which she received 978 restricted stock awards and a committee chair retainer of $12,000 for which she received 117 restricted stock awards.
4	Included in Mr. Edwardson’s stock awards is an annual retainer fee of $100,000 for which he received 978 restricted stock awards, rather than cash, at the election of the director.
5	Mr. Edwardson, Ms. Ross, Mr. Scully and Mr. Sidwell were first elected to the Board of Directors at the annual general meeting in May 2014.
6	Included in Mr. Menikoff’s stock awards is an annual retainer fee of $100,000 for which he received 978 restricted stock awards, rather than cash, at the election of the director.
7	Mr. Neff and Mr. Ripp retired from the Board of Directors as of the annual general meeting in May 2014.
8	Included in Ms. Ross’s stock awards is an annual retainer fee of $100,000 for which she received 978 restricted stock awards, rather than cash, at the election of the director.
9	Included in Mr. Scully’s stock awards is an annual retainer fee of $100,000 for which he received 978 restricted stock awards, rather than cash, at the election of the director.

62   ACE GROUP 2015 PROXY STATEMENT

How Many Shares Do Our Directors, Nominees And Executive Officers Own?

The following table sets forth information, as of March 16, 2015, with respect to the beneficial ownership of Common Shares by our NEOs, by each of our directors and by all our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the Common Shares listed in the Common Shares

Beneficially Owned column. The Common Shares listed for each director and each NEO constitute less than one percent of the outstanding Common Shares. The Common Shares beneficially owned by all directors and executive officers as a group constitute less than one percent of the outstanding Common Shares.

Name of Beneficial Owner	Common Shares Beneficially Owned	Common Shares Subject to Options[1]	Restricted Common Shares[2]
Evan G. Greenberg3 4 7	940,294	1,081,707	254,918
Philip V. Bancroft 4 7	213,562	145,757	44,724
John W. Keogh[7]	82,774	158,975	89,822
John Lupica3 7	89,184	97,804	59,400
Sean Ringsted[7]	97,819	86,277	27,712
Michael G. Atieh3 5 6	16,731	—	1,564
Mary A. Cirillo[6]	13,162	—	2,659
Michael P. Connors	6,959	—	1,564
John Edwardson	—	—	2,542
Robert M. Hernandez5 6	68,293	—	1,564
Peter Menikoff3 4 5 6	30,899	—	2,542
Leo F. Mullin[6]	9,979	—	1,564
Kimberly Ross	—	—	2,542
Robert Scully	—	—	2,542
Eugene B. Shanks, Jr.	4,049	—	1,564
Theodore E. Shasta	6,036	—	1,564
David Sidwell	3,000	—	1,564
Olivier Steimer[6]	10,154	—	1,564
All directors and executive officers as a group (20 individuals)	1,703,078	1,686,819	568,017
1	Represents Common Shares that the individual has the right to acquire within 60 days of March 16, 2015 through option exercises.
2	Represents Common Shares with respect to which the individual has the power to vote (but not to dispose of).
3	Messrs. Atieh, Greenberg, Lupica and Menikoff share with other persons the power to vote and/or dispose of 341 shares, 121,624 shares, 35,700 shares and 3,765 shares, respectively, of the Common Shares listed. Of the Common Shares listed as held by all directors and officers as a group (including those in the immediately preceding sentence), the power to vote and/or dispose of 164,765 Common Shares is shared with other persons.
4	Mr. Greenberg has pledged 41,070 of the Common Shares beneficially owned by him, Mr. Bancroft has pledged 41,000 of the Common Shares beneficially owned by him and Mr. Menikoff has pledged 3,765 of the shares beneficially owned by him. In each case, such pledging is consistent with the restriction on share pledging adopted by the Company in 2012 and described under “Executive Compensation—Compensation Discussion & Analysis – Share Pledging”.

ACE GROUP 2015 PROXY STATEMENT   63

INFORMATION ABOUT OUR SHARE OWNERSHIP   ¡  WHICH SHAREHOLDERS OWN MORE THAN FIVE PERCENT OF OUR SHARES?

5	Included in these amounts are Common Shares that will be issued to the director immediately upon his or her termination from the Board. These Common Shares relate to vested stock units granted as directors compensation and associated dividend reinvestment accruals. The number of such Common Shares at March 16, 2015 included in the above table for each director is as follows: Mr. Atieh (13,548), Mr. Hernandez (10,103) and Mr. Menikoff (27,134).
6	Not included in these amounts are Common Shares that will be issued to the director no earlier than six months following his or her termination from the Board. Such Common Shares relate to deferred restricted stock units granted as directors compensation and associated dividend reinvestment accruals. The number of such Common Shares at March 16, 2015 not included in the above table for each director is as follows: Mr. Atieh (18,279), Ms. Cirillo (13,252), Mr. Hernandez (13,153), Mr. Menikoff (23,957), Mr. Mullin (5,194), and Mr. Steimer (3,210).
7	Not included in these amounts are Restricted Common Shares representing a premium performance award with respect to the performance restricted stock awards granted in 2014 and 2015. Such Restricted Common Shares will vest on the fourth anniversary of the date of the award, subject to the satisfaction of certain service and performance based criteria. Shares will not be entitled to vote until vested. Dividends will be accumulated and distributed only when, and to the extent, that the shares have vested. The number of such Restricted Common Shares at March 16, 2015 not included in the above table for each NEO is as follows: Mr. Greenberg (124,100), Mr. Bancroft (14,775), Mr. Keogh (35,377), Mr. Lupica (20,444), and Mr. Ringsted (10,082).

Which Shareholders Own More Than Five Percent Of Our Shares?

The following table sets forth information regarding each person, including corporate groups, known to us to own beneficially or of record more than five percent of our outstanding Common Shares as of December 31, 2014.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Wellington Management Group LLP[1]	28,193,212	8.5%
280 Congress Street Boston, Massachusetts 02210
Capital World Investors[2]	24,024,534	7.2%
333 South Hope Street Los Angeles, California 90071
BlackRock Inc.[3]	21,386,205	6.4%
55 East 52nd Street New York, New York 10022
The Vanguard Group[4]	19,469,537	5.86%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
JPMorgan Chase & Co.[5]	17,847,619	5.3%
270 Park Ave. New York, New York 10017
State Street Corporation[6]	17,142,592	5.2%
State Street Financial Center One Lincoln Street Boston, Massachusetts 02111
1	Based on a Schedule 13G filed by Wellington Management Group LLP (formerly known as Wellington Management Company, LLP) on February 12, 2015. Wellington Management may be deemed to have had beneficial ownership of 28,193,212 shares of common stock that are owned by investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class of shares. Wellington Management had shared voting authority over 9,574,748 shares and shared dispositive power over 28,193,212 shares.
2	Based on a Schedule 13G filed by Capital World Investors, a division of Capital Research and Management Company, on February 13, 2015. Capital World Investors may be deemed to have had beneficial ownership of 24,024,534 shares of common stock as a result of Capital Research and Management Company acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors disclaimed beneficial ownership of the shares pursuant to Rule 13d-4.
3	Based on a Schedule 13G filed by BlackRock Inc. on January 29, 2015. BlackRock, together with certain of its affiliates, may be deemed to have had beneficial ownership of 21,386,205 shares of common stock. No one person was known to have an interest with respect to more than five percent of the class of shares. BlackRock had sole voting power over 17,850,348 shares.
4	Based on a Schedule 13G filed by The Vanguard Group on February 10, 2015. The Vanguard Group, together with certain of its wholly-owned subsidiaries acting as investment managers, may be deemed to have had beneficial ownership of 19,469,537 shares of common stock. The Vanguard Group had sole voting power over 573,446 shares, sole dispositive power over 18,920,736 shares, and shared dispositive power over 548,801 shares.
5	Based on a Schedule 13G filed by JPMorgan Chase & Co. on January 23, 2015. JPMorgan Chase & Co., together with certain of its wholly-owned subsidiaries, may be deemed to have had beneficial ownership of 17,847,619 shares of common stock. No one person is known to have had an interest in more than five percent of the class of shares. JPMorgan Chase & Co. had shared voting power over 152,516 shares, sole voting power over 15,841,027 shares, shared dispositive power over 199,380 shares and sole dispositive power over 17,648,239 shares.
6	Based on a Schedule 13G filed by State Street Corporation on February 11, 2015, filed on behalf of certain investment advisory or bank subsidiaries of State Street Corporation that beneficially owned the common stock.

64   ACE GROUP 2015 PROXY STATEMENT

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis contained in this proxy statement with management. Based on our review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement for the 2015 Annual General Meeting and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

This report has been approved by all members of the Committee.

Michael P. Connors, Chairman

Mary A. Cirillo

John Edwardson

Robert M. Hernandez

ACE GROUP 2015 PROXY STATEMENT   65

This year we have reorganized our Compensation Discussion & Analysis in part to reflect feedback we have received from shareholders about our presentation of compensation information. We have also expanded our discussion regarding our executive compensation program and the compensation of our named executive officers (NEOs) and Executive Management.

For 2014, the named executive officers of ACE Group were:

Evan G. Greenberg Chairman, President and Chief Executive Officer

Philip V. Bancroft Chief Financial Officer

John W. Keogh Vice Chairman and Chief Operating Officer; Chairman, ACE Overseas General

John J. Lupica Vice Chairman; Chairman, Insurance—North America

Sean Ringsted Chief Risk Officer and Chief Actuary

We determine which of our executive officers comprise our NEOs based on applicable SEC rules. Our Executive Management as determined under Swiss law consists of the first four officers above, but not Mr. Ringsted. Mr. Wayland is part of Executive Management under Swiss law, but is not an NEO this year. In future years, he may be an NEO, depending on the application of the relevant SEC rules.

66   ACE GROUP 2015 PROXY STATEMENT

Executive Summary

Our 2014 Performance

ACE’s 2014 operating performance was excellent. In absolute terms, ACE delivered record earnings for the second consecutive year. In relative terms—as measured against our Financial Performance Peer Group, as well as a broader group of U.S. and global industry peers—our performance was also industry-leading. The company’s record $3.3 billion of operating income was driven by growth in both underwriting income and investment income. Operating income per share was $9.79, up 4.7 percent. Property and casualty (P&C) underwriting income grew 7.2 percent, driven by strong current accident year underwriting income which, excluding catastrophe losses, was up 13 percent. Investment income increased 5.1 percent to $2.3 billion in an environment with interest rates at historic lows. ACE’s P&C combined ratio was again world class at 87.7 percent, versus 88 percent in 2013.

Our primary shareholder wealth creation goal—to grow book value per common share—was advanced in 2014. Book value per common share was up 6.1 percent and tangible book value per common share increased 5.3 percent. Excluding foreign currency movement, book value per share was up 8.8 percent, and excluding foreign currency movement and the impact of goodwill and intangibles associated with acquisitions closed during the year, tangible book value per common share grew 11.3 percent. Operating return on equity was 12 percent. Total shareholder return, which includes share price appreciation plus dividends, was 14.5 percent for the year, versus a 13.7 percent return for the S&P 500.

The company’s premium growth was broad-based from all regions. Global P&C net premiums grew 6.9 percent on a constant-dollar basis.

To drive sustainable growth and build earning power, ACE continued to invest in the future of the company in ways consistent with our strategic goals to expand our presence and capabilities in fast-growing market segments as well as increase diversification by geography, product, customer segment and distribution channel. Complementing our organic growth, we completed two acquisitions—the large corporate account P&C business of Brazil’s Itaú Seguros and, with our local partner, 93.03% of The Siam Commercial Samaggi Insurance PCL in Thailand—and announced our intention to purchase the U.S. high net worth personal lines business of Fireman’s Fund.

ACE GROUP 2015 PROXY STATEMENT   67

EXECUTIVE SUMMARY

Linking Pay and Performance

Our compensation structure and design directly align our compensation levels with our current and future performance. Based upon the outstanding 2014 operating results described above, the Compensation Committee awarded higher levels of 2014 cash and 2015 stock grants to the CEO and other NEOs relative to last year. Given the percentage of total compensation delivered in equity, much of the increase is future-oriented so that the ultimate realizable value is highly contingent upon future operating results and stock price.

Key financial performance metrics considered by the Compensation Committee to determine executive compensation include (as of and for the year ended December 31, 2014):

P&C Combined Ratio 87.7%	Operating Income $3.3 Billion	Operating Return on Equity 12%	Total Shareholder Return 1 Year 14.5% 3 Year Annualized 21%	Growth in Tangible Book Value Per Common Share 5.3%

Total Direct Compensation Pay Mix

Approximately 90 percent of the total direct compensation of our NEOs was variable or “at-risk.” We believe this pay mix best aligns the interests of our NEOs with those of our shareholders.

Stock Ownership Requirements for our NEOs

We established and annually review and communicate our stock ownership guidelines for officers. The guidelines set stock ownership goals as a multiple of annual base salary. For our CEO, the requirement is seven times annual base salary. For direct reports to the CEO, including all NEOs (other than the CEO) and other operating unit presidents, it is four times annual base salary. All NEOs are in compliance with our stock ownership guidelines, and many of them own an amount of ACE shares considerably in excess of the required amount.

68   ACE GROUP 2015 PROXY STATEMENT

EXECUTIVE SUMMARY

Say-on-Pay Voting

This year shareholders will have two votes on executive compensation and one vote for our Board of Directors’ compensation. One executive compensation vote is the say-on-pay vote under U.S. SEC rules in Agenda Item 12, which we have had in place for the past four years. The other executive compensation vote (Agenda Item 11.2) and the director compensation vote (Agenda Item 11.1) are new say-on-pay votes under the Minder Ordinance and are described elsewhere in this proxy statement.

What is the difference between the two say-on-pay votes for executives (U.S. and Swiss)?

Generally speaking, the Swiss vote is forward-looking—meaning that shareholders will pre-approve the budget that will serve as the maximum amount payable (including base, bonus and equity, and any perquisites) to Executive Management for the upcoming calendar year (2016). The calendar year budget includes the base salary that is earned during the year, plus the related bonus award and equity grant, the values of which are determined by the Compensation Committee based on its assessment of the prior-year performance. It is also important to note that the Swiss vote is binding on the Company. If this vote were to not pass, we would hold another shareholder meeting in order to secure binding approval for the following year’s compensation.

The U.S. SEC vote gives shareholders a voice on executive compensation in an advisory vote on our executive compensation. It is generally retrospective, meaning that shareholders are asked to review the Compensation Discussion & Analysis, the Summary Compensation Table and other compensation tables and narrative disclosures, and vote to approve executive compensation for the prior calendar year.

We believe our shareholders will benefit from these multiple say-on-pay votes. Our Board and Compensation Committee value and will use this feedback to continually evolve our compensation programs.

2014 U.S. SEC Say-on-Pay Advisory Vote—90 Percent Shareholder Approval Rate

Although the SEC annual advisory shareholder vote on executive compensation is non-binding, the Compensation Committee will continue to consider the outcome of this vote each year when making compensation decisions for our CEO and other NEOs. At our annual general meeting of shareholders held on May 15, 2014, approximately 90 percent of the shareholders who voted on the U.S. SEC say-on-pay proposal approved the compensation of our NEOs. Even with such strong shareholder support, we actively engaged shareholders representing a majority of the Company’s outstanding Common Shares after the 2014 annual general meeting in discussions on the Company’s governance and compensation practices. The Compensation Committee took into account our shareholders’ input in its consideration of compensation and disclosure matters.

ACE GROUP 2015 PROXY STATEMENT   69

COMPENSATION DISCUSSION & ANALYSIS  ¡  COMPENSATION PROGRAM OVERVIEW

Compensation Program Overview

Our Compensation Philosophy

We structure our compensation program to fairly compensate our employees and to enhance shareholder value by continuing to closely align our executive compensation philosophy and practices with the interests of our shareholders.

Our compensation practices balance long-term and short-term awards. We seek to closely link pay to Company performance. We believe this encourages business decision-making aligned with the long-term interests of the Company and our shareholders, without encouraging or rewarding excessive risk. We also vary and adjust our compensation structure and components to support the human resource requirements of our business in all the markets, globally, in which we operate.

Our goal is to attract and retain highly qualified executives who are talented, experienced, disciplined, motivated and honest. We compete for talent with property and casualty insurers, specialty insurers, and financial services companies worldwide. Given the complexity and global nature of our business, our compensation practices must enable us to attract the highest caliber executives with specific capabilities such as knowledge of international insurance markets and the ability to effectively manage teams and organizations in multiple geographies around the world. We strive to develop and administer compensation practices that enable us to retain and motivate top talent in the markets in which we operate while, at the same time, administering integrated compensation practices for our employees internationally.

As our business performance and industry reputation continue to grow in comparison with our peer companies, we have become a potential source of talent for peer companies. This has made retention of our executives and other employees even more challenging.

What We Reward:

Individual and Company Performance Criteria

Our compensation practices are designed to reward both individual and Company performance, based on the following:

Individual Performance Criteria:

•	Personal contribution to both short-term and long-term business results

•	Successful execution of key strategic objectives

•	Demonstrated leadership capability

•	Demonstrated application of relevant technical expertise

•	Ethical conduct, regulatory compliance and mitigation of unnecessary risk

Company Performance Criteria:

•	Growth in tangible book value per common share, which has a strong correlation with shareholder wealth creation

•	Quality of growth in book value, which recognizes the sources of our book value growth and is a principal measure of the quality of our shareholder wealth creation

•	Operating return on equity, which is a principal measure of the efficiency of our use of capital

•	Operating income, which is net income (after-tax) before net realized gains and losses (excluding realized gains and losses on crop derivatives)

•	P&C combined ratio (the amount that an insurer must pay to cover claims and expenses for every dollar of earned premium), which is the sum of the expense ratio and the loss ratio (including realized gains and losses on crop derivatives)

Company performance is measured in absolute terms versus current year’s financial plan as approved by the Board, as well as versus prior year results, and in relative terms in comparison with the performance of peer companies in our Financial Performance Peer Group on the same financial metrics.

70   ACE GROUP 2015 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS  ¡  COMPENSATION PROGRAM OVERVIEW

Components of Total Direct Compensation

Each NEO has a total direct compensation opportunity, which we deliver through three components that constitute what we refer to as total direct compensation:

TOTAL DIRECT COMPENSATION

	Component	What We Reward	Target Opportunity Range	What It Achieves

FIXED COMPENSATION	BASE SALARY	Annual base salary, which is closely tied to role and market.	Base salary is targeted at the median of our compensation peer group and industry peers.	Provides a competitive market-based level of fixed compensation.

VARIABLE COMPENSATION	CASH BONUS

Each NEO’s annual cash bonus is based on the prior year’s performance, as measured against:

•Individual Performance Criteria;

•Company Performance Criteria; and

•for some NEOs, the performance of the operating unit(s) directly managed by the NEO.

The specific annual cash bonus opportunity for each NEO ranges between zero and 250 percent of annual base salary based on performance, with the exception of the CEO, for whom the range could be significantly higher.

Ties officer pay to annual corporate and individual performance.
LONG-TERM INCENTIVE EQUITY AWARDS Stockoptions (timebased) Restricted stock (time based) Performance based restricted stock • Target Awards • Premium Awards

The value of each NEO’s long-term incentive compensation award is based on the prior year’s performance, as measured against:

•Individual Performance Criteria;

•Company Performance Criteria; and

•for some NEOs, the performance of the operating unit(s) directly managed by the NEO.

The value of the award is determined as a percentage of annual base salary. This varies greatly among NEOs depending on position and performance but has been targeted to be between 200 percent and 500 percent of annual base salary, with the exception of the CEO, for whom the range is higher.

Ties the current year’s awards to future performance.

The Committee determines a specific long-term incentive equity award for each NEO that is linked both to current year performance and multi-year future performance.

Stock options reward stock price appreciation.

Restricted stock (time based) provide ownership and support executive retention.

Performance based restricted stock encourages growth in tangible book value.

Other Compensation

NEOs automatically participate in Company-sponsored qualified retirement plans. They are also eligible to participate in Company-sponsored non-qualified deferred compensation plans. Under the non-qualified deferred compensation plans, the NEOs may elect to defer annual base salary and annual cash bonus and direct those deferrals to investment options that mirror those offered in our qualified defined contribution plans, to the extent permissible under applicable tax laws.

Our NEOs do not participate in any Company-sponsored defined benefit plans, which are often referred to as pension plans.

Perquisites are not considered part of total direct compensation. They are discussed in footnote 3 of the Summary Compensation Table beginning on page 89.

ACE GROUP 2015 PROXY STATEMENT   71

COMPENSATION DISCUSSION & ANALYSIS  ¡  COMPENSATION PRACTICES AND POLICIES

Compensation Practices and Policies

Stock Ownership Guidelines for Our NEOs

We annually review and communicate our stock ownership guidelines for officers. The guidelines set stock ownership goals as a multiple of annual base salary as follows:

•	Senior Vice Presidents earning base salaries of $250,000 or more: two times annual base salary

•	Executive Vice Presidents: three times annual base salary

•	Direct reports to the CEO, including all NEOs (other than the CEO) and other operating unit presidents: four times annual base salary

•	CEO: seven times annual base salary

Shares of vested and unvested stock, excluding performance shares and options, count toward the ownership requirement. Shares of restricted stock are valued at the current market price. Newly promoted officers and new hires are expected to comply with these ownership guidelines within seven years of employment with the Company. Ownership guidelines for NEOs are mandatory and each NEO is in compliance with them.

The Company also maintains an employee stock purchase plan, which is described in the “Executive Compensation—Employee Stock Purchase Plan” section of this proxy statement.

Hedging Prohibitions

The Company prohibits NEOs (as well as directors and employees) from engaging in the following potential hedging strategies with respect to ACE securities: short selling, short-term speculation, such as day trading, purchases and sales of options involving ACE securities and trading in hybrid or derivative securities based on ACE securities, such as straddles, equity swaps or exchange funds, other than securities issued by ACE.

Share Pledging

The Company prohibits NEOs from pledging shares that are held in satisfaction of the share ownership guidelines.

Recoupment Policy

The Company has enacted a recoupment policy covering all NEOs. This policy provides for the forfeiture, or clawback, of all unvested equity for any covered officer who deliberately commits fraud that results in a financial restatement.

Impact of Tax Treatments on Compensation

Under U.S. income tax rules, Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1 million paid to our CEO and other NEOs (not more than four) who were executive officers as of the last day of our fiscal year. However, compensation is exempt from this limit if it qualifies as “performance-based compensation.” Performance-based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments.

Although the Compensation Committee will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers who may be employed by subsidiaries subject to U.S. income tax, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since our compensation objectives may not always be consistent with the requirements for full deductibility, we and our subsidiaries may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

Impact of Accounting Treatment

The Company accounts for employee stock options and its employee stock purchase plan in accordance with generally accepted accounting principles. For further information on stock-based compensation, see note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

72   ACE GROUP 2015 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS  ¡  THE RELATIONSHIP OF COMPENSATION TO RISK

The Relationship of Compensation to Risk

ACE’s compensation practices take into account risk management and broadly align total compensation with the medium-term and long-term financial results of the Company. The key objectives of our compensation program for executives are:

(1) to emphasize long-term performance and value creation that, while not immune to short-term financial results, encourages sensible risk-taking in pursuit of superior long-term operating performance;

(2) to assure that executives do not take imprudent risks to achieve compensation goals; and

(3) to provide, to the extent practicable, that executives are not rewarded with short-term compensation for risk-taking actions that may not manifest in outcomes until after the compensation is irrevocably paid.

For bonus-eligible officers and employees below the executive level, the cash incentive pool and equity pool available for distribution within each operating unit during the annual compensation cycle are based on a blend of overall Company performance and operating unit performance, as defined by a range of metrics taking into account short-term, medium-term and long-term results.

Annual Board Committee Review of Executive Compensation Practices

The Chairman of the Compensation Committee meets annually with the Risk & Finance Committee of the Board of Directors to conduct a risk assessment of our Executive Compensation practices. ACE’s management, including leaders in legal and human resources, provide a risk assessment of our compensation program to the Committee for its review. Additionally, the Committee considers the following factors to be important in discouraging excessive risk:

Integrity First—The ACE Code of Conduct

The ACE Code of Conduct is at the heart of our corporate culture and drives every business decision our executives and employees make. The Compensation Committee considers ACE’s values-oriented culture to be a key factor in mitigating risky behavior.

Executive Stock Ownership Requirements

ACE’s Equity Ownership Guidelines require our NEOs to hold substantial amounts of equity. For our CEO, the guideline amount is seven times annual base salary, while for the other NEOs, the guideline amount is four times annual base salary. We believe that stock ownership encourages appropriate decision-making that aligns with the long-term interests of our shareholders.

Compensation Alignment with our Peer Group

Our compensation program target levels are compared to the median of our Compensation Benchmarking Peer Group.

Our Recoupment Policy (Clawbacks)

Our recoupment policy provides for the forfeiture of all unvested equity in the event that a financial restatement arises out of fraud deliberately committed by any NEO.

Performance Goals

Performance goals are set at levels that are high enough to encourage strong performance, but within reasonably attainable levels to discourage risky business strategies or actions.

Our NEO Compensation Components and

Their Relationship to Risk

Variable pay for our NEOs in the form of annual cash bonuses and equity grants comprises the majority of each NEO’s annual total compensation.

Base salary provides a fixed level of compensation for our NEOs and comprises a relatively small portion of their overall compensation. Adjustments to base salary are driven more by competitive market data for similar positions as opposed to being tied to performance or short-term financial results and are targeted to market median.

Cash bonuses are determined by the prior calendar year’s operating results, which include financial performance metrics that drive short, medium and long-term performance and that measure ACE’s performance against a defined group of industry peers. The most important of these metrics are growth in tangible book value per common share, operating return on equity, after-tax operating income and P&C combined ratio.

These specific financial performance metrics, taken together, have been selected in part because they encourage sound business decision-making and measure the creation of both short- and long-term enterprise value.

Equity awards, in the form of stock options, restricted shares and performance shares, comprise the remainder—and typically the majority—of each NEO’s total compensation.

As restricted stock awards vest evenly over a four-year period from the time of grant and stock options vest evenly over a three-year period from the time of grant, the majority of each NEO’s total annual compensation is directly tied to the medium-term and long-term performance of the Company. We believe that executive performance is reasonably reflected in stock price over time, or ought to be, and we do not manage the Company (nor manage our executive compensation practices) to achieve or

ACE GROUP 2015 PROXY STATEMENT   73

COMPENSATION DISCUSSION & ANALYSIS  ¡  THE RELATIONSHIP OF COMPENSATION TO RISK

reward short-term fluctuations or anomalies in market conditions. While stock price may be an imperfect short-term marker for executive compensation, we believe it is a reasonable long-term tool for aligning executive compensation with shareholder results.

25 percent of the value of each NEO’s annual equity award consists of 10-year options with strike prices set as of the award date. Because options often have more value when held longer, they are particularly suitable for encouraging long-term performance.

Performance shares comprise a significant portion of each NEO’s annual stock grant (75 percent of the annual stock grant for the CEO, 66 percent for the Vice Chairman and COO, ACE Limited, and 50 percent of the annual stock grant for the other NEOs). This has the effect of making awards in a given year significantly dependent on objectively measured operating performance relative to industry competitors over the following four years. Over the course of years, this makes a great percentage of overall compensation dependent on long-term outcomes relative to the competition.

Our Assessment of Compensation Risk

As part of Board governance, the Compensation Committee reviews the Company’s compensation structure, policies and practices to determine whether incentives arising from compensation policies or practices relating to any of our NEOs and other employees would be reasonably likely to have a material adverse effect on the Company. The Compensation Committee and management concluded that the Company’s compensation policies and practices do not create risks reasonably likely to have a material adverse effect on the Company, and again confirmed that the mix of compensation types and timeframes tended to align risk-taking with appropriate medium- and long-term reward for the Company.

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COMPENSATION DISCUSSION & ANALYSIS  ¡  HOW WE USE PEER GROUP DATA IN DETERMINING COMPENSATION

How We Use Peer Group Data in Determining Compensation

The Compensation Committee recommends to the full Board and the Board approves the total direct compensation for the CEO. The Compensation Committee also reviews and approves or modifies the CEO’s recommendations for the total direct compensation for the other NEOs and direct reports to the CEO. As part of the annual compensation review process, the Compensation Committee evaluates:

•	each NEO’s individual compensation against compensation levels for comparable positions in our Compensation Benchmarking Peer Group, a peer group that best defines the market in which we compete for executive talent,

•	Company performance against the financial performance of companies in a second peer group that best defines the market in which we compete for business, which we refer to as the Financial Performance Peer Group.

How We Select, and Who is Currently in, Our Compensation Benchmarking Peer Group

Annually, the Compensation Committee reviews those companies designated as our Compensation Benchmarking Peer Group and considers additions to the group based on a review of a broader set of industry peers and deletions from the group. This annual review is undertaken with the Compensation Committee’s independent executive compensation consultants. Over the past 10 years, there have been no changes to the composition of this peer group. The Compensation Committee believes that the stability of this group over time has supported more valid executive compensation decision-making as the volatility that would accompany frequent changes to this group is avoided. With regard to peer group size, the Compensation Committee and its independent executive compensation consultants believe is it preferable to have the correct companies included and have stability in group composition rather than more companies that may not be appropriate and a changing composition.

For our CEO, we rely exclusively on the Compensation Benchmarking Peer Group. For the other NEOs, we rely on a broader set of industry-specific market survey data that includes many of the companies in our Compensation Benchmarking Peer Group.

Our Compensation Benchmarking Peer Group is:

•The Allstate Corporation •Aon Corporation •The Chubb Corporation •The Hartford Financial Services Group, Inc. •Marsh & McLennan Companies, Inc.	•The Progressive Corporation •The Travelers Companies, Inc. •XL Group plc

How We Select, and Who is Currently in, Our Financial Performance Peer Group

The Financial Performance Peer Group includes companies that we view as comparable to us from a business perspective. The composition of the Financial Performance Peer Group is reviewed annually by the Compensation Committee and it, too, has remained stable for the past 10 years with the exception of AIG, which was omitted from the group during the financial crisis when they ceased to disclose financial results in a format that enabled performance comparisons. It includes four companies in the Compensation Benchmarking Peer Group that are considered commercial property and casualty insurance companies. It also has three additional commercial property and casualty insurance companies that are not in the Compensation Benchmarking Peer Group because of their size and ownership structure. We think the Financial Performance Peer Group is the most relevant peer group to compare to the financial performance of the Company on such measures as growth in tangible book value per common share, P&C combined ratio and operating return on equity.

Our Financial Performance Peer Group is:

•AIG •The Chubb Corporation •CNA Financial Corporation •The Hartford Financial Services Group, Inc.	•The Travelers Companies, Inc. •XL Group plc •Zurich Financial Services Group

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COMPENSATION DISCUSSION & ANALYSIS  ¡  HOW WE DETERMINE TOTAL COMPENSATION PAY MIX

How We Determine Total Direct Compensation Pay Mix

Introduction—Determining the Mix of Total Direct Compensation

The components of our NEO’s total direct compensation vary depending on level. Our more senior officers receive a greater percentage of their total direct compensation as variable or at-risk compensation. This consists of an annual cash bonus and a long-term incentive equity award composed of restricted stock, at least half of which is in the form of performance shares, as described below.

Total cash compensation, which consists of annual base salary and annual cash bonus, is typically less than half of total direct compensation.

The Compensation Committee reviews the percentage of total direct compensation delivered in annual base salary, annual cash bonus, and long-term incentive equity awards for similar positions in our Compensation Benchmarking Peer Group. For certain positions the Compensation Committee also considers the broader insurance market.

Elements of Total Direct Compensation

Annual Base Salary

The Compensation Committee reviews and approves or modifies the CEO’s recommendations for the annual base salary of each NEO. The Compensation Committee recommends, and the full

Board of Directors determines, the annual base salary for the CEO. On an annual basis, the Committee reviews each NEO’s actual annual base salary in reference to the median compensation levels for comparable positions at companies in our Compensation Benchmarking Peer Group. The Committee also considers industry-specific market survey data for NEOs other than the CEO. While we typically target annual base salary to be at the median of the market, each NEO’s actual annual base salary may fall above or below the market median.

Variable Compensation—Bonus and Equity Compensation Awards

We use variable performance-based compensation in the form of the annual cash bonus and the long-term incentive equity award in combination with the annual base salary to provide an overall compensation opportunity that is closely tied to performance. When both Company performance and individual performance are considered outstanding, NEOs have the opportunity to achieve total direct compensation that approximates the 75th percentile of compensation for comparable positions at companies in our Compensation Benchmarking Peer Group. Pay Governance determines the percentiles for a given position based on an analysis of compensation disclosures in the most recent publicly available Compensation Benchmarking Peer Group proxy statements in combination with industry-specific market survey data. The Compensation Committee considers the opportunity to achieve or exceed the 75th percentile for outstanding performance because of the high performance expectations to which our Company executives are held, the prevailing competition for talent within our Compensation Benchmarking Peer Group, and the ambitious financial goals of the Company, which the Board reviews and approves each year.

Annual Cash Bonus

The annual cash bonus component of total direct compensation provides a timely link between recent performance and compensation. This allows the Compensation Committee to adjust annual compensation to reflect overall Company financial performance during the prior fiscal year as well as the individual performance of each NEO.

Each NEO’s annual cash bonus is based on:

•	the prior year’s performance, as measured against the Individual Performance Criteria, described above;

•	the Company Performance Criteria, described above; and,

•	for some NEOs, as further specified elsewhere in this Compensation Discussion & Analysis, the performance of the operating unit(s) directly managed by the NEO.

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COMPENSATION DISCUSSION & ANALYSIS  ¡  HOW WE DETERMINE TOTAL COMPENSATION PAY MIX

This process culminates in a specific annual cash bonus opportunity for each NEO that ranges between zero and 250 percent of annual base salary based on performance, with the exception of the CEO, for whom the range could be significantly higher.

Long-Term Incentive Equity Awards

The Compensation Committee uses long-term incentive equity awards, principally in the form of stock options, restricted stock and performance shares, as:

•	a timely link between recent performance and compensation;

•	a forward-looking vehicle for retention of executive talent due to the multi-year vesting schedule for equity awards;

•	an important driver of long-term performance and risk management; and

•	a key link for aligning shareholder and executive interests.

The Compensation Committee bases the value of each NEO’s long-term incentive compensation award on the past year’s performance as measured against the Individual and Company Performance Criteria, described above, as well as, for some NEOs as further specified below, the performance of the operating unit(s) directly managed by the NEO.

This process culminates in a specific long-term incentive equity award for each NEO that is linked both to current year performance and multi-year future performance. The range of the value of the award as a percentage of annual base salary varies greatly among NEOs depending on position and performance but has been targeted to be between 200 percent and 500 percent of annual base salary, with the exception of the CEO, for whom the range is higher.

Variable Compensation

Criteria and Vesting Schedules

Each year the Compensation Committee reviews the vesting criteria for Executive Management and NEOs. Prior to May 2011, all equity awards were granted with single-trigger vesting upon a change in control. Over the past three years, the vesting criteria have changed so that for all grants awarded after August 2014, all members of Executive Management and NEOs will have double-trigger vesting upon a change in control.

VESTING CRITERIA UNDER A CHANGE IN CONTROL
	Single-Trigger Vesting	Modified Single Trigger Vesting	Double-Trigger Vesting
Evan Greenberg	Before May 2011	After May 2011	After August 2014
John Keogh	Before August 2014	n/a	After August 2014
John Lupica	Before August 2014	n/a	After August 2014
Philip V. Bancroft	Before February 2013	After February 2013	After August 2014
Sean Ringsted	Before August 2014	n/a	After August 2014

Options and restricted stock also vest if a recipient’s termination of employment occurs by reason of death or disability. Continued vesting requires uninterrupted employment with the Company unless the Compensation Committee (by recommendation from the CEO) exercises its discretion and grants continued vesting in unvested equity in connection with an employee’s separation from the Company. Also, upon reaching age 62 and having 10 years of service, employees who retire from the Company in good standing will be granted continued vesting without requiring Compensation Committee approval.

Performance-Based Restricted Stock Criteria and Vesting

The Compensation Committee established performance criteria for at least half of the restricted stock awards to NEOs and several other Company senior officers.

Prior to February 2014, the performance criteria applied to 50 percent of the restricted stock awards granted to the CEO and

33 percent of the stock awards granted to the other executive participants. For subsequent awards the performance criteria have been applied to 75 percent of the restricted stock awards granted to the CEO; 66 percent of the restricted stock awards granted to the Vice Chairman and COO, ACE Limited and Chairman, ACE Overseas General; and 50 percent of the stock awards granted to the other participating executives.

Our performance criteria tie the annual vesting of these awards to specified performance targets, namely growth in our tangible book value per common share. We selected this financial measure because it is a strong indicator of growth in shareholder value for a commercial property and casualty insurer and a common financial performance measure for companies in our industry.

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COMPENSATION DISCUSSION & ANALYSIS  ¡  HOW WE DETERMINE TOTAL COMPENSATION PAY MIX

The Compensation Committee does not have discretionary power regarding the vesting of any performance-based award except where performance criteria are not met due to either:

•	corporate acquisitions or dispositions affecting goodwill, or

•	corporate dispositions resulting in gains or losses.

These two circumstances could materially impact growth in tangible book value per common share. Without Compensation Committee discretion, executives could be unduly penalized or enriched for taking actions that are in the best interests of the Company but impact the growth in tangible book value per common share. The Compensation Committee did not exercise any such discretion this year but may do so in the future.

To determine whether awards vest, we compare our performance with the Company’s Financial Performance Peer Group (see “How We Select and Who is Currently in Our Financial Performance Peer Group”). For awards granted before 2014, we compared our performance with the growth in tangible book value per common share of other companies included in the S&P 500 Property & Casualty Index.

Independent Verification of Growth in Tangible Book Value Per Common Share

We have retained Ernst & Young LLP, an independent public accounting firm, to verify the calculations of our growth in tangible book value per common share, to compare our growth in tangible book value per common share to that of the Financial Performance Peer Group for 2014 (or the S&P 500 Property & Casualty Index prior to 2014) and to prepare a report on its findings. Our Compensation Committee reviews the report prepared by Ernst & Young and, based on that report, formally confirms whether, and to what extent, the performance criteria were met for the prior year and how much, if any, performance-based restricted stock has vested as a result.

Performance-Based Restricted Stock Awards

We have two types of performance-based restricted stock awards: Target Awards and Premium Awards.

Target Awards

Each Target Award of performance-based restricted stock consists of four installments. The vesting of each annual installment is subject to the following criteria:

•	If growth in tangible book value per common share exceeds the median, then 100 percent of the performance-based restricted stock scheduled to vest that year actually vests.

•	Beginning in January 2014, if the growth in tangible book value per common share is above the 25th percentile or at or below the median, then 50 percent of the performance-based restricted stock scheduled to vest that year actually vests; while if the growth is at or below the 25th percentile, then no such stock actually vests.
•	Before January 2014, if growth in tangible book value per common share was at or below the median, then no performance-based restricted stock scheduled to vest that year actually vested.

Issuance Criteria

If the performance-based restricted stock does not vest in a particular one-year period applicable to that installment, it may later vest in any of the subsequent years if the aggregate to-date performance or the cumulative four-year performance exceeds the median performance for growth in tangible book value per common share. If the performance goal is not achieved within four years, the shares will be forfeited.

Premium Awards

If our growth in tangible book value per common share compared with the growth of other companies included in our Financial Performance Peer Group (or the S&P 500 Property & Casualty Index for awards granted prior to 2014) over the four-year performance period, which we refer to as our Cumulative Performance, exceeds the 65th percentile, a Premium Award of additional shares, over and above the yearly Target Award, will be earned as follows:

•	If Cumulative Performance is above the 65th and below the 75th percentile, then we will interpolate the Premium Award between 50 percent and 100 percent of the number of Target Award shares earned.

•	If Cumulative Performance exceeds the 75th percentile, then the Premium Award will equal 100 percent of the number of Target Award shares earned.

Issuance Criteria

Shares representing Target Awards are issued when the performance award is approved. They are subject to forfeiture if applicable performance criteria are not met. For awards granted prior to February 2014, shares representing Premium Awards were not issued at the time the Target Award was approved. Rather, they were subject to issuance following the four-year performance period, if and to the extent the Premium Awards were earned. Because of this, a portion of our NEOs’ compensation received in any given year could relate to performance share awards granted four years prior.

For awards granted in February 2014 and thereafter, Premium Awards have been issued subject to vesting if actually earned or forfeited if not earned at the end of the four-year performance period.

In May 2014, Target Awards granted to NEOs in February 2010 earned a Premium Award of 100 percent based on Cumulative Performance exceeding the 75th percentile.

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COMPENSATION DISCUSSION & ANALYSIS  ¡  HOW WE DETERMINE TOTAL COMPENSATION PAY MIX

Stock Option and Restricted Stock Grants: Timing and Pricing

The Compensation Committee typically grants stock options and restricted stock to NEOs annually, effective the day of the February Board of Directors meeting. From time to time the Compensation Committee may make off-cycle grants to NEOs to recognize mid-year promotions or other circumstances. No off-cycle grants were made to NEOs in 2014.

•	The option exercise price is the closing price of our Common Shares as traded on the NYSE on the grant date. Executive officers who join the Company after February in a given year may be granted stock options and restricted stock following their start date.

•	To determine the number of shares for an option award, we use a notional Black Scholes option value. In 2014 that notional value was 30 percent of the stock price, and in 2015 that notional value was 25 percent of the stock price, calculated in each case at the time that we make the decision to grant the option. We typically base the number of shares to be covered by a restricted stock grant on the stock price at the time that we make the decision to grant the restricted stock.

ACE GROUP 2015 PROXY STATEMENT   79

COMPENSATION DISCUSSION & ANALYSIS  ¡  NEO COMPENSATION

How We Determine and Approve NEO Compensation

Role of the Compensation Committee

The Compensation Committee recommends to the full Board and the Board approves the CEO’s total direct compensation. The Compensation Committee meets in executive sessions, with no management present, to evaluate the performance and determine the total direct compensation of the CEO. In addition to considering overall Company financial performance in absolute terms compared to plan and prior-year performance, and in relative terms compared to the financial performance of our Financial Performance Peer Group, the Compensation Committee seeks external guidance from Pay Governance.

The CEO makes recommendations for the total direct compensation of each of the other NEOs. The Committee discusses these recommendations with the CEO along with a review of the performance of each NEO as assessed by the CEO. The Committee then approves or disapproves, or recommends modifications to, the total direct compensation for each NEO, as appropriate.

Role of Independent Consultants in Advising the CEO and Compensation Committee on NEO Compensation Determinations

The Compensation Committee directly retains Pay Governance, an independent consultant, to assist management in the collection and analysis of relevant market data including compensation and financial performance data for our Compensation Benchmarking and Financial Performance Peer Groups. Pay Governance also provides compensation benchmarking for the positions held by our NEOs for consideration by the CEO and the Compensation

Committee. In addition, the Compensation Committee currently retains Pay Governance to assist it with respect to the compensation of the Chief Executive Officer. For this assignment, Pay Governance meets directly with the Compensation Committee to review Company performance, the personal performance of the CEO and provides guidance on CEO compensation in the form of proposed compensation ranges for the annual cash bonus and long-term incentive equity award. In addition, Pay Governance facilitates discussion, reviews peer groups and provides guidance on current trends in executive compensation practices, in general, and CEO compensation practices, specifically. The Compensation Committee has the authority to retain and terminate Pay Governance and to approve their fees and other retention terms.

Prior to 2014, the Compensation Committee directly retained Frederic W. Cook & Co. as their advisors. Frederic W. Cook & Co. assisted in the design of the performance-based restricted stock program and in the design of that program’s revisions, which took effect in February 2014.

Role of the Global Human Resources Officer in Advising the CEO and Compensation Committee on NEO Compensation Determinations

Our Global Human Resources Officer further supports the CEO and the Compensation Committee in assembling external market data as prepared by Pay Governance, gathering and assembling internal compensation information, acting as liaison with Pay Governance, and assisting the CEO and the Compensation Committee in further compensation analysis.

How We Determine Compensation For Our CEO

STEP 1

Our Compensation Framework

As a starting point, the Compensation Committee uses a framework that links total direct compensation for the CEO to:

•	the financial performance of the Company assessed against our Board approved plan

•	achievement of non-financial strategic objectives

•	key financial performance metrics as compared with other companies within our Financial Performance Peer Group (see below)

•	individual performance

•	annual base salary of the CEO and

•	market data for other CEOs within the Compensation Benchmarking Peer Group.

Operating Metrics Used To Evaluate Absolute Financial Performance Are:
•Premium revenue •P&C combined ratio (and its component parts) •P&C underwriting income •Operating income •Net income	•Operating return on equity •Book value growth •Tangible book value per common share growth, and •Earnings per share.

The Committee first considers Company performance on these metrics against plan or budget, and prior year results. For 2014, the Company’s performance across most metrics exceeded plan and prior year and in most instances, substantially exceeded plan and prior year.

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COMPENSATION DISCUSSION & ANALYSIS  ¡  NEO COMPENSATION

Consideration is then also given to the achievement of non-financial, strategic Company objectives and individual objectives set by the CEO in advance of the calendar year. These might include geographic expansion into target markets, the launch of new product lines and objectives related to improved operational efficiency.

STEP 2

Measure Financial Performance Against our Financial Performance Peer Group

The Committee then evaluates ACE Group’s performance as measured against the performance of our peer companies named in our Financial Performance Peer Group.

Key Financial Performance Metrics Considered by the Compensation Committee To Evaluate Relative Performance Are:
•Tangible book value per common share growth •Operating return on equity	•Operating income •P&C combined ratio

For 2014, the Company’s relative performance across the metrics taken collectively fell in the upper quartile of our peer group.

One- and three-year total shareholder return are also considered. One-year total shareholder return, at 14.5 percent, exceeded median performance of our peers. Our three-year annualized total shareholder return, at 21 percent, fell below the median of our peers’ due principally to share price volatility of several of our Financial Performance Peer Group companies, including substantial drops in share price followed by recovery in 2014.

STEP 3

Results of Both Analyses Evaluated Against Our Compensation Framework

The results of both analyses are evaluated against a compensation framework that relates overall performance to a multiple of CEO annual base salary for determining annual cash bonus and long-term incentive equity award. The Committee then applies judgment based on the achievement of non-financial objectives that were set in January of the performance year and personal accomplishments. These objectives range from initiating operations in new geographical jurisdictions and expanding product lines, to achieving certain strategic, enterprise-wide, corporate goals that position the Company for future growth and balance sheet strength. The Committee concluded that these objectives, too, had been met or exceeded.

The Committee does not rely exclusively on arithmetic formulas for this assessment, both because such inflexibility is incompatible with the long-term corporate goals that form the basis for our compensation decisions, and because of the multiplicity of data points. Rather, the Committee uses these data points as part of a performance assessment framework that is intended to reach a fair conclusion in light of all of the available information.

STEP 4

Approval and Determination of CEO Compensation

How We Determine Other NEO Compensation

For other NEOs, total direct compensation is determined by the CEO and approved or modified by the Compensation Committee. Compensation decisions are based in part on overall Company performance and the performance of the operating units or support functions under each NEO’s management. Decisions are also influenced by each NEO’s individual performance, within the context of compensation market data for each position provided by Pay Governance.

As part of the annual compensation cycle, the CEO, with assistance from the Global Head of Human Resources, reviews appropriate compensation market data for each NEO. For those NEOs directly managing an operating unit, the review includes market data for other business segment leaders of comparatively sized business units within our Compensation Benchmarking Peer Group as well as for business segment leaders from other insurance industry peers.

For those NEOs managing a support function, the review includes market data for other support function leaders within our Compensation Benchmarking Peer Group as well as for support function leaders from other insurance industry peers. This review and market analysis informs decision-making about annual compensation for our NEOs.

ACE GROUP 2015 PROXY STATEMENT   81

COMPENSATION DISCUSSION & ANALYSIS  ¡  2014 NEO TOTAL DIRECT COMPENSATION AND PERFORMANCE SUMMARY

2014 NEO Total Direct Compensation and Performance Summary

Below we provide a summary of each of our named executive officers’ total direct compensation and an overview of their 2014 performance relative to achieving our annual and long term performance goals. The process the Compensation Committee uses to determine each officer’s 2014 compensation is described more fully in “How We Determine and Approve NEO Compensation” beginning on page 80.

CEO Compensation

Evan G. Greenberg, Chairman, President and CEO

2014 Performance Summary

2014 was a record year for ACE. Under Mr. Greenberg’s leadership, the Company produced record financial results, increased shareholder value and advanced the Company’s strategic and operational goals including building greater presence and capabilities in fast-growing market segments as well as increasing diversification by geography, product, customer and distribution channel. The following accomplishments were relevant to the Compensation Committee’s considerations in developing its CEO compensation recommendations for 2014:

Financial Performance

•	Second consecutive year of record operating income—$9.79 per share, up 4.7% in 2014

•	P&C combined ratio of 87.7% versus 88% in 2013

Shareholder Value Creation

•	Book value per common share excluding foreign currency movement, up 8.8%, and tangible book value per share excluding foreign currency movement and the impact of goodwill and intangibles related to acquisitions closed in 2014, up 11.3% in 2014

•	Operating return on equity of 12% with total return to shareholders of 14.5%

Strategic and Operational Accomplishments

•	We and our local partner completed acquisition of 93.03% of The Siam Commercial Samaggi Insurance PCL, making ACE the largest foreign owned insurer in Thailand

•	Completed acquisition of large corporate account P&C business of Itaú Seguros, making ACE the largest commercial P&C insurer in Brazil

•	Announced acquisition of Fireman’s Fund high net worth personal lines business in U.S.

2014 Compensation Committee Decisions

The extensive Company Performance Criteria and Individual Performance Criteria used to evaluate Mr. Greenberg’s compensation is detailed in the section “How We Determine Compensation For Our CEO” beginning on page 80.

The Compensation Committee concluded that it was fair and appropriate to provide compensation for 2014 in the upper quartile of the Compensation Benchmarking Peer Group. Mr. Greenberg’s salary was increased for the first time since 2007. As a result of the Company’s strong financial performance and Mr. Greenberg’s strategic leadership, total direct compensation was increased as follows:

•	Base salary was increased 16.7 percent for 2015,

•	Annual cash bonus was increased 5.6 percent, and

•	Long-term incentive equity award was increased 3.5 percent

CEO Leadership—10-Year Performance Perspective

Mr. Greenberg was named CEO of ACE in May 2004. Over the past decade under his leadership, ACE’s scale and financial strength have grown substantially. In the last 10 years, net premiums increased over 50 percent while shareholders’ equity, market capitalization, total capital and operating income have all tripled. Operating income increased from just under $1 billion in 2004 to $3.3 billion in 2014.

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COMPENSATION DISCUSSION & ANALYSIS  ¡  2014 NEO TOTAL DIRECT COMPENSATION AND PERFORMANCE SUMMARY

In addition, as charts elsewhere in this Proxy Statement and the company’s Annual Report have illustrated, ACE has outperformed its domestic and global peer groups in both P&C combined ratio and operating return on equity on a consistent basis over the 10-year period.

Financial Strength (in billions of U.S. dollars)	2004	2014	04-14 Factor
Total Assets	$56.2	$98.2	1.7x
Total Investments	$26.9	$62.9	2.3x
Shareholder’s Equity	$9.8	$29.6	3.0x
Market Capitalization	$12.2	$37.8	3.1x
Total Capital	$12.3	$35.8	2.9x
Debt to Total Capital	16.3%	16.5%	NM
S&P Rating (FSR)	A+	AA	NM

Other NEO 2014 Total Direct Compensation

Philip V. Bancroft Chief Financial Officer
Corporate Units under his management:
•Accounting & Financial Reporting •Investment Management	•Actuarial •Tax and Treasury

2014 Performance Criteria

Mr. Bancroft’s compensation was based on overall Company performance and his individual performance as the Chief Financial Officer of the Company, which was evaluated in terms of his execution of a wide and complex set of financially-oriented objectives relating to the balance sheet and the income statement. These objectives help measure his fulfillment of his leadership role in the financial management of the Company, globally.

He is also evaluated on the quality of the support provided by those corporate units under his management.

Mr. Bancroft was deemed to have met or exceeded expectations on a range of financial and corporate objectives.

2014 Compensation Committee Decisions

•	Base salary was unchanged,

•	Annual cash bonus was increased 3.6 percent, and

•	Long-term incentive equity award was increased 7.5 percent.

ACE GROUP 2015 PROXY STATEMENT   83

COMPENSATION DISCUSSION & ANALYSIS  ¡  2014 NEO TOTAL DIRECT COMPENSATION AND PERFORMANCE SUMMARY

John W. Keogh Vice Chairman and Chief Operating Officer; Chairman, ACE Overseas General
Corporate Units under his management:
•ACE International •ACE North American P&C businesses	•ACE Global Markets

2014 Performance Criteria

Mr. Keogh’s compensation was based on overall Company performance, the performance of the property and casualty operating units under Mr. Keogh’s management as Chief Operating Officer, and the performance of ACE Global Markets and ACE International under Mr. Keogh’s direct management as Chairman, ACE Overseas General, in each case with regard to gross and net written premium, underwriting income, expense ratio, P&C combined ratio and operating income—in absolute terms and relative to plan and the prior year. Consideration was also given to Mr. Keogh’s leadership effectiveness in terms of both developing a robust strategy for the operating units under his management and the effectiveness of its implementation, which ranged from geographical expansion in targeted markets to the strategic growth of certain product lines. In addition, his management of the portfolio of risk across product lines and geographical regions, assuring profitability while building the various ACE Overseas General businesses and the ACE North American property and casualty businesses for longer-term growth, was a significant factor in evaluating his performance.

And finally, consideration was given to the effectiveness of the management teams under Mr. Keogh’s direction across all regions of the globe.

2014 Compensation Committee Decisions

•	Base salary was unchanged,

•	Annual cash bonus was increased 9.6 percent, and

•	Long-term incentive equity award was increased 8.3 percent from prior year’s award.

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COMPENSATION DISCUSSION & ANALYSIS  ¡  2014 NEO TOTAL DIRECT COMPENSATION AND PERFORMANCE SUMMARY

John J. Lupica Vice Chairman; Chairman, Insurance—North America
Corporate Units under his management:
•ACE USA •ACE Westchester •Rain & Hail •ACE Agribusiness	•ACE Private Risk Services •ACE Bermuda •ACE Commercial Risk Services

2014 Performance Criteria

Mr. Lupica’s compensation was based on overall Company performance and the performance of the operating units under Mr. Lupica’s management, namely ACE USA, ACE Westchester, Rain & Hail, ACE Private Risk Services, and ACE Bermuda, and then modified by Mr. Lupica’s individual performance.

2014 Compensation Committee Decisions

•	Base salary was unchanged,

•	Annual cash bonus was increased 13.3 percent, and

•	Long-term incentive equity award was increased 11 percent from prior year’s award.

Sean Ringsted Chief Risk Officer and Chief Actuary
Corporate Units under his management:
•Enterprise Risk Management	•Actuarial

2014 Performance Criteria

Mr. Ringsted’s compensation was based on overall Company performance and his individual performance as the Chief Risk Officer and Chief Actuary of the Company. This requires him to address complex actuarial and risk concentration issues across all the geographies, business segments and product lines of the Company, as well as provide leadership to the actuarial function, globally.

The evaluation of his performance is informed by both measurable outcomes which significantly impact the financial performance of the Company and the quality of the actuarial support provided to all business segments.

In addition to Company and personal performance, Mr. Ringsted’s dual responsibilities as Chief Risk Officer and Chief Actuary were taken into consideration in determining his compensation.

Mr. Ringsted was deemed to have achieved and, in many instances, exceeded expectations on a range of actuarial and risk-related objectives.

2014 Compensation Committee Decisions

•	Base salary was unchanged,

•	Annual cash bonus was increased 3.6 percent, and

•	Long-term incentive equity award was increased 1.8 percent over prior year’s award.

ACE GROUP 2015 PROXY STATEMENT   85

COMPENSATION DISCUSSION & ANALYSIS  ¡  2014 NEO TOTAL DIRECT COMPENSATION AND PERFORMANCE SUMMARY

2014 Total Direct Compensation

Each February, the Compensation Committee and the Board of Directors approve compensation for each NEO including any adjustments to annual base salary, annual cash bonus in recognition of prior calendar year’s performance and long-term incentive equity awards. The long-term incentive equity awards consist of stock options, valued using a notional Black Scholes option valuation methodology representing roughly 30 percent and 25 percent (in 2014 and 2015, respectively) of the closing market price at the date of grant; time-based restricted stock awards; and performance shares, which are subject to performance-based vesting criteria, valued at the closing market price at the date of grant.

The key compensation components for each of our NEOs are summarized in the charts below. The totals and the equity award values do not directly correlate to what is ultimately reported in the Summary Compensation Table in accordance with SEC rules (for example, the equity award column below reflects February 2015 grants while the Summary Compensation Table reflects February 2014 grants). However, using the above methodology, they do reflect how the Compensation Committee considers the overall impact of each annual compensation component as of the time of determination.

2014 NAMED EXECUTIVE OFFICERS COMPENSATION

Name and Title/Business Unit	Annual Base Salary	Annual Cash Bonus	Annual Long Term Incentive Equity Award	Total Direct Compensation
Evan G. Greenberg [1]	$1,200,000	$6,600,000	$11,800,000	$19,600,000
Chairman, President and CEO

Philip V. Bancroft	$750,000	$1,160,000	$2,150,000	$4,060,000
Chief Financial Officer

John W. Keogh	$885,000	$2,265,000	$3,915,000	$7,065,000
Vice Chairman and Chief Operating Officer; Chairman, ACE Overseas General

John J. Lupica	$775,000	$1,700,000	$3,025,000	$5,500,000
Vice Chairman; Chairman, Insurance—North America

Sean Ringsted	$575,000	$725,000	$1,425,000	$2,725,000
Chief Risk Officer and Chief Actuary
1	Mr. Greenberg’s annual base salary was increased for 2015 to $1,400,000.

86   ACE GROUP 2015 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS  ¡  DEFINED TERMS AND CALCULATIONS

Defined Terms and Calculations

The non-GAAP financial measures used in this Compensation Discussion & Analysis (operating income, operating return on equity, P&C combined ratio, P&C underwriting income and tangible book value per common share) are defined and reconciled to U.S. GAAP in the “Regulation G—Non-GAAP Measures” annex of this proxy statement.

Book Value Per Common Share	shareholders’ equity divided by the number of Common Shares outstanding
Combined Ratio	the amount that an insurer must pay to cover claims and expenses for every dollar of earned premium. It is the sum of the expense ratio and the loss ratio.
Company Performance Criteria	the factors described on page 70 that measure the Company’s performance for purposes of determining an individual’s compensation
Compensation Benchmarking Peer Group	those companies identified on page 75 who the Company considers for purposes of comparing and determining executive compensation
Cumulative Performance	the four-year performance period of growth in tangible book value per common share compared with the growth of other companies included in the Financial Performance Peer Group during such period
Double-Trigger Vesting	all unvested equity vests immediately upon a change in control if the executive is terminated without cause or resigns for good reason between six months before and two years after such change in control.
Expense Ratio
Financial Performance Peer Group	those companies identified on page 75 who the Company considers to be comparable from a business perspective
Individual Performance Criteria	the factors described on page 70 that measure an individual’s performance for purposes of determining such individual’s compensation

Loss Ratio
Modified Single-Trigger Vesting

all unvested equity vests:

(a) immediately upon a change in control if the executive is terminated without cause or resigns for good reason between six months before and six months after such change in control; or

(b) immediately upon the executive’s resignation for any reason after remaining a company executive for at least six months after a change in control, provided that such resignation occurs between six months and two years after a change in control.

Premium Award	performance-based restricted stock awards in excess of the yearly Target Award in the event that the Company’s Cumulative Performance exceeds the 65th percentile, as further described on page 78
Single-Trigger Vesting	all unvested equity vests immediately upon a change in control
Target Award	performance-based restricted stock awards consisting of four annual installments subject to specified vesting criteria described on page 78
Total Shareholder Return	stock price increase plus dividends reinvested
Total Direct Compensation	Base salary, cash bonus and long-term incentive equity awards

ACE GROUP 2015 PROXY STATEMENT   87

COMPENSATION DISCUSSION & ANALYSIS  ¡  ACRONYMS

Acronyms

CEO	Chief Executive Officer
CFO	Chief Financial Officer
COO	Chief Operating Officer
NEOs	Named executive officers, who are determined based on applicable SEC rules
P&C	Property & casualty

88   ACE GROUP 2015 PROXY STATEMENT

EXECUTIVE COMPENSATION  ¡  SUMMARY COMPENSATION TABLE

Summary Compensation Table

The following table sets forth compensation for 2014, 2013 and 2012 for our NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards[1]	Option Awards[2]	All Other Compensation[3]	Total
Evan G. Greenberg Chairman, President and Chief Executive Officer	2014	$1,200,000	$6,600,000	$8,550,004	$2,004,856	$1,323,314	$19,678,174
	2013	$1,200,000	$6,250,000	$6,825,052	$2,609,519	$900,776	$17,785,347
	2012	$1,200,000	$5,100,000	$6,370,007	$1,912,566	$973,939	$15,556,512
Philip V. Bancroft Chief Financial Officer	2014	$750,000	$1,160,000	$1,499,974	$351,735	$556,567	$4,318,276
	2013	$725,000	$1,120,000	$1,368,802	$323,946	$579,389	$4,117,137
	2012	$700,000	$1,000,000	$1,312,525	$243,944	$565,822	$3,822,291
John W. Keogh Vice Chairman and Chief Operating Officer; Chairman, ACE Overseas General	2014	$885,000	$2,265,000	$2,711,215	$635,756	$399,658	$6,896,629
	2013	$860,000	$2,067,000	$2,280,084	$539,606	$348,518	$6,095,208
	2012	$825,000	$1,750,000	$2,062,455	$383,348	$306,287	$5,327,090
John J. Lupica Vice Chairman; Chairman, Insurance—North America	2014	$775,000	$1,700,000	$2,043,765	$479,237	$350,124	$5,348,126
	2013	$735,000	$1,500,000	$1,387,502	$328,384	$307,392	$4,258,278
	2012	$700,000	$1,265,000	$1,012,450	$188,189	$265,491	$3,431,130
Sean Ringsted Chief Risk Officer and Chief Actuary	2014	$575,000	$725,000	$1,050,040	$246,204	$1,453,302	$4,049,546
	2013	$543,750	$700,000	$975,068	$230,758	$1,492,096	$3,941,672
1	This column discloses the aggregate grant date fair value of stock awards granted during the year. This column includes time-based as well as performance-based restricted stock for which the target amount is included. For information on performance targets and vesting, see “Compensation Discussion & Analysis—Performance-Based Restricted Stock Vesting.” Additional detail regarding restricted stock awards made in 2014 is provided in the Grants of Plan-Based Awards table below in the “Executive Compensation” section of this proxy statement. Assuming the highest level of performance is achieved (which would result in vesting of 100 percent of performance shares awarded, i.e., all Target Awards and Premium Awards), the aggregate grant date fair value of the stock awards set forth in the table above would be:

	2014	2013	2012
Evan G. Greenberg	$14,962,483	$10,237,578	$9,555,011
Philip V. Bancroft	$2,249,961	$1,820,515	$1,745,657
John W. Keogh	$4,500,598	$3,032,540	$2,743,070
John J. Lupica	$3,065,647	$1,845,363	$1,346,559
Sean Ringsted	$1,575,060	$975,068	—

All Target Awards granted in 2013 and prior met relevant performance criteria and vested their annual installments as scheduled. Target Awards granted to NEOs for 2008, 2009 and 2010 earned a Premium Award of 100 percent based on the Cumulative Performance exceeding the 75th percentile, which Premium Awards are not included in the above-reported amounts. The table below shows the value realized on vesting of those Premium Awards at their respective four-year anniversary dates in 2014, 2013 and 2012.

	2010 Grant Vested in 2014	2009 Grant Vested in 2013	2008 Grant Vested in 2012
Evan G. Greenberg	$6,071,934	$5,791,877	$3,651,992
Philip V. Bancroft	$879,694	$882,414	$541,119
John W. Keogh	$1,256,121	$1,006,762	$617,885
John J. Lupica	—	—	—
Sean Ringsted	—	—	—

2	This column discloses the aggregate grant date fair value of stock option awards granted during the year. Option values are based on the grant date fair market value computed in accordance to FASB ASC Topic 718. Additional detail regarding stock option awards made in 2014 is provided in the Grants of Plan-Based Awards table elsewhere in this proxy statement.
3	As detailed in the table below, this column includes perquisites and other personal benefits, consisting of the following:

ACE GROUP 2015 PROXY STATEMENT   89

EXECUTIVE COMPENSATION  ¡  SUMMARY COMPENSATION TABLE

•	Perquisites including personal use of the Company aircraft and Company apartment, and miscellaneous other benefits, including club memberships, financial planning, executive medical coverage, car allowance or car lease and car maintenance allowance.

–	We calculate our incremental cost for personal use of corporate aircraft based on our variable operating costs, including fuel, crew travel, landing/ramp fees, catering, international handling and proportional share of lease costs. We include in this table amounts for personal use of corporate aircraft by all NEOs who make personal use of the corporate aircraft, although the Board of Directors required Mr. Greenberg to use corporate aircraft for all travel whenever practicable for security reasons. For all other NEOs, personal use of the corporate aircraft was limited to space available on normally scheduled management business flights.

–	Other personal benefits including housing allowances, cost of living allowance and home leave.

¡	In 2014, 2013 and 2012, housing allowances were provided to Messrs. Bancroft and Ringsted because they have been required by ACE to maintain a second residence in Bermuda in addition to maintaining their own personal residence.

–	We do not pay tax reimbursements or gross-ups to our U.S.-based NEOs. We eliminated such payments as of January 2011. Mr. Ringsted is a citizen of Great Britain and not the U.S. and lives in Bermuda at our request. He receives certain tax reimbursements as part of a standard expatriate package consistent with packages given to our other expatriate executives resident in Bermuda.

–	Our contributions to retirement plans consist of matching and non-contributory employer contributions for 2014, 2013 and 2012.

Name	Year	Housing Allowance	Private Jet Usage	Misc. Other Benefits	Tax Reimbursements	Retirement Plan Contribution
Evan G. Greenberg	2014	—	$237,718	$191,596	—	$894,000
	2013	—	$124,742	$20,034	—	$756,000
	2012	—	$277,571	$24,368	—	$672,000
Philip V. Bancroft	2014	$222,000	—	$110,167	—	$224,400
	2013	$264,000	—	$108,389	—	$207,000
	2012	$264,000	—	$96,022	—	$205,800
John W. Keogh	2014	—	—	$45,418	—	$354,240
	2013	—	—	$35,318	—	$313,200
	2012	—	$4,974	$26,513	—	$274,800
John J. Lupica	2014	—	$1,016	$76,108	—	$273,000
	2013	—	$4,052	$63,340	—	$240,000
	2012	—	$3,194	$46,297	—	$216,000
Sean Ringsted	2014	$210,000	—	$60,903	$1,029,399	$153,000
	2013	$210,000	—	$58,904	$1,079,942	$143,250

Employment Arrangements

Each of our NEOs receives an annual salary with annual discretionary cash and long-term incentives. Base salaries for NEOs are adjusted as described in “Compensation Discussion & Analysis.” Each NEO also receives customary executive benefits, such as participation in our current benefit and insurance plans, and certain perquisites, which may include some or all of a housing allowance, car allowance, car loan and club dues. We entered into an individual offer letter with each NEO at the beginning of his respective employment. Other than as described above, no material terms of such offer letters remain in effect.

If our shareholders approve Agenda Item 10 (Amendments to the Articles of Association regarding compensation of the Board of Directors and Executive Management and certain other matters) at the Annual General Meeting, the newly-approved Articles of Association will permit, and we will immediately enter into, non-compete agreements with our Executive Management. These non-compete agreements are described below under the “Potential Payments Upon Termination or Change in Control” table.

In addition, in connection with the Company’s re-domestication to Switzerland in 2008, and for the sole purpose of documentation of work that is expected to be performed in Switzerland, the Company entered into employment agreements with Evan G. Greenberg, the Company’s Chairman and Chief Executive Officer, Philip Bancroft, the Company’s Chief Financial Officer, and Sean Ringsted, the Company’s Chief Risk Officer and Chief Actuary. Subsequent to the re-domestication, the Company entered into employment agreements with John W. Keogh, as Vice Chairman of ACE Limited. These employment agreements did not change these officers’ responsibilities to the ACE group of companies or their aggregate compensation from the ACE group of companies. These employment

90   ACE GROUP 2015 PROXY STATEMENT

EXECUTIVE COMPENSATION  ¡  SUMMARY COMPENSATION TABLE

agreements formally establish that the named executive officers have responsibilities directly with ACE Limited as a Swiss company and will receive compensation specifically for work performed in Switzerland.

These employment agreements specify that these officers:

•	are employees of the Swiss parent company,

•	will receive compensation allocable to such employment agreement (as opposed to compensation allocable to their work for other ACE companies) that reflects 10 percent of the total compensation such named executive officer is currently receiving, and

•	will work a portion of their time in Switzerland for ACE Limited approximating 10 percent of their annual work calendar.

The Company may use the same form of employment agreement for these officers to allocate a percentage of their salaries to other subsidiaries of the Company.

Employee Stock Purchase Plan

We maintain a broad-based employee stock purchase plan, which gives our eligible employees the right to purchase our Common Shares through payroll deductions at a purchase price that reflects a 15 percent discount to the market price of our Common Shares. No participant may purchase more than ten percent of the participant’s compensation or $25,000 in value of Common Shares, whichever is less, under this plan in any calendar year, nor may any participant purchase more than 1,500 in number of Common Shares under any subscription period. Of our NEOs, John J. Lupica participated in the employee stock purchase plan in 2014.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. These agreements are in furtherance of our Articles of Association that allow us to indemnify our directors and officers to the fullest extent permitted by law. The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was one of our directors or officers or is or was a director, officer, employee or agent of another entity at our request or relating to anything done or not done by the indemnitee in such a capacity, including indemnification relating to the government investigation of industry practices. The indemnification agreements provide for advancement of expenses. These agreements provide for mandatory indemnification to the extent an indemnitee is successful on the merits. The indemnification agreements set forth procedures relating to indemnification claims. To the extent we maintain general and/or directors’ and officers’ liability insurance, the agreements provide that the indemnitee shall be covered by such policies to the maximum extent of the coverage available for any of our directors or officers.

ACE GROUP 2015 PROXY STATEMENT   91

EXECUTIVE COMPENSATION  ¡  GRANTS OF PLAN-BASED AWARDS

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to the NEOs during the calendar year ended December 31, 2014. Because the Compensation Committee made plan-based awards at its February 2015 meeting which it intended as compensation for 2014, we have included those grants in this table along with grants made during 2014.

Name	Grant Date [1]	Estimated Future Payouts Under Equity Incentive Plan Awards[2]		All Other Stock Awards; Number of Shares of Stock or Units[3]	All Other Option Awards; Number of Securities Underlying Options[4]	Exercise or Base Price of Option Award	Grant Date Fair Value of Equity Incentive Plan Awards[5]
		Target	Maximum
Evan G. Greenberg	February 26, 2015	57,828	115,656	19,276			$8,849,997
	February 26, 2015				102,787	$114.78	$2,371,296
	February 27, 2014	66,272	132,544	22,091			$8,550,004
	February 27, 2014				98,181	$96.76	$2,004,856
Philip V. Bancroft	February 26, 2015	7,024	14,048	7,024			$1,612,429
	February 26, 2015				18,728	$114.78	$432,055
	February 27, 2014	7,751	15,502	7,751			$1,499,974
	February 27, 2014				17,225	$96.76	$351,735
John W. Keogh	February 26, 2015	16,884	33,768	8,698			$2,936,302
	February 26, 2015				34,103	$114.78	$786,756
	February 27, 2014	18,493	36,986	9,527			$2,711,215
	February 27, 2014				31,134	$96.76	$635,756
John J. Lupica	February 26, 2015	9,883	19,766	9,883			$2,268,741
	February 26, 2015				26,350	$114.78	$607,895
	February 27, 2014	10,561	21,122	10,561			$2,043,765
	February 27, 2014				23,469	$96.76	$479,237
Sean Ringsted	February 26, 2015	4,656	9,312	4,656			$1,068,831
	February 26, 2015				12,413	$114.78	$286,368
	February 27, 2014	5,426	10,852	5,426			$1,050,040
	February 27, 2014				12,057	$96.76	$246,204

1	As stated above, the Compensation Committee intended awards granted in February 2015 as compensation for 2014. The Compensation Committee intended awards granted in February 2014 as compensation for 2013. Therefore, we also disclosed these awards in our 2014 proxy statement.
2	The terms of the performance awards, including the performance criteria for vesting, are described in “Compensation Discussion & Analysis—Performance-Based Restricted Stock Vesting.” The Target column of this table corresponds to Target Awards, and the Maximum column refers to the maximum possible Target and Premium Awards. During the restricted period, the NEOs are entitled to vote both the time-based and performance-based restricted stock. Dividends are accumulated and distributed only when the shares have vested.
3	Restricted stock vests on the first, second, third and fourth anniversary dates of the grant.
4	Stock options vest on the first, second and third anniversary dates of the grant.
5	This column discloses the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. For all assumptions used in the valuation, see note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

92   ACE GROUP 2015 PROXY STATEMENT

EXECUTIVE COMPENSATION  ¡  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1]
Evan G. Greenberg	108,600	—	$56.40	02/22/2016
	134,000	—	$56.14	02/28/2017
	130,640	—	$60.28	02/27/2018
	169,280	—	$38.51	02/26/2019
	159,820	—	$50.37	02/25/2020
	134,100	—	$62.64	02/24/2021
	77,934	38,971	$73.35	02/23/2022
	47,817	95,642	$85.39	02/28/2023
	—	98,181	$96.76	02/27/2024	86,230	$9,906,102	130,406	$14,981,041
Philip V. Bancroft	14,027	—	$56.40	02/22/2016
	16,700	—	$56.14	02/28/2017
	18,150	—	$60.28	02/27/2018
	24,190	—	$38.51	02/26/2019
	21,710	—	$50.37	02/25/2020
	18,459	—	$62.64	02/24/2021
	9,938	4,973	$73.35	02/23/2022
	5,935	11,874	$85.39	02/28/2023
	—	17,225	$96.76	02/27/2024	25,514	$2,931,048	16,494	$1,894,831
John W. Keogh	5,562	—	$54.08	05/01/2016
	13,920	—	$56.14	02/28/2017
	20,740	—	$60.28	02/27/2018
	9,197	—	$38.51	02/26/2019
	31,030	—	$50.37	02/25/2020
	24,944	—	$62.64	02/24/2021
	—	7,391	$63.42	08/11/2021
	15,619	7,813	$73.35	02/23/2022
	9,887	19,778	$85.39	02/28/2023
	—	31,134	$96.76	02/27/2024	46,249	$5,313,085	34,569	$3,971,287
John J. Lupica	8,017	—	$56.40	02/22/2016
	9,349	—	$56.14	02/28/2017
	10,630	—	$60.28	02/27/2018
	12,824	—	$38.51	02/26/2019
	13,648	—	$50.37	02/25/2020
	11,977	—	$62.64	02/24/2021
	—	5,913	$63.42	08/11/2021
	7,667	3,836	$73.35	02/23/2022
	6,016	12,037	$85.39	02/28/2023
	—	23,469	$96.76	02/27/2024	34,040	$3,910,515	16,859	$1,936,762

ACE GROUP 2015 PROXY STATEMENT   93

EXECUTIVE COMPENSATION  ¡  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1]
Sean Ringsted	6,800	—	$56.40	02/22/2016
	8,070	—	$56.14	02/28/2017
	9,850	—	$60.28	02/27/2018
	13,880	—	$38.51	02/26/2019
	13,648	—	$50.37	02/25/2020
	11,478	—	$62.64	02/24/2021
	6,531	3,268	$73.35	02/23/2022
	279	142	$74.20	02/04/2022
	4,227	8,459	$85.39	02/28/2023
	—	12,057	$96.76	02/27/2024	23,569	$2,707,607	5,426	$623,339

1	Based on the closing market price of our Common Shares on December 31, 2014 of $114.88 per share.

Contingent on continued employment and, in some circumstances, satisfaction of specified performance targets, the vesting dates for the awards described in the Outstanding Equity Awards at Fiscal Year-End table are as follows:

Name	Vest Date	Number of Securities Underlying Unexercised Options Unexercisable	Number of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[1]
Evan G. Greenberg	2/23/2015	38,971	10,855	10,855
	2/24/2015	—	12,453	12,452
	2/27/2015	32,725	5,522	16,568
	2/28/2015	47,820	9,992	9,992
	2/23/2016	—	10,857	10,855
	2/27/2016	32,728	5,523	16,568
	2/28/2016	47,822	9,990	9,990
	2/27/2017	32,728	5,522	16,568
	2/28/2017	—	9,992	9,990
	2/27/2018	—	5,524	16,568
Philip V. Bancroft	2/23/2015	4,973	2,998	1,475
	2/24/2015	—	3,711	1,826
	2/27/2015	5,739	1,937	1,937
	2/28/2015	5,936	2,686	1,322
	2/23/2016	—	2,998	1,476
	2/27/2016	5,742	1,938	1,938
	2/28/2016	5,938	2,684	1,322
	2/27/2017	5,744	1,938	1,938
	2/28/2017	—	2,686	1,322
	2/27/2018	—	1,938	1,938

94   ACE GROUP 2015 PROXY STATEMENT

EXECUTIVE COMPENSATION  ¡  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Name	Vest Date	Number of Securities Underlying Unexercised Options Unexercisable	Number of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[1]
John W. Keogh	2/23/2015	7,813	4,709	2,320
	2/24/2015	—	5,015	2,470
	2/27/2015	10,375	2,381	4,623
	2/28/2015	9,888	4,473	2,203
	8/11/2015	7,391	8,869	—
	8/12/2015	—	—	2,360
	2/23/2016	—	4,711	2,319
	2/27/2016	10,378	2,382	4,623
	2/28/2016	9,890	4,472	2,202
	2/27/2017	10,381	2,382	4,623
	2/28/2017	—	4,473	2,202
	2/27/2018	—	2,382	4,624
John J. Lupica	2/23/2015	3,836	2,312	1,139
	2/24/2015	—	3,592	—
	2/27/2015	7,822	2,639	2,639
	2/28/2015	6,018	2,722	1,340
	8/11/2015	5,913	7,096	—
	2/23/2016	—	2,313	1,138
	2/27/2016	7,823	2,641	2,641
	2/28/2016	6,019	2,721	1,340
	2/27/2017	7,824	2,640	2,640
	2/28/2017	—	2,723	1,341
	2/27/2018	—	2,641	2,641
Sean Ringsted	2/23/2015	3,268	2,940	—
	2/24/2015	—	3,444	—
	2/27/2015	4,017	1,355	1,355
	2/28/2015	4,229	2,856	—
	4/02/2015	142	126	—
	2/23/2016	—	2,940	—
	2/27/2016	4,019	1,357	1,357
	2/28/2016	4,230	2,854	—
	4/02/2016	—	127	—
	2/27/2017	4,021	1,357	1,357
	2/28/2017	—	2,856	—
	2/27/2018	—	1,357	1,357

1	The vesting date for the securities specified in this column is the later of (a) the “Vest Date” specified for such securities in this table and (b) the date when the Compensation Committee formally confirms vesting pursuant to the process further described in “Compensation Discussion & Analysis—Performance-Based Restricted Stock Vesting.” For additional information on performance measures, see footnote 2 to the Grant of Plan-Based Awards table.

ACE GROUP 2015 PROXY STATEMENT   95

EXECUTIVE COMPENSATION  ¡  OPTION EXERCISES AND STOCK VESTED

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises by, and vesting of restricted stock awards of, our NEOs during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise[1]	Number of Shares Acquired on Vesting[2]	Value Realized on Vesting[3]
Evan G. Greenberg	140,000	$6,935,992	155,637	$15,666,623
Philip V. Bancroft	22,773	$1,297,155	29,136	$2,907,615
John W. Keogh	—	—	45,134	$4,509,485
John J. Lupica	—	—	15,200	$1,487,647
Sean Ringsted	—	—	13,458	$1,306,050

1	The value of an option is the difference between (a) the fair market value of one of our Common Shares on the exercise date and (b) the exercise price of the option.

2	Of Common Shares acquired on vesting, the following numbers were respectively acquired due to vesting of performance-based restricted stock target awards on May 15, 2014: Mr. Greenberg (48,139 shares), Mr. Bancroft (6,778 shares), Mr. Keogh (12,424 shares) and Mr. Lupica (2,480 shares). Each annual installment of the performance-based restricted stock awards granted in February 2010, February 2011, February 2012 and February 2013 vested.

Of shares acquired on vesting, the following numbers were respectively acquired due to vesting of performance-based restricted stock premium awards: Mr. Greenberg (59,360 shares), Mr. Bancroft (8,600 shares) and Mr. Keogh (12,280 shares). In May 2014, target awards granted to NEOs in February 2010 earned a Premium Award of 100 percent based on Cumulative Performance exceeding the 75th Percentile.

For information on performance targets and vesting, see “Compensation Discussion & Analysis—Performance-Based Restricted Stock Vesting.”

3	The value of a share of restricted stock upon vesting is the fair market value of one of our Common Shares on the vesting date. If vesting occurs on a day on which the New York Stock Exchange is closed, the value realized on vesting is based on the closing price on the open market day prior to the vesting date.

Nonqualified Deferred Compensation

The following table sets forth information about nonqualified deferred compensation of our NEOs.

	Executive Contributions in Last FY	Registrant Contributions in Last FY1	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE[2]
Evan G. Greenberg	$727,500	$894,000	$266,892	—	$14,545,354
Philip V. Bancroft	$169,500	$224,400	$181,388	—	$5,100,552
John W. Keogh	$277,700	$354,240	$9,740	—	$3,827,134
John J. Lupica	$210,000	$273,000	$475,010	—	$5,891,020
Sean Ringsted	$76,500	$153,000	$16,570	—	$2,895,755

1	The amounts shown in this column are also included in the Summary Compensation Table for 2014 in the All Other Compensation column.

2	Of the totals shown in this column, the following amounts are also included in the Summary Compensation Table for 2014, 2013 and 2012: Evan G. Greenberg ($2,271,000), Philip V. Bancroft ($586,200), John W. Keogh ($890,132) and John J. Lupica ($676,047). For Sean Ringsted, $296,250 was included for 2014 and 2013.

ACE Limited and ACE INA Holdings Inc. sponsor a total of five nonqualified deferred compensation plans in which the NEOs participate. Four of these plans—The ACE Limited Supplemental Retirement Plan, The ACE Limited Elective Deferred Compensation Plan, The ACE USA Supplemental Employee Retirement Savings Plan, and The ACE USA Officers Deferred Compensation Plan—are unfunded nonqualified plans designed to benefit employees who are highly compensated or part of a select group of management. ACE Limited and ACE INA Holdings Inc. set aside assets in rabbi trusts to fund the obligations under these four plans. The funding (inclusive of investment returns) of the rabbi trusts attempts to mirror the participants’ hypothetical investment choices made under each plan.

The fifth nonqualified deferred compensation plan in which an NEO participates is The ACE Bermuda Employee Retirement Plan, which is, from a U.S. tax perspective, a non-qualified retirement plan. The ACE Bermuda Employee Retirement Plan is a broad-based plan in which all ACE Bermuda-based employees who are non-U.S. citizens participate. The plan provides for a matching employer contribution of up to 6 percent of compensation, as well as a noncontributory 6 percent employer contribution. Bermudians participate in the plan over and above their participation in Bermuda’s National Pension Scheme Plan. All assets are held in trust for the employee. Subject to

96   ACE GROUP 2015 PROXY STATEMENT

EXECUTIVE COMPENSATION  ¡  NONQUALIFIED DEFERRED COMPENSATION

certain exceptions, benefits may be paid upon termination of employment once the participant has attained age 55. Benefits may be paid in a single sum or in the form of periodic distributions over the life expectancy of the participant.

Participants in the ACE Limited Supplemental Plan contributed (until 2009) and ACE USA Supplemental Plan contribute to such plans only after their contributions to tax-qualified plans are capped under one or more Internal Revenue Code provisions. Participants in the ACE Limited Elective Deferred Compensation Plan were allowed to defer (until 2009) and ACE USA Deferred Compensation Plans may defer additional amounts of salary or bonuses with deferred amounts credited to these plans. Up to 50 percent of salary and up to 100 percent of cash bonuses are eligible for deferral under the ACE USA Officers Deferred Compensation Plan, while the ACE Limited Elective Deferred Compensation Plan permitted deferral of up to 100 percent of salary, minus payroll taxes and other payroll obligations, and up to 100 percent of cash bonuses. NEOs are not treated differently from other participants under these plans. Effective January 1, 2009, participation under the ACE Limited nonqualified plans ceased on compensation paid for 2009 performance, due to the impact of Code section 457A. Starting in 2009, certain Bermuda-based employees, among them NEOs, participate under the ACE INA Holdings Inc. nonqualified plans.

Finally, in 2011, the ACE Limited nonqualified plans were amended to provide that distributions will be paid no later than 2017 to comply with limitations imposed by Internal Revenue Code Section 457A and related legislation.

For more information on our nonqualified deferred compensation plans, see the section of this proxy statement titled “Potential Payments upon Termination or Change in Control—Non-Qualified Retirement Plans and Deferred Compensation Plans.”

ACE GROUP 2015 PROXY STATEMENT   97

EXECUTIVE COMPENSATION  ¡  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments upon Termination or Change in Control

The table below contains estimates of potential payments to each of our NEOs upon termination of employment or a change in control under current employment arrangements and other compensation programs, assuming the termination or change of control event occurred on December 31, 2014. The table reflects payments due in 2014 under the Severance Plan, which will be terminated with respect to our Executive Management if our shareholders approve Agenda Item 10 (Amendments to the Articles of Association regarding compensation of the Board of Directors and Executive Management and certain other matters) at the Annual General Meeting. The newly-approved Articles of Association would permit, and we would immediately enter into, non-compete agreements with our Executive Management. Following the table we have provided a brief description of such employment arrangements and other compensation programs, including the Severance Plan and expected non-compete agreements.

Name	Cash Severance	Medical Continuation[1]	Retirement Plan Continuation[2]	Value of Accelerated & Continued Equity and Performance Awards[3]

Evan G. Greenberg

Separation without cause	$14,366,667	$37,385	—	$23,140,941

Change in control	$21,478,167	$56,077	—	$31,105,131

Separation for cause	—	—	—	—

Retirement	—	—	—	—

Death or disability	—	—	—	$31,105,131

Philip V. Bancroft

Separation without cause	$1,843,333	$33,619	—	$2,541,006

Change in control	$3,686,667	$67,237	—	$5,694,690

Separation for cause	—	—	—	—

Retirement	—	—	—	—

Death or disability	—	—	—	$5,694,690

John W. Keogh

Separation without cause	$2,912,333	$11,712	—	$5,713,321

Change in control	$5,824,667	$23,424	—	$11,136,588

Separation for cause	—	—	—	—

Retirement	—	—	—	—

Death or disability	—	—	—	$11,136,588

John J. Lupica

Separation without cause	$2,263,333	$15,374	—	$3,480,066

Change in control	$4,526,667	$30,747	—	$7,091,099

Separation for cause	—	—	—	—

Retirement	—	—	—	—

Death or disability	—	—	—	$7,091,099

Sean Ringsted

Separation without cause	—	—	—	—

Change in control	—	—	—	$3,940,371

Separation for cause	—	—	—	—

Retirement	—	—	—	—

Death or disability	—	—	—	$3,940,371
1	The value of medical continuation benefits is based on the medical insurance premium rates payable by the Company and applicable to the NEOs as of year-end 2014.
2	The value of retirement plan continuation benefits is based on employer matching contributions (assuming maximum employee contributions) and employer non-discretionary contributions, in each case, in accordance with the relevant plans as in effect at year-end 2014.
3	Based on the closing market price of our Common Shares on December 31, 2014 of $114.88 per share.

The table above does not duplicate aggregate balance amounts disclosed in the section of this proxy statement titled “Executive Compensation—Nonqualified Deferred Compensation,” including amounts that may become payable on an accelerated timeline due to termination of employment or a change in control as described below under “—Non-Qualified Retirement Plans and Deferred Compensation Plans.”

98   ACE GROUP 2015 PROXY STATEMENT

EXECUTIVE COMPENSATION  ¡  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Plan

The Severance Plan described here will be terminated with respect to Executive Management if our shareholders approve Agenda Item 10 (Amendments to the Articles of Association regarding compensation of the Board of Directors and Executive Management and certain other matters) at the Annual General Meeting. The Severance Plan will remain in effect with respect to other non-Executive Management participants.

Messrs. Greenberg, Bancroft, Keogh and Lupica are the only participants among NEOs in the Severance Plan. Under the Severance Plan, if we terminate a participant’s employment without cause, the participant will receive a lump sum cash payment equal to 200 percent, in the case of the CEO, and 100 percent, in the case of any other participant, of such officer’s current annual base salary and average of the bonuses paid for the prior three years, plus pro rata annual bonus with respect to the year of separation. In addition, if we terminate employment without cause, the Severance Plan provides for:

•	continued vesting of equity-based compensation for two years in the case of the CEO, and one year in the case of any other participant;

•	continued exercisability of stock options for the earlier of three years or the option’s scheduled expiration date; and

•	continuation of health coverage for 24 months for the CEO and 12 months for any other participant.

All equity-based compensation granted before August 2014 will immediately vest in the event of a change in control for all participants in the Severance Plan except Mr. Greenberg and Mr. Bancroft. Equity-based compensation granted to Mr. Greenberg after May 2011 and before August 2014, and to Mr. Bancroft after February 2013 and before August 2014, and held by him will instead vest on his termination, before the regularly scheduled vesting dates, in any of the following circumstances: if we terminated his employment without cause, if he terminated his employment for good reason during the six-month period immediately before a change in control or during the two-year period immediately following a change in control, or if he terminated employment for any reason in the seventh month after the change in control. Equity-based compensation granted after August 2014, for all participants in the Severance Plan, will vest only if we terminate the participant’s employment without cause or if the participant resigns for good reason during the six-month period immediately before a change in control or during the two-year period immediately following a change in control (which we have elsewhere in this proxy statement referred to as double-trigger vesting).

In addition, upon the events creating double-trigger vesting, the Severance Plan provides for:

•	a lump sum cash payment equal to 299 percent in the case of CEO, and 200 percent in the case of any other participant, of the sum of the current annual base salary and average of the bonuses paid to the participant for the prior three years, plus pro rata annual bonus with respect to the year of separation;
•	continued exercisability of stock options for the earlier of three years or the option’s scheduled expiration date; and

•	continuation of health coverage for 36 months for the CEO and 24 months for any other participant.

All participants in the Severance Plan are required to sign a waiver and release to receive benefits and must agree to a 12-month non-competition period as well as an agreement not to solicit clients, customers or employees for specified periods ranging between 12 and 24 months.

A “change in control” under the Severance Plan occurs when:

•	any person becomes a beneficial owner of 50 percent or more of the voting stock of the Company;

•	the majority of the Board consists of persons other than directors in office on the effective date of the Severance Plan, who we refer to as the Incumbent Directors. However, any person becoming a director after the effective date of the Severance Plan will also be considered to be an Incumbent Director if their election or nomination for election was supported by three-quarters of the established Incumbent Directors;

•	the Company adopts any plan of liquidation providing for distribution of all or substantially all of its assets;

•	all or substantially all of the assets or business of the Company is disposed of due to a merger, consolidation or other transaction, unless the shareholders of the Company, immediately prior to such merger, consolidation or other transaction, beneficially own, directly or indirectly, (in substantially the same proportion as they owned the voting stock of the Company), all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company; or

•	the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50 percent or less of the voting stock of the combined company.

A termination by the participant for “good reason” is generally deemed to occur if within 60 days prior to the separation date and without the participant’s consent, there is:

•	a material adverse diminution of the participant’s titles, authority, duties or responsibilities;

•	a reduction in the participant’s base salary or annual bonus opportunity; or

•	a failure by the Company to obtain the assumption in writing of its obligations under the Severance Plan by the Company’s successor in a change in control transaction.

ACE GROUP 2015 PROXY STATEMENT   99

EXECUTIVE COMPENSATION  ¡  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under certain circumstances, the Company is required to reimburse a plan participant for reasonable costs and expenses incurred by the participant in connection with a disputed claim.

If a participant becomes subject to a “golden parachute” excise tax, the Severance Plan provides for the reduction of the aggregate “parachute payment” if such reduction would result in the participant retaining an amount on an after-tax basis that is equal to or greater than the amount that the participant would have received if such excise tax did not apply.

The Severance Plan has been amended to comply with the requirements of Section 409A of the Internal Revenue Code.

Non-Competition Agreements

The amendments to our Articles of Association proposed in Agenda Item 10 (Amendments to the Articles of Association regarding compensation of the Board of Directors and Executive Management and certain other matters) include a new article specifying a maximum 12-month duration and notice period for compensation-related agreements with Executive Management. In addition, the new article permits the Company to enter into post-employment non-competition agreements with members of Executive Management for a term of up to two years after termination of employment. If our shareholders approve Agenda Item 10 at the Annual General Meeting, we will immediately enter into non-compete agreements with our Executive Management.

Once executed, we expect these non-compete agreements to prohibit our Executive Management from engaging in, or soliciting clients, customers and employees of the Company in connection with, any business competitive with the Company for a period of 24 months following termination of employment. The non-

compete agreements’ restrictions take effect if the Company terminates a member of Executive Management’s employment. In addition, if the termination is for reasons other than disability, gross negligence or willful misconduct, in exchange for complying with the agreement’s restrictions, the executive will receive a payment equal to the sum of (i) two times annual base salary, (ii) two times the average of the bonuses paid to the executive for the prior three years, (iii) a pro rata annual bonus for the year of termination, and (iv) an amount equal to 24 months of the Company’s portion of the health and dental premium payments, and the executive will receive 24 months of continued vesting of certain equity awards granted before the date of the non-compete agreement. The executives forfeit their rights to the payment and continued vesting, and they must repay amounts already paid in cash or the value of shares received through equity awards, if applicable, if they violate any provision of the non-compete agreement. The non-compete agreements will also require the executive to sign a waiver and release to receive payment and continued vesting.

Non-Qualified Retirement Plans and Deferred Compensation Plans

All the NEOs participate in one or more non-qualified defined contribution retirement plans or deferred compensation plans through an ACE employer. Under the ACE Limited Elective Deferred Compensation Plan, as amended to comply with Internal Revenue Code Section 409A, a change in control is a distributable event. A change in control under the current provisions of the other plans discussed below will not result in a distributable event in and of itself. Further, whether an NEO’s termination is with or without cause does not impact entitlement to benefits under the ACE Limited Elective Deferred Compensation Plan or the other plans. Below is an overview of each plan.

The ACE Limited Supplemental Retirement Plan

This is a non-qualified retirement plan for higher-paid employees who are United States citizens or permanent residents.

Effective January 1, 2009, contributions ceased for services performed in 2009 or later.

In 2011, the plan was amended so distributions will be paid no later than 2017 to comply with limitations imposed by Internal Revenue Code Section 457A and related legislation.

•Contributions to this plan are made where Internal Revenue Code provisions limit the amount of contributions that employees may make or ACE makes on their behalf to the qualified ACE Limited Employee Retirement Plan.

•Contributions credited to this supplemental plan mirror the employee contributions, employer matching contributions, and a non-contributory six percent employer contribution that would have been made under the ACE Limited Employee Retirement Plan had the Internal Revenue Code provisions not limited the contributions

•Vesting: Upon completion of one year of service.

•Distributions: Following the year the participant has terminated employment and participants attained age 55. However, for participants employed by an ACE company on or after 2007, distributions will be made in the year following termination of employment, regardless of the participant’s age

100   ACE GROUP 2015 PROXY STATEMENT

The ACE USA Supplemental Employee Retirement Savings Plan

This is a non-qualified retirement plan for a select group of employees who are generally higher paid.

Beginning in 2009, Bermuda-based employees who are also employed by a United States employer participate in the Plan.

•Contributions to this plan are made where Internal Revenue Code provisions limit the contributions of these employees under one or both U.S. qualified plans: the ACE USA Employee Retirement 401(k) Plan (formerly known as the ACE USA Employee Retirement Savings Plan) and the ACE USA Basic Employee Retirement Savings Plan.

•Contributions credited to this supplemental plan mirror the employee contributions and employer matching contributions that would have been made under the ACE USA Employee Retirement 401(k) Plan and the non-discretionary six percent (for NEOs) employer contribution that would have been made under the ACE USA Basic Employee Retirement Savings Plan but for the limits imposed by the Internal Revenue Code.

•Vesting: Upon completion of two years of service, a participant vests in the employer contributions under this supplemental plan.

•Distributions: After termination of employment, regardless of age or reason for termination. Distributions are generally made in January of the year following the participant’s termination of employment, subject to restrictions imposed by Internal Revenue Code Section 409A.

•ACE makes employer contributions once each year for participants employed on December 31.

The ACE USA Officers Deferred Compensation Plan

This is a non-qualified deferred compensation plan for a select group of employees who are generally higher paid that permits them to defer the receipt of a portion of their compensation.

•The plan also credits employer contributions that would have been made or credited to the ACE USA Employee Retirement 401(k) Plan, the ACE USA Basic Employee Retirement Savings Plan, or the ACE USA Supplemental Employee Retirement Plan if the employee had received the compensation rather than electing to defer it, subject to the same vesting period as those plans.

•Participants generally elect the time and form of payment at the same time that they elect to defer compensation. Participants may elect:

– to receive distributions at a specified date or at termination of employment;

– to receive distributions in the form of a lump sum or periodic payments;

– a different distribution date and form of payment each time they elect to defer compensation. The new date and payment form will apply to the compensation that is the subject of the new deferral election.

•For plan amounts subject to Internal Revenue Code Section 409A, the plan imposes additional requirements on the time and form of payments.

•ACE makes employer contributions once each year for participants employed on December 31.

The ACE Limited Elective Deferred Compensation Plan

This is a deferred compensation plan for employees who are United States citizens or permanent residents that permits them to defer the receipt of a portion of their compensation.

Effective January 1, 2009, contributions ceased for services performed in 2009 or later.

•The plan also credits contributions that would have been made to the ACE Limited Employee Retirement Plan, the ACE Limited Supplemental Retirement Plan or the ACE Limited Bermudian National Pension Plan if the employee had received the compensation rather than electing to defer it, subject to the same vesting period as those plans.

•Distribution: Participants generally receive distribution of their plan account balance in a lump sum upon termination of employment.

•Participants may instead elect to receive distributions at a specified date while still employed or at termination of employment, and they may elect whether they want to receive a lump sum or periodic payments.

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ACE GROUP 2015 PROXY STATEMENT   101

EXECUTIVE COMPENSATION  ¡  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The ACE Limited Elective Deferred Compensation Plan (continued)

In 2011, the plan was amended so distributions will be paid no later than 2017 to comply with limitations imposed by Internal Revenue Code Section 457A and related legislation.

•Participants make the election regarding form and time of payment at the same time that they elect to defer compensation.

•Participants may elect a different distribution date and payment form each time they elect to defer compensation, and the new date and payment form will apply to the compensation that is the subject of the new deferral election.

Death, Disability or Change in Control Payments under the ACE Limited Elective Deferred Compensation Plan

Distribution upon death or disability: a lump sum payment upon the participant’s death or disability, as defined under the plan, overriding any other election made under the plan.

Distribution upon change in control: For plan amounts subject to Internal Revenue Code Section 409A, the plan requires distributions to be made upon a change in control regardless of the participants’ distribution elections or whether the participant’s employment has terminated. Under the plan, a change in control occurs when a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors prior to the date of the appointment or election.

In addition, a change in control occurs when any of the following events occurs with respect to an ACE company which employs the participant, is obligated to make plan payments to the participant, or is either the majority shareholder or is in a chain of corporations comprising the majority shareholder of the ACE company:

•any one person (or more than one person acting as a group) acquires stock ownership of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation;

•any one person (or more than one person acting as a group) acquires, or has acquired, stock ownership of the corporation representing 35 percent or more of the total voting power of the stock of such corporation during the 12-month period ending on the date of the most recent acquisition by such person or persons; or

•any one person (or more than one person acting as a group) acquires, or has acquired, assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions during the 12-month period ending on the date of the most recent acquisition by such person or persons. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

102   ACE GROUP 2015 PROXY STATEMENT

EXECUTIVE COMPENSATION  ¡  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Long-Term Incentive Plans

All the NEOs participate in one or more long-term incentive plans. Awards under the equity plans are generally subject to vesting, as set by the Compensation Committee as a part of each award. In general, the awards vest and are exercisable, where applicable, without regard to whether the NEO’s termination is considered with or without cause.

Generally, all options and awards vest upon termination of employment due to death or disability. An NEO is disabled for purposes of accelerating vesting when the NEO, under the relevant employer-sponsored long-term disability plan, is determined to be disabled. If the NEO is not eligible to participate in an employer-sponsored disability plan, then the Compensation Committee makes this determination by applying standards similar to those applied under a disability plan. In making these determinations, the definition of disability is modified, where necessary, to comply with Internal Revenue Code Section 409A.

All equity-based compensation (options, restricted stock and restricted stock units) of our NEOs granted before August 2014 will immediately vest in the event of a change in control (as defined above), except for Mr. Greenberg and Mr. Bancroft.

Equity-based compensation granted to Mr. Greenberg after May 2011 and before August 2014, and to Mr. Bancroft after February 2013 and before August 2014, and held by him will instead vest on his termination, before the regularly scheduled vesting dates, in any of the following circumstances:

•	if we terminated his employment without cause,

•	if he terminated his employment for good reason during the six-month period immediately before a change in control or during the two-year period immediately following a change in control, or

•	if he terminated employment for any reason in the seventh month after the change in control.

Equity-based compensation granted after August 2014, for all our NEOs including Mr. Greenberg and Mr. Bancroft, will vest only if we terminate the participant’s employment without cause or if the participant resigns for good reason during the six-month period immediately before a change in control or during the two-year period immediately following a change in control (double-trigger vesting).

Generally, incentive stock options must be exercised within three months of the date of termination of employment. Upon termination of employment due to death or disability, the exercise period is extended to one year following the termination of employment. Upon retirement, the exercise period for the retiree is extended so that the termination is deemed to have occurred on the ten-year anniversary of the option grant date or, if earlier, the date of the retiree’s death. In addition, for employees who meet certain criteria, unvested awards will continue to vest after retirement. To qualify for continued vesting, employees must be at least age 62 with ten or more years of service, retire in good standing and sign an agreement and release as presented by the Company.

For purposes of these long-term incentive plans, change in control means:

•	a person becomes a “beneficial owner” (as such term is used in Rule 13d-3) of 50 percent or more of the voting stock of ACE;

•	the majority of the Board consists of individuals other than incumbent directors (meaning the members of the Board on the effective date of the change in control); provided that any person becoming a director after that date, whose election or nomination for election was supported by three-quarters of the incumbent directors, will be considered to be an incumbent director;

•	ACE adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

•	all or substantially all of the assets or business of ACE is disposed of due to a merger, consolidation or other transaction unless the shareholders of ACE, immediately prior to such merger, consolidation or other transaction, beneficially own, directly or indirectly (in substantially the same proportion as they owned the voting stock of ACE), all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of ACE; or

•	ACE combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of ACE immediately prior to the combination hold, directly or indirectly, 50 percent or less of the voting stock of the combined company.

For the purpose of this definition of change in control:

An “affiliate” of a person or other entity means a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

“Voting stock” means capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

When determining if a change in control has occurred, where necessary, the definition of change in control is modified to comply with Internal Revenue Code Section 409A.

ACE GROUP 2015 PROXY STATEMENT   103

The Audit Committee currently consists of five members of the Board of Directors, each of whom is independent of the Company and its management, within the meaning of NYSE listing standards, and has been determined by the Board of Directors to be financially literate, as contemplated by NYSE listing standards, and an “audit committee financial expert” within the meaning of the U.S. Securities and Exchange Commission’s rules.

The Audit Committee operates under our Organizational Regulations and a written charter approved by the Board of Directors, a copy of which is available on the Company’s website. As more fully described in the Organizational Regulations and charter, the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements and financial reporting process, the system of internal controls, the audit process, the performance of the Company’s internal auditors and the performance, qualification and independence of the Company’s independent registered public accounting firms, PricewaterhouseCoopers LLP and PricewaterhouseCoopers AG, which we refer to as PwC. In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any communications and complaints it receives. Employees, third-party individuals and organizations are encouraged to report concerns about the Company’s accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please e-mail us at: chmnaudit@acegroup.com.

The Board of Directors and the management of the Company are responsible for establishing and maintaining adequate internal control over financial reporting. Pursuant to the SEC’s rules and regulations, internal control over financial reporting is a process designed by, or under the supervision of, the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles. As of December 31, 2014, management has evaluated the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in

“Internal Control-Integrated Framework,” issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission in 2013. Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2014. The Company’s management prepares the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. The Company’s independent registered public accounting firm audits the Company’s year-end financial statements and reviews the interim financial statements. PwC audited the consolidated financial statements of the Company included in the Annual Report on Form 10-K and has issued an unqualified report on the fair presentation of the consolidated financial statements in accordance with U.S. GAAP, and on the effectiveness of the Company’s internal control over financial reporting, as of December 31, 2014. Further, PwC has audited the Swiss statutory financial statements of the Company and has issued an unqualified report that the accounting records and the statutory financial statements comply with Swiss law and the Company’s Articles of Association. The Audit Committee, on behalf of the Board of Directors, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company’s management, the independent registered public accounting firm and other advisors. The Audit Committee annually reviews PwC’s independence and performance in connection with the Committee’s determination of whether to retain PwC or engage another firm as our independent auditor.

At the four regularly scheduled quarterly meetings, the Audit Committee met with members of management and PwC to review Company matters, including internal and independent audits, loss reserve estimates and developments, current activities of the Risk & Finance Committee, Sarbanes-Oxley related information technology developments, PwC’s budgeted and actual fees for services, and other financial reporting and accounting, legal compliance and internal policy matters. Also at the quarterly meetings, the Audit Committee met in executive session (that is, without management present) with representatives of PwC and also with the Company’s Chief Auditor,

104   ACE GROUP 2015 PROXY STATEMENT

AUDIT COMMITTEE REPORT

in each case to discuss the results of their examinations and their evaluations of the Company’s internal controls and overall financial reporting. In January 2015, the Audit Committee met with the Chief Actuary to review, among other things, the external independent actuaries’ review and their annual independent assessment of the Company’s loss reserves. At the February 2015 meeting, the annual financial statements, including Management’s Discussion and Analysis in our Annual Report on Form 10-K, were reviewed and discussed with management and PwC. At the quarterly meeting in February 2015, the Audit Committee met with the Chief Actuary and representatives of each of the external actuarial firms who performed an assessment of the Company’s loss reserves.

In addition to the meetings mentioned above, the Audit Committee held five conference calls to continue discussion of Company matters, including audit committee governance and variable annuity reinsurance. The Audit Committee also met with the financial reporting senior leadership team and the internal audit leadership team to discuss how these teams fulfill their responsibilities and obligations as well as key initiatives, anticipated operational challenges and their methods to achieve efficiencies. The Audit Committee also regularly met in separate executive sessions with the Company’s Chief Executive Officer, Chief Financial Officer, and General Counsel.

The Audit Committee had four conference calls with management and PwC at which the Company’s quarterly and annual earnings press releases, consolidated financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) were reviewed in advance of their public release. The committee also held one in-person review session in 2014 to focus in-depth on significant accounting matters relevant to the Company and met with members of management. The Audit Committee discussed with PwC all the matters required to be discussed by generally accepted auditing standards as adopted by the PCAOB (“Communication with Audit Committees”). These discussions included:

•	the auditor’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting; methods used to account for significant transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates;

•	reviewed and approved the Company’s policy with regard to the hiring of former employees of the independent auditor;
•	reviewed with management the scope and effectiveness of the Company’s disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of the Company’s financial statements in connection with certifications made by the CEO and CFO; and

•	disagreements, if any, with management over the application of accounting principles (of which there were none), the basis for management’s accounting estimates, and disclosures in the financial statements.

The Audit Committee reviewed all other material written communications between PwC and management.

The Audit Committee discussed with PwC their independence from the Company and management, including a review of audit and non-audit fees, and has reviewed in that context the written disclosures and the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee.

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by the Company’s management, its internal auditors and its independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the December 31, 2014 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K and that such report, together with the audited Swiss statutory financial statements of ACE Limited, be included in the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2014.

The foregoing report has been approved by all members of the Audit Committee.

Michael G. Atieh, Chairman

Peter Menikoff

Kimberly Ross

Theodore E. Shasta

David Sidwell

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Why do you make this proxy statement available to me?

This proxy statement summarizes the information you need to vote at the Annual General Meeting. You do not need to attend the Annual General Meeting to vote your shares.

Why did I receive a Notice in the mail regarding the Internet Availability of Proxy Materials this year instead of a full set of proxy materials?

This year, we are taking advantage of rules issued by the SEC that allow companies to furnish proxy materials to shareholders via the Internet. This electronic process gives you fast and convenient access to the materials, reduces our impact on the environment and reduces printing and mailing costs. If you received a Notice Regarding the Availability of Proxy Materials (which we refer to as the Notice) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in this proxy statement, request a printed copy and submit your proxy over the Internet. If you hold shares through your broker or other intermediary, that person or institution will provide you with instructions on how to vote your shares.

Our Board of Directors is soliciting your vote for its 2015 Annual General Meeting, which will be held at 2:45 p.m. Central European time on Thursday, May 21, 2015, at the offices of ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland.

The Company intends to commence distribution of the Notice to shareholders on or about April 9, 2015.

How do I access proxy materials on the Internet?

Our proxy statement for the 2015 Annual General Meeting and our 2014 Annual Report, which includes the statutory financial statements of ACE Limited and our consolidated financial statements for the year ended December 31, 2014, will be available on or about April 9, 2015 to all record shareholders entitled to vote at the Annual General Meeting at http://www.viewproxy.com/acelimited/2015. If you hold shares through a broker or intermediary, that person or institution will provide instructions on how to access proxy materials on the Internet. These proxy materials will also be available, together with the form of proxy card, on the Company’s website in the Investor Information section at http://investors.acegroup.com/investor-information/shareholder-meeting-materials/default.aspx.

You may also request a printed copy of these proxy materials by any of the methods described on the Notice or by contacting ACE Limited Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@acegroup.com.

Who is entitled to vote?

March 27, 2015 is the record date for the Annual General Meeting. On that date, we had             Common Shares outstanding. Our Common Shares are registered shares with a current par value of CHF 24.77 and are our only class of voting stock.

Beneficial owners of shares held in “street name” and shareholders of record with voting rights at the close of business on March 27, 2015 are entitled to vote at the Annual General Meeting, except as provided below.

•	If you are a beneficial holder of shares held in “street name” and ask to become a shareholder of record for those shares after March 27, 2015 but on or before May 5, 2015 and want to vote those shares at the Annual General Meeting, you will need to obtain a proxy for identification purposes. You can obtain a proxy from the registered voting rights record holder of those shares as of the record date of the Annual General Meeting.

•	If you are a record holder of our shares (as opposed to a beneficial holder of shares held in “street name”) on the record date of the Annual General Meeting but sell your shares prior to May 5, 2015, you will not be entitled to vote those shares at the Annual General Meeting.

How many votes do I have?

Generally, you have one vote for each of our Common Shares that you own. However, if you own Controlled Shares (as defined in our Articles of Association) that constitute 10 percent or more of the issued Common Shares, then your voting rights with respect to those Controlled Shares will be limited, in the aggregate, to a voting power of approximately 10 percent pursuant to a formula specified in Article 14 of our Articles of Association. Our Articles of Association define Controlled Shares generally to include all shares of the Company directly, indirectly or constructively owned or beneficially owned by any person or group of persons.

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What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name, as registered shares entitled to voting rights, in our share register operated by our transfer agent, Computershare Shareowner Services LLC, then you are considered, with respect to those shares, the shareholder of record. The Notice is sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the independent proxy (see “How do I vote by proxy given to the independent proxy if I am a record holder?” below) or to grant a written, signed proxy to any person, who does not need to be a shareholder or to vote in person at the Annual General Meeting. If you are a shareholder of record, you may vote electronically through the Internet by following the instructions provided on the Notice.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”. Your broker, bank or other nominee forwards the Notice or other proxy materials to you, since they are considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual General Meeting if you follow the instructions described below under the heading “How do I vote in person at the Annual General Meeting?”.

Your broker, bank or other nominee has enclosed directions for you to use in directing your broker, bank or other nominee as to how to vote your shares, which may contain instructions for voting by telephone or electronically. For certain agenda items, your broker may not be permitted to vote your shares without voting directions from you.

May I vote via the Internet, mail or telephone?

You have a choice of voting over the Internet or voting by completing a proxy card and mailing it in the return envelope provided. We encourage you to vote over the Internet because we can tabulate your vote faster than by mail. There are separate Internet arrangements depending on whether you are a shareholder of record or a beneficial owner (holding your shares in “street name”).

•	If you are a shareholder of record, you may vote electronically through the Internet by following the instructions provided on the Notice. Telephone voting for record holders is not permitted.
•	If you are a beneficial owner and hold your shares in “street name,” you may need to contact your bank or broker to determine whether you will be able to vote by telephone or electronically through the Internet.

The Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly.

Whether or not you plan to attend the Annual General Meeting, we urge you to vote. Voting over the Internet, by telephone (in the case of beneficial owners) or by returning your proxy card by mail will not affect your right to attend the Annual General Meeting.

How do I vote by proxy given to the independent proxy if I am a record holder?

If you are a record holder, then you may appoint the independent proxy by voting over the Internet or by requesting a proxy card, completing it and mailing it in the return envelope provided. At our last annual general meeting, on May 15, 2014, Homburger AG was elected by our shareholders as our independent proxy until the conclusion of the 2015 Annual General Meeting. Homburger AG is a law firm located in Switzerland.

If you vote over the Internet or properly fill in your proxy card appointing the independent proxy as your proxy and send it in time to vote, the independent proxy will vote your shares as you have directed. If you do not make specific choices on the Internet voting website or your signed proxy card, then the independent proxy will vote your shares as recommended by the Board of Directors with regard to the items listed in the notice of meeting.

If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to the agenda items set forth in the notice of meeting are put before the Annual General Meeting, then the independent proxy will, acting as your proxy and in the absence of instructions otherwise, vote in accordance with the recommendation of the Board of Directors. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the Annual General Meeting other than those discussed in this proxy statement. The independent proxy will not make statements, submit proposals or ask questions of the Board of Directors on behalf of shareholders.

Whether or not you plan to attend the Annual General Meeting, we urge you to vote. Voting over the Internet or by returning your proxy card will not affect your right to attend the Annual General Meeting.

In order to assure that your votes, as a record holder, are tabulated in time to be voted at the Annual General Meeting, you must complete your voting over the Internet or submit your proxy

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INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

card so that it is received by 6:00 p.m. Central European Time (12:00 noon Eastern Daylight Time) on May 20, 2015.

How do I give voting instructions if I am a beneficial holder?

If you are a beneficial owner of shares, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to the rules of the NYSE, brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. For example, brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors or executive compensation (whether advisory or binding) unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your shares are voted with respect to directors, and any other matter treated as non-routine by the NYSE.

In order to assure that your votes, as a beneficial holder, are tabulated in time to be voted at the Annual General Meeting, you must submit your voting instructions in enough time so that your broker will be able to vote by 11:59 p.m. Eastern Daylight Time on May 19, 2015.

May I revoke or change my vote?

Yes. if you change your mind after you vote, you may revoke or change your proxy by following the procedures described below.

•	For record holders wishing to change their proxy, vote again by following the instructions for Internet voting on the Notice, or send in a signed proxy card with a later date. The latest received proxy will be counted. If you are a record holder, you may request a new proxy card from our transfer agent, Computershare Shareowner Services LLC, by phone at 1 (877) 522-3752 (within the U.S.) or +1 (201) 680-6898 (outside the U.S.);

•	For record holders wishing to revoke their proxy, send a letter revoking your proxy directly to the independent proxy, Homburger AG, Attention: Dr. Claude Lambert, Prime Tower, Hardstrasse 201, PO Box 314, CH-8037 Zurich, Switzerland;

•	For beneficial owners, follow the voting instructions provided by your broker, bank or other nominee to change your proxy and the latest received vote will be counted; to revoke your proxy, contact your broker, bank or other nominee; or

•	Attend the Annual General Meeting to revoke your proxy and vote in person, as described and following the instructions provided in “How do I vote in person at the Annual General Meeting?”.

If you wish to revoke or change your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How do I vote in person at the Annual General Meeting?

You may vote shares held directly in your name as the shareholder of record in person at the Annual General Meeting. If you choose to vote your shares in person at the Annual General Meeting and you are a record holder, then you must bring your admission ticket (which you may obtain as described below) and government-issued identification such as a driver’s license or passport. You may also appoint another person to represent you at the Annual General Meeting through a written, signed proxy giving such person the right to vote the shares. Such person must bring that proxy, his or her government-issued identification, and an admission ticket to the Annual General Meeting.

You may vote shares beneficially owned and held in street name in person only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, then you must bring to the Annual General Meeting government-issued identification and a written, signed proxy from the shareholder of record giving you the right to vote the shares. You must also request and bring an admission ticket.

To request an admission ticket to the Annual General Meeting, please contact Investor Relations (by telephone at +1 (441) 299-9283, via e-mail at investorrelations@acegroup.com or by mail at Investor Relations, ACE Limited, 17 Woodbourne Avenue, Hamilton HM08, Bermuda) and send proof of your stock ownership. For record holders, proof of stock ownership is a copy of your Notice containing your control number. For beneficial owners, proof of stock ownership is an account statement or letter from the broker, bank or other nominee indicating that you are the beneficial owner of the shares. To allow time for processing, please submit requests for admission tickets by May 14, 2015. Admission tickets are not transferable. You may contact Investor Relations with any questions about the admission ticket process.

The Company reserves the right to deny admission to the Annual General Meeting to any shareholder that does not present a valid admission ticket, government issued identification or any other required document described in this section.

Even if you plan to attend the Annual General Meeting, we recommend that you vote your shares in advance by submitting your proxy, so that your vote will be counted if you later decide not to attend the Annual General Meeting.

What votes need to be present to hold the Annual General Meeting?

There is no quorum requirement under Swiss law.

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Are ACE shares subject to share blocking or

re-registration?

No. Neither share blocking nor re-registration is required in order to vote Common Shares at the Annual General Meeting.

The Company does not impose trading restrictions as a condition of voting its Common Shares, does not require that its Common Shares be deposited with a custodian or sub-custodian in order to be voted and does not instruct any custodians or sub-custodians that may receive deposits of Common Shares for voting to block those shares.

Common Shares that are beneficially held do not need to be re-registered into the name of the beneficial owners in order to vote (see “What Is the difference between holding shares as a shareholder of record and as a beneficial owner?” above).

Shareholders holding our Common Shares directly (i.e. not as beneficial holder via street name) and who are not yet registered as shareholders with voting rights in our share register operated by our transfer agent, Computershare Shareowner Services LLC, must be properly registered in our share register in order to vote their shares directly. If you are a record holder and you received the Notice in the mail, then your shares are properly registered to vote.

What vote is required to approve each agenda item?

The approval of each agenda item requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, with the exception of Agenda Items 3 and 12.

Agenda Item 3, the discharge of the Board of Directors, requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting the votes of any director, nominee or executive officer of the Company.

Agenda Item 12, the advisory vote to approve executive compensation under U.S. securities law requirements, is non-binding in nature. Therefore, there is no specific approval requirement. However, the Board of Directors will consider that the shareholders have approved executive compensation on an advisory basis if this agenda item received the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

How are votes counted?

For each agenda item, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN” (and, with respect to agenda items with sub-parts, you may cast your vote separately for each sub-part). Here is how to make sure your votes are counted:

•	If you are a record holder and you sign your proxy card (including by electronic signature in the case of Internet voting) with no further instructions, then you direct the independent proxy to vote your shares in accordance with the recommendations of the Board.
•	If you are a beneficial owner, and your shares are held by a broker, then it is important that you provide instructions to your broker so that your vote with respect to non-routine agenda items is counted. If you sign your broker voting instruction card with no further instructions, then your shares will be voted in the broker’s discretion with respect to routine matters but will not be voted with respect to non-routine matters. For example, because Agenda Item 5 (Election of Directors), Agenda Item 11.2 (Swiss executive say-on-pay) and Agenda Item 12 (SEC say-on-pay) are considered non-routine matters, your vote will not be counted unless you provide your broker with instructions for voting these two agenda items.

How will the directors and executive officers of the Company vote?

At the close of business on March 31, 2015, our directors and executive officers owned and were entitled to vote an aggregate of Common Shares, which represented                 of our outstanding Common Shares. Each of our directors, nominees and executive officers have indicated their present intention to vote, or cause to be voted, their shares in favor of all of the agenda items at the Annual General Meeting, apart from Agenda Item 3, the discharge of the Board of Directors, where they are not permitted by law to vote their shares.

What is the effect of broker non-votes and abstentions?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Abstentions and broker non-votes will not be considered in the vote and will not have an impact on any of the agenda items being voted upon at the Annual General Meeting.

What are the costs of soliciting these proxies and who will pay them?

The Company will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse brokers, banks and nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Alliance Advisors, LLC is assisting us with the solicitation of proxies for a fee of $16,000 plus out-of-pocket expenses and fees for telephone solicitation, if used.

Where can I find the voting results?

We will publish the voting results in a Form 8-K that we will file with the SEC by May 27, 2015. You can find the Form 8-K on our website at www.acegroup.com.

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Do directors attend the Annual General Meeting?

While we do not have a formal policy regarding Board member attendance at annual general meetings of shareholders, we encourage each member of the Board of Directors to attend each annual general meeting of shareholders. All of our directors then in office attended our 2014 annual general meeting except for Thomas J. Neff (who retired from the Board of Directors as of the 2014 annual general meeting).

Can a shareholder, employee or other interested party communicate directly with the Board? If so, how?

Our Board provides a process for shareholders, employees and other interested parties to send communications to the Board. If you want to contact the Board concerning accounting or auditing matters, then you may send an e-mail to the Chairman of the Audit Committee at Chmnaudit@acegroup.com. If you want to contact the Board about other matters, you may contact:

•	the Board,

•	the non-management and independent directors,

•	the Chairman of the Board,

•	the Lead Director,

•	the Chair of any Board committee, or

•	any other director.

As to other matters, you may send an e-mail to LeadDirector@acegroup.com. The Corporate Secretary also has access to these e-mail addresses. Alternatively, shareholders, employees and other interested parties may send written communications to the Board c/o Corporate Secretary, ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland, although mail to Switzerland is not as prompt as e-mail. Communication with the Board may be anonymous. The Corporate Secretary will forward all anonymous communications to the Board to the Lead Director.

What is householding?

We may deliver only one copy of the Notice to shareholders residing at the same address, unless the shareholders have notified the Company of their desire to receive multiple copies. This is known as householding. Householding reduces the volume of duplicate information received at your household and helps us to reduce our costs.

The Company will promptly deliver, upon oral or written request, a separate copy of the Notice or any other proxy materials to any shareholder residing at an address to which only one copy of the Notice was mailed. You can obtain additional copies by contacting Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@acegroup.com.

Shareholders residing at the same address may request householding or revoke householding by contacting, for beneficial owners, their broker or bank, or for record holders, our transfer agent Computershare by phone at 1 (877) 522-3752 (within the U.S.) or +1 (201) 680-6898 (outside the U.S.) or by mail at P.O. Box 30170, College Station, Texas 77842.

Organizational Matters Required by Swiss Law

Admission to the Annual General Meeting

Shareholders who are registered in the share register on March 27, 2015 will receive an individualized Notice of Internet Availability of Proxy Materials (which we refer to as the Notice) from our share registrar. Beneficial owners of shares will receive the Notice or proxy materials, as well as a voting instruction form, from their broker, bank, nominee or custodian acting as shareholder of record to indicate how they wish their shares to be voted.

In order to attend the Annual General Meeting in person, shareholders of record must bring their admission ticket (which may be obtained as described below) and government-issued identification such as a driver’s license or passport. A shareholder may also appoint another person to represent him or her at the Annual General Meeting through a written, signed proxy giving such person the right to vote the shares. Such person must bring that proxy, his or her government-issued identification, and an admission ticket to the Annual General Meeting.

Beneficial owners who wish to vote in person at the Annual General Meeting must obtain a signed proxy from their broker, bank, nominee or other custodian that authorizes you to vote the shares held by them on your behalf. In addition, they must bring to the Annual General Meeting an admission ticket and government-issued identification.

Beneficial owners who have not obtained a proxy from their broker or custodian are not entitled to vote in person at, or participate in, the Annual General Meeting.

Each share carries one vote. The exercise of the voting right is subject to the voting restrictions set out in our Articles of Association, a summary of which is contained in this section “Information about our Annual General Meeting and Voting.”

To request an admission ticket to the Annual General Meeting, please contact Investor Relations (by telephone at +1 (441) 299-9283, via e-mail at investorrelations@acegroup.com or by mail at Investor Relations, ACE Limited, 17 Woodbourne Avenue,

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Hamilton HM08, Bermuda) and send proof of your stock ownership. For record holders, proof of stock ownership is a copy of your Notice. For beneficial owners, proof of stock ownership is an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares. To allow time for processing, please submit requests for admission tickets by May 14, 2015. Admission tickets are not transferable. You may contact Investor Relations with any questions about the admission ticket process.

The Company reserves the right to deny admission to the Annual General Meeting to any shareholder that does not present a valid admission ticket, government issued identification or any other required document described in this section.

Beneficial owners of shares held in “street name” and shareholders of record with voting rights at the close of business on March 27, 2015 are entitled to vote at the Annual General Meeting, except that shareholders who, upon application, become registered as shareholders with respect to their shares in our share register after March 27, 2015 but on or before May 5, 2015 and wish to vote those shares at the Annual General Meeting will need to obtain a proxy for identification purposes from the registered voting rights record holder of those shares as of the record date of the Annual General Meeting to vote their shares in person at the Annual General Meeting. Alternatively they may also obtain the proxy materials by contacting Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@acegroup.com. Shareholders registered in our share register (as opposed to beneficial holders of shares held in “street name”) who have sold their shares prior to May 5, 2015 are not entitled to vote those shares at the Annual General Meeting.

Granting of Proxy to the Independent Proxy

If you are a shareholder of record and do not wish to attend the Annual General Meeting, you have the right to grant your voting proxy directly to the independent proxy, Homburger AG, Prime Tower, Hardstrasse 201, P.O. Box 314, CH-8032 Zurich, Switzerland, in the sense of Article 689c of the Swiss Code of Obligations, with the corresponding proxy card (including electronically). For further information, refer to “How do I vote by proxy given to the independent proxy if I am a record holder?”.

The proxies granted to the independent proxy must be received no later than 6:00 p.m. Central European Time on May 20, 2015.

Registered shareholders who have appointed the independent proxy as a proxy may not vote in person at the meeting, or send a proxy of their choice to the meeting, unless they revoke or change their proxies.

By signing the proxy card and if no other instructions are given, the shareholder instructs the independent proxy to vote in favor of each agenda item as proposed by the Board of Directors. If a new agenda item or a new proposal for an existing agenda item is put before the Annual General Meeting and no other instructions are given, the shareholder instructs the independent proxy to vote in accordance with the position of the Board of Directors. In case a shareholder invalidates these general instructions and does not provide any other instructions, the independent proxy must abstain from voting.

Admission office

The admission office opens on the day of the Annual General Meeting at 1:45 p.m. Central European Time. Shareholders of record attending the meeting are required to present the proof of admission described above in “Admission to the General Meeting” at the entrance.

Annual Report of ACE Limited

The ACE Limited 2014 Annual Report containing the Company’s audited consolidated financial statements with accompanying notes and its audited statutory standalone financial statements prepared in accordance with Swiss law, the Company’s Swiss law compensation report, the statutory auditor’s report, as well as additionally required Swiss disclosures, is available on the Company’s website in the Investor Information section at http://investors.acegroup.com/investor-information/shareholder-meeting-materials/default.aspx. Copies of this document may be obtained without charge by contacting ACE Limited Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@acegroup.com. Copies may also be obtained without charge by contacting ACE Limited Investor Relations, or may be physically inspected, at the offices of ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland.

Publication of Invitation in Switzerland

In accordance with Swiss law and our Articles of Association, the formal and authoritative invitation to the Annual General Meeting will be published at least 20 days prior to the meeting in the Swiss Official Commercial Gazette.

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Shareholder Submitted Agenda Items for 2016 Annual General Meeting

How do I submit an additional agenda item for inclusion in next year’s proxy material?

If you wish to submit an additional agenda item to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Corporate Secretary, ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland. Under the SEC’s rules, proposed agenda items must be received no later than December 11, 2015 and otherwise comply with the SEC requirements to be eligible for inclusion in the Company’s 2016 annual general meeting proxy statement.

Under Swiss law, one or more shareholders of record owning registered shares with an aggregate nominal value of CHF 1,000,000 or more can ask an item to be put on the agenda of a shareholders’ meeting. The request must be made at least 45 days prior to the shareholders meeting. Any such requests should be sent to the Corporate Secretary, ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland. However, any such requests received after December 11, 2015 may not be eligible for inclusion in the proxy material for the 2016 annual general meeting.

How do I submit an additional item for the agenda at an annual general meeting?

Under Swiss law, one or more shareholders of record owning registered shares with an aggregate nominal value of CHF 1,000,000 or more ([40,372] shares, as of March 31, 2015), can ask that an item be put on the agenda of a shareholders’ meeting. The request must be made at least 45 days prior to the shareholders meeting. Any such requests should be sent to the Corporate Secretary, ACE Limited, Bärengasse 32, CH-8001 Zurich, Switzerland.

New proposals or motions with regard to existing agenda items are not subject to such restrictions and can be made at the meeting by each shareholder attending or represented.

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Our Board of Directors does not know of any matters that may be presented at the Annual General Meeting other than those specifically set forth in the notice of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

You may request a copy of any of our proxy materials, at no cost, by contacting Investor Relations via telephone or email at:

Telephone—+1 (441) 299-9283; or

E-mail—investorrelations@acegroup.com

You may also contact Investor Relations by mail at:

Investor Relations

ACE Limited

17 Woodbourne Avenue

Hamilton, HM08

Bermuda

ACE GROUP 2015 PROXY STATEMENT   113

In presenting our results for purposes of our compensation determinations, we included and discussed certain non-GAAP measures. The below non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with U.S. GAAP. Amounts below are shown in millions of U.S. dollars, except for percentages, share and per share data.

Operating income or income excluding adjusted net realized gains (losses), net of tax, is a common performance measurement for insurance companies and non-GAAP financial measure. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) and net realized gains (losses) included in other income (expense) related to partially owned entities because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. Operating income or income excluding net realized gains (losses) should not be viewed as a substitute for net income determined in accordance with U.S. GAAP. The following table presents the reconciliation of Net income to Operating income:

	Full Year 2014	Full Year 2013
Net income, as reported	$2,853	$3,758
Adjusted net realized gains (losses)[1]	(558)	505
Net realized gains (losses) related to unconsolidated entities[2]	191	92
Income tax expense on net realized gains (losses)	100	56
Operating income	$3,320	$3,217

1	Adjusted net realized gains (losses) excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing will impact underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations and therefore realized gains and losses from these derivatives are reclassified to losses and loss expenses. Pre-tax gains (losses) on these derivatives were $51 million and $(1) million for full year 2014 and 2013, respectively.

2	Realized gains (losses) on partially-owned entities, which are investments where we hold more than an insignificant percentage of the investee’s shares. The net income or loss is included in other income (expense).

Operating return on equity is calculated using income excluding net realized gains (losses), is an annualized non-GAAP financial measure and is calculated as operating income divided by average shareholders’ equity, as adjusted, for the period. To annualize a quarterly rate, multiply by four. Operating return on equity is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments. Adjusted shareholders’ equity is shareholders’ equity excluding unrealized gains (losses) on investments, net of

114   ACE GROUP 2015 PROXY STATEMENT

REGULATION G—NON-GAAP FINANCIAL MEASURES

tax. We believe this measure is useful as it removes the effect of changing prices on invested assets which is heavily influenced by market conditions. The following table presents the reconciliation of return on equity to operating return on equity:

	Full Year 2014	Full Year 2013
Net income	$2,853	$3,758
Operating income	$3,320	$3,217
Equity—beginning of period, as reported	$28,825	$27,531
Less: unrealized gains (losses) on investments, net of deferred tax	1,174	2,633
Equity—beginning of period, as adjusted	$27,651	$24,898
Equity—end of period, as reported	$29,587	$28,825
Less: unrealized gains (losses) on investments, net of deferred tax	1,851	1,174
Equity—end of period, as adjusted	$27,736	$27,651
Average equity, as reported	$29,206	$28,178
Average equity, as adjusted	$27,694	$26,275
Operating ROE	12.0%	12.2%
ROE	9.8%	13.3%

P&C combined ratio includes the impact of realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing will impact underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations. The following table presents the reconciliation of U.S. GAAP combined ratio to P&C combined ratio.

	Full Year 2014	Full Year 2013
U.S. GAAP combined ratio	88.1%	88.0%
Impact of gains and losses on crop derivatives	-0.4%	0.0%
P&C combined ratio	87.7%	88.0%

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. Tangible book value per common share excluding 2014 acquisitions is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. The numerator adds back $600 million of goodwill and other intangible assets related to the 2014 acquisitions of the large corporate account P&C business of Itaú Seguros, S.A. and The Siam Commercial Samaggi Insurance PCL in order to adjust for the distortive effect of acquisitions.

Book value per share and tangible book value per share excluding foreign currency exclude the impact of foreign currency fluctuations during the year in order to adjust for the distortive effects of fluctuations in exchange rates.

The following table provides a reconciliation of tangible book value per share:

	December 31, 2014	December 31, 2013
Shareholders’ equity	$29,587	$28,825
Less: goodwill and other intangible assets	5,724	5,404
Numerator for tangible book value per share	$23,863	$23,421
Shares outstanding	328,659,686	339,793,935
Book value per common share	$90.02	$84.83
Tangible book value per common share	$72.61	$68.93

Underwriting income is calculated by subtracting losses and loss expenses (including realized gains and losses on crop derivatives), policy benefits, policy acquisition costs, and administrative expenses from net premiums earned. We use underwriting income to monitor the results of our operations without the impact of certain factors, including investment income, other income and expenses, interest and income tax expense, and net realized gains (losses). P&C underwriting income excludes the Life segment’s underwriting income. Refer to note 15 (Segment Information) to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 for a reconciliation of underwriting income to net income.

ACE GROUP 2015 PROXY STATEMENT   115

REGULATION G—NON-GAAP FINANCIAL MEASURES

Global P&C net premiums written comprise consolidated net premiums written and exclude net premiums written of the Company’s Life and Insurance—North American Agriculture segments. We believe this measure is useful and meaningful to investors as it is used by management to assess the Company’s global P&C operations which are the most economically similar. We exclude the Insurance—North American Agriculture and Life segments because the results of these businesses do not always correlate with the results of our global P&C operations.

116   ACE GROUP 2015 PROXY STATEMENT

II. Aktienkapital und Aktien	II. Share Capital and Shares
Artikel 6 Genehmigtes Kapital zu allgemeinen Zwecken [paragraph (a) unchanged]	Article 6 Authorized Share Capital for General Purposes [paragraph (a) unchanged]

b)   Erhöhungen auf dem Weg der Festübernahme sowie Erhöhungen in Teilbeträgen sind gestattet. Der Ausgabebetrag, die Art der Einlage, der Zeitpunkt der Dividendenberechtigung sowie die Zuweisung nicht ausgeübter Bezugsrechte werden durch den Verwaltungsrat bestimmt.

[remainder unchanged]

b)   Increases through firm underwriting or in partial amounts are permitted. The issue price, the date of dividend entitlement, the type of consideration (including the contribution or underwriting in kind) as well as the allocation of non exercised pre-emptive rights shall be determined by the Board of Directors.

[remainder unchanged]

Artikel 8      Aktienregister; Beschränkungen der Übertragbarkeit

[paragraph (a) unchanged]

b)   Zur Eintragung ins Aktienbuch als Aktionär mit Stimmrecht ist die Zustimmung des Verwaltungsrats notwendig. Die Eintragung als Aktionär mit Stimmrecht kann in den in Art. 8 lit. c), d), e) und f) der Statuten festgehaltenen Fällen abgelehnt werden. Lehnt der Verwaltungsrat die Eintragung des Erwerbers als Aktionär mit Stimmrecht ab, benachrichtig er diesen innerhalb von 20 Tagen seit dem Eingang des Eintragungsgesuchs. Nicht anerkannte Erwerber werden als Aktionäre ohne Stimmrecht ins Aktienbuch eingetragen. Die entsprechenden Aktien gelten in der Generalversammlung als nicht vertreten.

[paragraph (c) unchanged]

d)   Die oben erwähnte 10% Limite gilt auch bei der Zeichnung oder Erwerb von Aktien, welche mittels Ausübung von Options- oder Wandelrechten aus Namen- oder Inhaberpapieren oder sonstigen von der Gesellschaft oder Dritten ausgestellten Wertpapieren oder welche mittels Ausübung von erworbenen Bezugsrechten aus Namen- oder Inhaberaktien gezeichnet oder erworben werden. Im Umfang, in welchem eine daraus resultierende Beteiligung 10% oder mehr des Aktienkapitals beträgt, werden die entsprechenden Aktien ohne Stimmrecht ins Aktienbuch eingetragen.

[paragraphs (e) and (f) unchanged]

Article 8      Shareholder’s Register, Transfer Restrictions

[paragraph (a) unchanged]

b)   Entry in the share register of registered shares with voting rights is subject to the approval of the Board of Directors. Entry of registered shares with voting rights may be refused based on the grounds set out in Article 8 ~~para.~~ (c), (d), (e) and (f). If the Board of Directors refuses to register the acquirer as shareholder with voting rights it shall notify the acquirer of such refusal within 20 days upon receipt of the application. Non-recognized acquirers shall be entered in the share register as shareholders without voting rights. The corresponding shares shall be considered as not represented in the General Meeting of Shareholders.

[paragraph (c) unchanged]

d)   The limit of 10% of the registered share capital also applies to the subscription for, or acquisition of, registered shares by exercising option or convertible rights arising from registered or bearer securities or any other securities issued by the Company or third parties, as well as by means of exercising purchased ~~preemptive~~pre-emptive rights arising from either registered or bearer shares. The registered shares exceeding the limit of 10% shall be entered in the share register as shares without voting rights.

[paragraphs (e) and (f) unchanged]

ACE GROUP 2015 PROXY STATEMENT    A-1

ANNEX A

g)   Der Verwaltungsrat kann in besonderen Fällen Ausnahmen von den obgenannten Beschränkungen (~~Artikel~~Art. 8 lit. c), d), e) and f) der Statuten) genehmigen. Sodann kann der Verwaltungsrat nach Anhörung der betroffenen Personen deren Eintragungen im Aktienbuch als Aktionäre rückwirkend streichen, wenn diese durch falsche Angaben zustande gekommen sind oder wenn die betroffene Person die Auskunft gemäss ~~Artikel~~Art. 8 lit. f) verweigert.

[remainder unchanged]

g)   The Board of Directors may in special cases approve exceptions to the above regulations (Article 8 ~~para.~~ (c), (d), (e) and (f)). The Board of Directors is in addition authorized, after due consultation with the person concerned, to delete with retroactive effect entries in the share register which were effected on the basis of false information and/or to delete entries in case the respective person refuses to make the disclosers according to Article 8 ~~para.~~ (f).

[remainder unchanged]

III. Organisation	III. Organization

A. Die Generalversammlung	A. The General Meeting
Artikel 9 Befugnisse Die Generalversammlung ist das oberste Organ der Gesellschaft. Sie hat die folgenden unübertragbaren Befugnisse:	Article 9 Authorities The General Meeting is the supreme corporate body of the Company. It has the following non-transferable powers:

1.   die Festsetzung und Änderung der Statuten;

2.   die Wahl und Abwahl der Mitglieder des ~~Verwaltungsrates und~~ Verwaltungsrats, des Präsidenten des Verwaltungsrats, der Mitglieder des Vergütungsausschusses, der Revisionsstelle und des unabhängigen Stimmrechtsvertreters;

3.   die Genehmigung des ~~Jahresberichts~~Lageberichts, der Jahresrechnung und der Konzernrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinns, insbesondere die Festsetzung der Dividende;

4.   die Entlastung der Mitglieder des Verwaltungsrats;

5.   die Genehmigung der Vergütungen des Verwaltungsrats und der Geschäftsleitung gemäss Art. 25 der Statuten; und

~~5~~6. die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder welche ihr vom Verwaltungsrat vorgelegt werden.

1.   to adopt and amend the Articles of Association;

2.   to elect and remove the members of the Board of Directors, the Chairman of the Board of Directors, the members of the Compensation Committee, the Auditors and the ~~Auditors~~independent proxy;

3.   to approve the ~~statutory~~statutorily required ~~annual~~management report, the annual accounts and the consolidated financial statements as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends;

4.   to grant discharge to the members of the Board of Directors; ~~and~~

5.   to approve the compensation of the Board of Directors and the Executive Management in accordance with Article 25; and

~~5~~6. to pass resolutions regarding items which are reserved to the General Meeting by law or by the Articles of Association or which are presented to it by the Board of Directors.

Artikel 10    Generalversammlungen sowie deren Einberufung

[paragraph (a) unchanged]

b)   Ausserordentliche Generalversammlungen finden satt, wenn es die Generalversammlung, die Revisionsstelle oder der Verwaltungsrat für ~~notwenig~~notwendig erachten. Ausserdem müssen ausserordentliche Generalversammlungen einberufen werden, wenn stimmberechtigte Aktionäre, welche zusammen mindestens 10% des Aktienkapitals vertreten, es verlangen.

Article 10    Meetings and Convening the Meeting

[paragraph (a) unchanged]

b)   Extraordinary General Meetings may be called by resolution of the General Meeting, the Auditors or the Board of Directors, or by shareholders with voting powers, provided they represent at least 10% of the share capital.

Artikel 14    Stimmrecht und Vertreter

a)   Jede Aktie berechtigt, unter Vorbehalt der Einschränkungen gemäss Art. 8 und Art. 14 lit. b) der Statuten, zu einer Stimme. Jeder stimmberechtigte Aktionär kann seine Aktien durch eine andere von ihm schriftlich bevollmächtigte Person vertreten lassen, welche kein Aktionär sein muss.

[remainder unchanged]

Article 14    Voting Rights and Shareholders Proxies

a)   Each share is entitled to one vote subject to the provisions of Article 8 and ~~Art.~~Article 14 ~~para.~~ (b) below. Each shareholder may be represented at the General Meeting by another person who is authorized by a written proxy and who does not need to be a shareholder.

[remainder unchanged]

A-2   ACE GROUP 2015 PROXY STATEMENT

ANNEX A

Artikel 15    Unabhängiger Stimmrechtsvertreter und weitere Vertretungsregeln

a)   Die Generalversammlung wählt einen unabhängigen Stimmrechtsvertreter. Die Amtszeit endet jeweils mit Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich

b)   Jeder stimmberechtigte Aktionär kann seine Aktien durch den von ihm schriftlich oder elektronisch bevollmächtigten unabhängigen Stimmrechtsvertreter oder durch eine andere Person in Übereinstimmung mit Art. 14 lit. a) vertreten lassen. Die Mitglieder des Verwaltungsrates und der Geschäftsleitung dürfen Aktionäre vertreten, sofern es sich nicht um eine institutionalisierte Vertretung handelt. Verwahrungsstellen dürfen Aktionäre vertreten und gelten nicht als Depotvertreter (im Sinne von Art. 689d OR), sofern sie aufgrund einer schriftlichen Vollmacht und nach Massgabe von konkreten oder allgemeinen Weisungen des betreffenden Aktionärs handeln.

c)   Der unabhängige Stimmrechtsvertreter ist verpflichtet, die von ihm vertretenen Stimmrechte weisungsgemäss auszuüben. Hat er keine Weisungen erhalten, so enthält er sich der Stimme. Eine allgemeine oder konkludente Weisung, bei in der Einberufung bekanntgegebenen und/oder nicht bekanntgegebenen Anträgen jeweils im Sinne des Antrages des Verwaltungsrates zu stimmen, gilt als gültige Weisung zur Stimmrechtsausübung.

d)   Der unabhängige Stimmrechtsvertreter kann sich an der Generalversammlung durch einen Vertreter oder eine untergeordnete Person vertreten lassen. Der unabhängige Stimmrechtsvertreter bleibt für die Erfüllung seiner Pflichten vollumfänglich verantwortlich.

e)   Fällt der unabhängige Stimmrechtsvertreter aus, stellt der Verwaltungsrat ihn nach den gesetzlichen Vorschriften in seiner Funktion ein, oder hat die Gesellschaft aus anderen Gründen keinen handlungsfähigen unabhängigen Stimmrechtsvertreter, so ernennt der Verwaltungsrat einen neuen unabhängigen Stimmrechtsvertreter für die nächste Generalversammlung. Bisher abgegebene Vollmachten und Stimmrechtsinstruktionen behalten ihre Gültigkeit für den neuen unabhängigen Stimmrechtsvertreter, solange ein Aktionär nicht ausdrücklich etwas anderes anordnet.

f)    Der Verwaltungsrat kann Verfahrensvorschriften im Zusammenhang mit der Teilnahme und Vertretung von Aktionären an der Generalversammlung erlassen und insbesondere die Erteilung von Weisungen an den unabhängigen Stimmrechtsvertreter näher regeln. Er sorgt dafür, dass die Aktionäre dem unabhängigen Stimmrechtsvertreter auch elektronische Vollmachten und Weisungen erteilen können, wobei er ermächtigt ist, vom Erfordernis einer qualifizierten elektronischen Signatur ganz oder teilweise abzusehen.

Article 15    Independent Proxy and Additional Rules on Proxies

a)   The General Meeting shall elect an Independent Proxy. The term of office ends in each case at the end of the next ordinary General Meeting. Re-election is permitted.

b)   Each shareholder may be represented at the General Meeting by the Independent Proxy by way of a written or electronic proxy or by another person in accordance with Article 14(a). The members of the Board of Directors and the Executive Management are allowed to represent shareholders provided that this does not constitute an institutionalized representation of shareholders. Custodians may represent shareholders and shall not be deemed depositary representatives (in the sense of Art. 689d of the Swiss Code of Obligations), provided that they act based on a written proxy and in accordance with specific or general instructions of the relevant shareholder.

c)   The Independent Proxy is obliged to exercise the represented voting rights in accordance with instructions. If no instructions were obtained, it shall abstain from voting. A general or implied instruction to vote according to the proposal of the Board of Directors in respect of proposals announced and/or not announced in the invitation shall be considered a valid instruction to exercise voting rights.

d)   The Independent Proxy may be represented at the General Meeting by a representative or a subordinate person. The Independent Proxy remains fully responsible for fulfilling its duties.

e)   If the Independent Proxy is not available anymore to hold office, if the Board of Directors lawfully suspends him from its office, or if the Company does not have an Independent Proxy capable of acting for other reasons, then the Board of Directors shall appoint a new Independent Proxy for the next General Meeting. Proxies and voting instructions that were already issued remain valid for the new Independent Proxy as long as a shareholder does not explicitly determine otherwise.

f)    The Board of Directors may pass procedural provisions in connection with the participation in and the representation at the General Meeting and in particular regulate in more detail the issuing of instructions to the Independent Proxy. It shall make sure that the shareholders are able to grant powers of attorneys and can issue instructions to the Independent Proxy by electronic means. In doing so, it is entitled to waive entirely or in part the requirement of a qualified electronic signature.

Artikel ~~15~~16 Beschlüsse [remainder unchanged]	Article ~~15~~16 Resolutions [remainder unchanged]

Artikel ~~16~~17 Quorum [remainder unchanged]	Article ~~16~~17 Quorums [remainder unchanged]

ACE GROUP 2015 PROXY STATEMENT    A-3

ANNEX A

B. Der Verwaltungsrat	B. The Board of Directors

Artikel ~~17~~18    Wahl~~,~~ und Konstituierung ~~und Entschädigung~~

a) Der Verwaltungsrat besteht aus wenigstens 3 und höchstens 20 Mitgliedern. ~~Beginnend mit~~Die Amtsdauer beträgt ein Jahr, zu verstehen als Periode ab Wahl bis zum Ende der nächsten ordentlichen Generalversammlung ~~2014 beträgt die Amtsdauer sämtlicher Mitglieder des Verwaltungsrats jeweils ein Jahr. Für bereits gewählte Mitglieder des Verwaltungsrats mit einer Amtsdauer bis zur ordentlichen Generalversammlung 2015 oder 2016 gilt diese Bestimmung erst mit Ablauf der entsprechenden Amtsdauer. Diesbezüglich~~. Wiederwahl ist ~~unter einem Jahr der Zeitraum zwischen zwei ordentlichen, aufeinanderfolgenden Generalversammlungen zu verstehen~~möglich.

b) ~~Der Verwaltungsrat~~Die Generalversammlung wählt ~~seinen~~aus den Mitgliedern des Verwaltungsrates den Präsidenten ~~sowie einen Vizepräsidenten.~~ des Verwaltungsrates. Die Amtsdauer beträgt ein Jahr, zu verstehen als Periode ab Wahl bis zum Ende der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich. Der Präsident hat bei Stimmengleichheit keinen Stichentscheid.

c) ~~Die Mitglieder des Verwaltungsrats erhalten für ihre Tätigkeit eine Entschädigung, deren Höhe vom Verwaltungsrat festgelegt wird. Die Mitglieder des Verwaltungsrats sind ebenfalls berechtigt, an Mitarbeiterbeteiligungsprogrammen der Gesellschaft teilzunehmen.~~Der Verwaltungsrat konstituiert sich selber, sofern das Gesetz oder die Statuten nichts anderes bestimmen. Er bezeichnet einen Sekretär; dieser braucht nicht dem Verwaltungsrat anzugehören.

d) ~~Soweit es das Gesetz zulässt, werden die Mitglieder des Verwaltungsrates sowie der Geschäftsleitung aus dem Gesellschaftsvermögen schadlos gehalten für Forderungen, Kosten, Verluste, Schäden, Bussen, und sonstige Auslagen, welche ihnen im Zusammenhang mit ihrer Tätigkeit für die Gesellschaft entstehen.~~Fällt der Präsident aus oder hat die Gesellschaft aus anderen Gründen keinen handlungs- und funktionsfähigen Präsidenten, so ernennt der Verwaltungsrat eines seiner Mitglieder zum Präsidenten bis zur nächsten ordentlichen Generalversammlung; die Einberufung einer Generalversammlung nach Art. 726 Abs. 2 OR bleibt vorbehalten.

Article ~~17~~18    Election, and Constitution ~~and Indemnification~~

a)   The Board of Directors shall consist of 3 to 20 members. ~~Commencing at the 2014 annual general meeting, the~~ The term of ~~each member~~office shall be one year, ~~except that any member in office at the 2014 ordinary General Meeting whose term expires at the 2015 or 2016 ordinary General Meeting shall continue~~understood to ~~hold office~~be the period from the election until the end of the ~~term for which such member was elected. In this regard, one year shall mean the period between two~~next ordinary General ~~Meetings.~~Meeting. Re-election is possible.

b)   The General Meeting shall elect from the members of the Board of Directors the Chairman. The term of office shall be one year, understood to be ~~a member of the Board of Directors.~~the period from the election until the end of the next ordinary General Meeting. Re-election is possible. The Chairman shall have no casting vote.

c)   ~~Members of the~~ The Board of Directors shall ~~receive compensation for their work in an amount~~constitute itself unless provided otherwise by law or the Articles of Association. It appoints a Secretary who does not need to be ~~determined by~~ a member of the Board~~. They may also participate in the Company’s employee benefit plans.~~ of Directors.

d)   ~~The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each of the members of the Board of Directors and officers out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty.~~If the Chairman is not available to continue to hold office or if the Company does not have a Chairman capable of acting and of holding office for other reasons, then the Board of Directors shall appoint one of its members as Chairman until the next ordinary General Meeting; the calling of a General Meeting in accordance with Art. 726 para. 2 CO is reserve.

Artikel ~~18~~19 Zuständigkeit und Delegation [paragraph (a) unchanged]	Article ~~18~~19 Ultimate Direction, Delegation [paragraph (a) unchanged]

b) Der Verwaltungsrat kann aus seiner Mitte Ausschüssen bestellen oder einzelne Mitglieder bestimmen, welche mit der Vorbereitung und/oder Ausführung seiner Beschlüsse oder der	b) The Board of Directors may delegate preparation and/or implementation of its decisions and supervision of the business to committees or to individual members of the

A-4   ACE GROUP 2015 PROXY STATEMENT

ANNEX A

Überwachung bestimmter Geschäfte betraut sind. Der Verwaltungsrat erlässt hierzu die notwendigen organisatorischen Weisungen. Mit Ausnahme der unübertragbaren Befugnisse kann der Verwaltungsrat die Geschäftsführung ganz oder teilweise an ~~einzelne~~ein Mitglied oder mehrere Mitglieder~~,~~ des Verwaltungsrats oder an ~~einen Ausschuss oder an Dritte~~andere natürliche Personen, welche keine Aktionäre zu sein brauchen, übertragen. ~~Ebenso kann der Verwaltungsrat vorgenannten Personen die Befugnis erteilen, im Namen der Gesellschaft zu zeichnen.~~ Der Verwaltungsrat erlässt hierzu die notwendigen Organisationsreglemente und erstellt die erforderlichen Vertragsdokumente.

Board of Directors. The organizational regulations will be defined by the Board of Directors. While reserving its non- transferable powers, the Board of Directors may further delegate the management of the business or parts thereof ~~and representation of the Company~~ to one or more ~~persons,~~ members of the Board of Directors or ~~others~~other natural persons who need not be shareholders. The Board of Directors shall record all such arrangements in a set of regulations for the Company and set up the necessary contractual framework.

Artikel ~~19~~20 Einzelne Befugnisse Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Befugnisse:	Article ~~19~~20 Duties The Board of Directors has the following non-transferable and inalienable duties:

1. die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;	1. to ultimately ~~manage~~oversee the Company and issue the necessary directives;

2. die Festlegung der Organisation;	2. to determine the organization;

3. die Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung, sofern diese für die Führung der Gesellschaft notwendig ist;	3. to organize the accounting, the financial control, as well as the financial planning;

4. die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen, sowie die Erteilung der Zeichnungsberechtigungen;	4. to appoint and remove the persons entrusted with the management and representation of the Company and to grant signatory power;

5. die Oberaufsicht über die mit der Geschäftsführung und der Vertretung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;	5. to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law and with the Articles of Association, regulations and directives;

6. die Erstellung des Geschäftsberichtes, des Vergütungsberichtes sowie die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;	6. to prepare the business report, the compensation report as well as the General Meeting and to implement the latter’s resolutions;

7. die Benachrichtigung des Richters im Falle der Überschuldung;	7. to inform the judge in the event of overindebtedness;

8. die Beschlussfassung über die nachträgliche Liberierung von nicht vollständig liberierten Aktien;	8. to pass resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares;

9. die Beschlussfassung über die Feststellung von Kapitalerhöhungen und die entsprechenden Statutenänderungen;	9. to pass resolutions confirming increases in share capital and regarding the amendments to the Articles of Association entailed thereby;

10. Überwachung der Fachkenntnisse der Spezialrevisionsstelle in den Fällen, in denen das Gesetz den Einsatz einer solchen vorsieht.	10. To examine the professional qualifications of the specially qualified Auditors in the cases in which the law foresees the use of such Auditors.

Artikel 21    Vergütungsausschuss

a)   Der Vergütungsausschuss besteht aus mindestens 3 Mitgliedern. Die Generalversammlung wählt aus den Mitgliedern des Verwaltungsrats die Mitglieder des Vergütungsausschusses. Die Amtsdauer beträgt ein Jahr, zu verstehen als Periode ab Wahl bis zum Ende der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.

Article 21    Compensation Committee

a)   The Compensation Committee shall consist of at least 3 members. The General Meeting shall elect from the members of the Board of Directors the members of the Compensation Committee. The term of office is one year, understood to be the period from the election to the end of the next ordinary General Meeting. Re-election is possible.

ACE GROUP 2015 PROXY STATEMENT    A-5

ANNEX A

b)   Jedes Mitglied des Vergütungsausschusses hat die anwendbaren Unabhängigkeitsanforderungen der New York Stock Exchange zu erfüllen, wie sie vom Verwaltungsrat nach billigem Ermessen interpretiert werden. Zur Konkretisierung dieser Anforderungen kann der Verwaltungsrat kategorische Unabhängigkeitsstandards festsetzen.

b)   Each member of the Compensation Committee shall satisfy the applicable independence requirements of the New York Stock Exchange, as such requirements are interpreted by the Board of Directors in its reasonable judgment. The Board of Directors may adopt categorical independence standards in order to specify these requirements.

c)   Der Vergütungsausschuss hat folgende Befugnisse und Zuständigkeiten:

1.   die Festlegung und Überwachung der Vergütungspolitik der Gesellschaft für Führungskräfte;

2.   die periodische Beurteilung der Vergütungsstruktur der Gesellschaft für die Mitglieder der Geschäftsleitung und, wo der Vergütungsausschuss die Aufnahme in die Beurteilung als angemessen erachtet, anderer leitender Mitarbeiter;

3.   die Genehmigung der Vergütung (i) des Chief Executive Officers und (ii) des Präsidenten des Verwaltungsrats (sofern der Präsident nicht auch der Chief Executive Officer ist), und, sofern angemessen, die Empfehlung an die unabhängigen Mitglieder des Verwaltungsrats, diese Vergütung zu bestätigen;

4.   die Überprüfung der Empfehlungen des Chief Executive Officers betreffend die Vergütung der anderen Mitglieder der Geschäftsleitung sowie gegebenenfalls anderer leitender Mitarbeiter und die Festsetzung der angemessenen Höhe der Vergütung;

5.   die Empfehlung der Gesamtvergütungen der Mitglieder der Geschäftsleitung, die der Generalversammlung gemäss Art. 25 zur Genehmigung vorzulegen sind, zuhanden des Verwaltungsrats;

6.   die Überprüfung und Genehmigung von Arbeitsverträgen des Chief Executive Officers, der anderen Mitglieder der Geschäftsleitung und, wo der Vergütungsausschuss die Aufnahme in die Überprüfung und Genehmigung als angemessen erachtet, anderer leitender Mitarbeiter der Gesellschaft;

7.   die Überprüfung und Empfehlung des Inhalts des Vergütungsberichts zuhanden des Verwaltungsrates, und die Überprüfung und Genehmigung des Berichts, welcher gemäss den Bestimmungen der U.S. Securities and Exchange Commission im jährlichen Proxy Statement der Gesellschaft enthalten sein muss

8.   sonstige Aufgaben und Zuständigkeiten, welche ihm die Statuten oder der Verwaltungsrat im Reglement des Vergütungsausschusses oder anderweitig zuweisen.

c)   The Compensation Committee shall have following powers and responsibilities:

1.   to establish and oversee the Company’s executive compensation policies;

2.   to periodically assess the Company’s pay structure for the members of Executive Management and, where it deems their inclusion in such assessment is appropriate, other senior officers;

3.   to approve the compensation of (i) the chief executive officer and (ii) the Chairman of the Board of Directors (if the Chairman is not also the chief executive officer), and, if appropriate, to recommend such compensation to the independent members of the Board for ratification;

4.   to review the chief executive officer’s recommendations regarding the compensation of the other members of Executive Management and other senior officers (if applicable) and to determine appropriate compensation levels;

5.   to recommend to the Board of Directors the total aggregated amounts of compensation for the members of Executive Management to be submitted for approval by the General Meeting pursuant to Article 25;

6.   to review and approve employment agreements of the chief executive officer, the other members of Executive Management and, where the Compensation Committee deems their inclusion in such review and approval is appropriate, other senior officers of the Company;

7.   to review and recommend to the Board of Directors the contents of the compensation report, and to review and approve the report required by the Rules of the U.S. Securities and Exchange Commission to be included in the Company’s annual proxy statement;

8.   any other duties and responsibilities which are assigned to it by the Articles of Association or by the Board of Directors in its charter or otherwise

d) Der Vergütungsausschuss hat die Befugnis, Vergütungsberater, unabhängige Rechtsberater oder andere Berater beizuziehen.	d) The Compensation Committee shall have the authority to retain any compensation consultant, independent legal counsel or other adviser.

e)   Der Verwaltungsrat bestimmt unter den Mitgliedern des Vergütungsausschusses dessen Vorsitzenden und erlässt ein Reglement für den Vergütungsausschuss. Er kann ihm zusätzliche Aufgaben zuweisen sowie die statutarischen Aufgaben und Zuständigkeiten spezifizieren.

e)   The Board of Directors shall appoint among the members of the Compensation Committee its chairman and adopt regulations for the Compensation Committee. It may assign additional duties and responsibilities to it and specify the duties and responsibilities contained in the Articles of Association.

A-6   ACE GROUP 2015 PROXY STATEMENT

ANNEX A

f)    Ist der Vergütungsausschuss mit weniger als 3 handlungs- und funktionsfähigen Mitgliedern besetzt, so ernennt der Verwaltungsrat ad interim unter seinen Mitgliedern im entsprechenden Umfang Mitglieder des Vergütungsausschlusses bis zur nächsten ordentlichen Generalversammlung; die Einberufung einer Generalversammlung nach Art. 726 Abs. 2 OR bleibt vorbehalten.

f)    If the Compensation Committee consists of less than 3 members capable of acting and holding office, then the Board of Directors shall appoint among its members, to the extent required, members of the Compensation Committee until the next ordinary General Meeting; the calling of a General Meeting in accordance with Art. 726 para. 2 CO is reserved.

C. Revisionsstelle und Spezialrevisionsstelle	C. Auditors and Special Auditor
Artikel ~~20~~22 Amtsdauer, Befugnisse und Pflichten	Article ~~20~~22 Term, Powers and Duties
[remainder unchanged]	[remainder unchanged]

~~IV~~V. Liquidation	~~IV~~V. Liquidation
Artikel ~~21~~30 Auflösung und Liquidation [remainder unchanged]	Article ~~21~~30 Dissolution and Liquidation [remainder unchanged]

~~V~~VI. Mitteilungen und Sprache der Statuten	~~V~~VI. Notices and Language of the Articles of Association
Artikel ~~22~~31 Mitteilungen und Bekanntmachungen [remainder unchanged]	Article ~~22~~31 Communications and Announcements [remainder unchanged]

Artikel ~~23~~32 Sprache der Statuten [remainder unchanged]	Article ~~23~~32 Language of the Articles of Association [remainder unchanged]

ACE GROUP 2015 PROXY STATEMENT    A-7

IV. Vergütungen und damit im Zusammenhang stehende Bestimmungen	IV. Compensation and Related Provisions
Artikel 23 Vergütungselemente	Article 23 Elements of Compensation

a)   Die Mitglieder des Verwaltungsrates erhalten eine fixe Vergütung. In besonderen Fällen und nach vorgängiger Genehmigung durch die Generalversammlung kann der Verwaltungsrat einen zusätzlichen Ermessensbonus erhalten. Der Verwaltungsrat oder einer seiner Ausschüsse kann bestimmen, dass die fixe Vergütung aller oder einzelner Mitglieder des Verwaltungsrats teilweise oder ganz in der Form von Aktien ausbezahlt wird, die entweder frei handelbar oder für einen bestimmten Zeitraum für den Handel gesperrt sind. Solche Aktien sind zu ihrem Fair Value am Zuteilungsdatum zu bewerten, wie vom Verwaltungsrat oder Vergütungsausschuss festgelegt.

a)   The members of the Board of Directors shall receive fixed compensation. In exceptional cases the Board of Directors may receive an additional discretionary bonus upon prior approval by the General Meeting. The Board of Directors or a committee thereof may determine that the fixed compensation of all or individual members of the Board of Directors be paid in part or in full in the form of shares that are either freely tradable or blocked for trading for a specific period. Such shares shall be valued at their fair value at the date of grant as determined by the Board of Directors or the Compensation Committee.

b)   Die Mitglieder der Geschäftsleitung erhalten eine fixe Vergütung bestehend aus einer Grundvergütung und gewissen weiteren Zahlungen und Leistungen aus dem Arbeitsverhältnis sowie eine variable Vergütung in bar und/oder Beteiligungsrechte gemäss Art. 24.

b)   The members of the Executive Management shall receive fixed compensation consisting of a base salary and certain other employment payments and benefits, as well as variable compensation in cash and/or equity pursuant to Article 24.

c)   Rechtseinheiten, die durch die Gesellschaft direkt oder indirekt kontrolliert werden, dürfen Vergütungen an die Mitglieder des Verwaltungsrates oder der Geschäftsleitung für deren Dienste ausrichten, sofern solche Vergütungen durch einen genehmigten Gesamtbetrag oder einen Zusatzbetrag nach Art. 25 gedeckt sind.

c)   Legal entities which are directly or indirectly controlled by the Company may pay compensation to members of the Board of Directors or of the Executive Management for their services, provided that such compensation is covered by an approved aggregate amount or an additional amount pursuant to Article 25.

d)   Insbesondere die folgenden Leistungen gelten nicht als Vergütungen, Darlehen oder Kredite und werden nicht zu den Beträgen hinzugezählt, die gemäss Art. 25 der Genehmigung durch die Generalversammlung unterliegen:

1. Auslagenersatz und steuerlich abzugsfähige Spesenpauschalen;

2. Prämien für Versicherungen, die nach Beurteilung des Vergütungsausschusses im Interesse der Gesellschaft liegen;

3. Geringfügige Sachleistungen, allgemeine Mitarbeitervergünstigungen und andere ähnliche Fringe Benefits;

4. Entschädigungen, Vorschüsse und Versicherungen gemäss Art. 23 lit. e).

d)   In particular, the following items are not deemed compensation, loans or credits and shall not be added to the amounts subject to approval according to Article 25:

1. Reimbursement of expenses and tax-deductible lump-sum expenses;

2. premiums for insurance which are in the view of the Compensation Committee entered into in the interest of the Company;

3. insignificant benefits in kind, general employee benefits and other similar fringe benefits;

4. indemnification, advances and insurances according to Article 23(e).

ACE GROUP 2015 PROXY STATEMENT   B-1

ANNEX B

e)   Soweit es das Gesetz zulässt, werden die gegenwärtigen und früheren Mitglieder des Verwaltungsrates sowie der Geschäftsleitung aus dem Gesellschaftsvermögen schadlos gehalten für Forderungen, Kosten, Verluste, Schäden, Bussen, und sonstige Auslagen, welche ihnen im Zusammenhang mit ihrer Tätigkeit für die Gesellschaft entstanden sind bzw. gegen diese erhoben worden sind oder möglicherweise entstehen bzw. gegen diese erhoben werden, es sei denn, ein rechtskräftiger Entscheid eines Gerichts oder einer anderen Behörde stelle fest, dass die betreffende Person die obgenannten Auslagen und Verpflichtungen aufgrund einer vorsätzlichen oder grobfahrlässigen Pflichtverletzung verursacht hat.

      Unabhängig von vorstehender Bestimmung schiesst die Gesellschaft den Mitgliedern des Verwaltungsrats sowie der Geschäftsleitung die im Zusammenhang mit oben erwähnten Angelegenheiten entstehenden Gerichts- und Anwaltskosten vor. Ausgenommen sind jene Fälle, in denen die Gesellschaft selbst gegen die betreffenden Personen vorgeht. Die Gesellschaft kann die aufgewendeten Auslagen zurückfordern, wenn ein Gericht oder eine andere zuständige Behörde rechtskräftig feststellt, dass die betreffende Person gegenüber der Gesellschaft eine Pflichtverletzung begangen hat.

      Die Gesellschaft kann Versicherungen gegen jegliche Haftung, die gegen die Mitglieder des Verwaltungsrates und die leitenden Angestellten in ihrer Eigenschaft als solche geltend gemacht wird, abschliessen und aufrechterhalten.

e)   The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each of the current and former members of the Board of Directors and officers out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them have incurred or sustained or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty on behalf of the Company; provided that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgement or decree not subject to appeal, to have committed fraud or dishonesty.

      Without limiting the foregoing paragraph, the Company shall advance court costs and attorney’s fees to such current and former members of the Board of Directors and officers, except in cases where the Company itself is plaintiff. The Company may however recover such advanced cost if a court or another competent authority holds that the member of the Board of Directors or the officer in question has breached its duties to the Company.

      The Company may purchase and maintain insurance against any liability asserted against the members of the Board of Directors and officers in their capacity as such.

f)    Im Rahmen dieses Abschnitts IV umfasst der Begriff “Geschäftsleitung” auch jedes Mitglied des Verwaltungsrats, welches gleichzeitig ein Mitglied der Geschäftsleitung ist (Delegierte des Verwaltungsrats).

f) Within this section IV, the term “Executive Management” shall also encompass any member of the board of directors who is a member of the Executive Management at the same time (Managing Director).
Artikel 24 Anreiz- und Beteiligungspläne	Article 24 Incentive and Equity Plans

a)   Variable Vergütungen, die Mitgliedern der Geschäftsleitung im Zusammenhang mit einem bestimmten Jahr bezahlt oder gewährt werden, können aus einem Bonus in bar gemäss Art. 24 lit. c) und aus Zuteilungen von Beteiligungsrechten (aktienbasierten Awards) mit langfristiger Anreizwirkung gemäss Art. 24 lit. d) bestehen, zuzüglich gegebenenfalls Beiträgen des Arbeitsgebers für die Pensionskasse und Sozialversicherungen. In besonderen Fällen und nach vorgängiger Genehmigung durch die Generalversammlung können die Mitglieder der Geschäftsleitung einen zusätzlichen Ermessensbonus erhalten. Des Weiteren kann der Verwaltungsrat oder der Vergütungsausschuss bestimmen, dass die Mitglieder der Geschäftsleitung berechtigt sind, am Mitarbeiterbeteiligungsplan der Gesellschaft teilzunehmen, welcher von der Generalversammlung mittels konsultativem oder bindendem Beschluss, wie nach anwendbarem Recht (inklusive den US-Wertschriftengesetzen) verlangt, genehmigt wurde.

a)   Variable compensation paid or granted to the members of the Executive Management in relation to a certain year may consist of a cash bonus pursuant to Article 24(c) and long-term incentive equity awards pursuant to Article 24(d), plus, if applicable, social security and pension plan contributions on the part of the employer. In exceptional cases the members of the Executive Management may receive an additional discretionary bonus upon prior approval by the General Meeting. Furthermore, the Board of Directors or the Compensation Committee may determine that the members of Executive Management are eligible to participate in the Company’s employee share purchase plan that has been approved by the General Meeting by a binding or advisory vote as required by applicable law (including U.S. securities laws).

b) Variable Vergütungen beruhen auf Performancekriterien, welche die Performance der ACE Gruppe und/oder von deren Geschäftseinheiten und/oder individuelle Zielen berücksichtigen.	b) Variable compensation shall be based on performance criteria that take into account the performance of the ACE Group and/or operating units thereof, and/or individual

B-2   ACE GROUP 2015 PROXY STATEMENT

ANNEX B

Der Verwaltungsrat oder der Vergütungsausschuss setzen Performancekriterien, Zielwerte und deren Erreichung fest (wobei die Bestimmung von individuellen Zielen und deren Erreichung in Bezug auf jedes andere Mitglied der Geschäftsleitung an den Chief Executive Officer delegiert werden kann). Wenn der Verwaltungsrat oder der Vergütungsausschuss es als zweckmässig erachtet, kann er auch Zuteilungen mit langfristiger Anreizwirkung gewähren, welche unabhängig von der Erreichung von Zielen in der Vergangenheit an die zukünftige Performance geknüpft sind.

targets. The Board of Directors or the Compensation Committee determines performance criteria, target levels, and their achievement (it being understood that the determination of individual targets and their achievement may be delegated to the chief executive officer in respect to any other member of Executive Management). If deemed appropriate, the Board of Directors or Compensation Committee may also grant long-term incentive awards that are linked to future performance independently from the achievement of targets in the past.

c)   Der Bonus in bar wird unter Anwendung der obengenannten Kriterien und Rahmenbedingungen basierend auf Leistungen ausbezahlt, die grundsätzlich unter Zugrundelegung des einjährigen Zeitraums gemessen werden, auf den sich der Bonus in bar bezieht.

c) The cash bonus is paid out based on achievements which are generally measured based on the one-year period to which the cash bonus relates, applying the above criteria and framework.

d)   Der Umfang der Zuteilungen von Beteiligungsrechten (aktienbasierten Awards) mit langfristiger Anreizwirkung (long-term incentive) wird durch den Verwaltungsrat oder den Vergütungsausschuss festgelegt. Er kann aus Aktienoptionen, Aktien mit Veräusserungssperre, Performance-Aktien und sonstigen Beteiligungsinstrumenten bestehen, die gemäss einem Beteiligungsplan zulässig sind, welcher von der Generalversammlung mittels konsultativem oder bindendem Beschluss, wie vom anwendbaren Recht (inklusive den US-Wertschriftengesetzen) verlangt, genehmigt wurde.

d)   The amount of long-term incentive equity awards granted shall be determined by the Board of Directors or the Compensation Committee and may consist of stock options, restricted stock, performance shares or any other equity instruments permitted by an equity plan that has been approved by the General Meeting by a binding or advisory vote as required by applicable law (including U.S. securities laws).

e)   Zuteilungen von Beteiligungsrechten (aktienbasierte Awards) stellen grundsätzlich Vergütungen im Jahr dar, in der gegebenenfalls die Performance zum Zwecke der Festlegung des Umfangs der Zuteilung gemessen wurde (d.h. wenn eine Zuteilung im Zusammenhang mit der Beurteilung der Performance im Vorjahr erfolgt, stellt diese Zuteilung Vergütung in Bezug auf dieses Vorjahr dar), oder andernfalls Vergütungen am Tag der Zuteilung dar. Sie sind grundsätzlich zu ihrem Fair Value am Zuteilungsdatum zu bewerten, wie vom Verwaltungsrat oder Vergütungsausschuss festgelegt. Wenn der Verwaltungsrat oder der Vergütungsausschuss es unter den gegebenen Umständen als angemessen erachtet, kann er bestimmen, dass eine Zuteilung oder ein Teil einer Zuteilung eine Vergütung in einem anderen Jahr darstellt und an einem anderen Datum bewertet wird (soweit dies nach anwendbarem Recht, inklusive den US-Wertschriftengesetzen, zulässig ist).

e)   Any equity awards generally constitute compensation for the year during which performance was measured in order to determine the size of the award, if applicable (i.e., if an award is granted in connection with review of prior-year performance, then such award shall constitute compensation with respect to such prior year), and otherwise at the date of grant. They shall be generally valued at their fair value at the date of grant as determined by the Board of Directors or the Compensation Committee. If the Board of Directors or the Compensation Committee deems it reasonable under the circumstances, it may determine that all or part of an award shall constitute variable compensation in a different year and be valued at a different date (to extent permitted by applicable law, including U.S. securities laws).

f)    Der Verwaltungsrat oder der Vergütungsausschuss ist autorisiert, die näheren Vorschriften und Bedingungen von variablen Vergütungen zu spezifizieren, sei dies in Bonus- und Beteiligungsplänen, Arbeits- oder Zuteilungsverträgen oder anderweitig. Sie bestimmen die Bedingungen der Gewährung, der Unverfallbarkeit (Vesting), der Sperrung, der Ausübung und des Verfalls von aktienbasierten Awards und können Mechanismen zur Anpassung oder Rückforderung von variablen Vergütungen vorsehen. Sie können insbesondere vorsehen, dass gewisse variable Vergütungen oder deren Äquivalent in bar während einer Freistellung ausbezahlt oder gewährt werden

f)    The Board of Directors or the Compensation Committee is authorized to specify any further terms and conditions of variable compensation, be it in bonus and equity incentive plans, employment or award agreements or otherwise. They shall determine grant, vesting, blocking, exercise and forfeiture conditions of any equity awards and may provide for mechanisms for adjustment or clawback of variable compensation. In particular, they may provide that certain variable compensation or their cash equivalent is paid or granted during garden leave (in which case the payout may be based on the average bonus or incentive paid in the last

ACE GROUP 2015 PROXY STATEMENT   B-3

ANNEX B

(wobei in diesem Fall die Ausrichtung auf dem im letzten Jahr bzw. in den letzten Jahren ausgerichteten durchschnittlichen Bonus bzw. Incentive oder dem Zielbonus bzw. -incentive basieren kann) und dass aktienbasierte Awards (i) im Falle eines Kontrollwechsels betreffend die Gesellschaft und (ii) im Falle der Beendigung der Anstellung eines Mitgliedes der Geschäftsleitung unverfallbar werden (vesten) und Sperrfristen aufgehoben werden.

year(s) or on the target bonus or incentive), and that equity awards will vest and any blocking periods will be waived (i) in the event of a change in control regarding the Company and (ii) in the event of termination of employment of a member of the Executive Management.

g)   Der Verwaltungsrat oder der Vergütungsausschuss ist dafür verantwortlich, für jedes Mitglied der Geschäftsleitung das proportionale Verhältnis der jährlichen Grundvergütung und der Komponenten der variablen Vergütung zu bestimmen. Dies erfolgt unter Berücksichtigung der vorstehend umschriebenen Performancekriterien und individuellen Ziele und des proportionalen Verhältnisses der Vergütungsstruktur in vergleichbaren Unternehmen, welche den Aktionären auf jährlicher Basis mitgeteilt und veröffentlicht werden (wobei der Verwaltungsrat oder der Vergütungsausschuss jedoch von der Norm oder den Praktiken anderer Gesellschaften abweichen kann, wenn er es für Zwecke des Geschäfts, der Rekrutierung oder der Mitarbeiterbindung für angemessen hält). In Übereinstimmung mit, und unter Vorbehalt von, Art. 25 der Statuten darf die gesamte Vergütung (einschließlich der festen und variablen Vergütung), welche allen Mitgliedern der Geschäftsleitung in Bezug auf ein Kalenderjahr ausgerichtet wird, in keinem Fall den Gesamtbetrag übersteigen, welcher vorgängig durch die Generalversammlung für die Vergütung der Geschäftsleitung für dieses Kalenderjahr genehmigt wurde.

g)   The Board of Directors or the Compensation Committee shall be responsible for determining for each member of Executive Management the proportional balance of base annual salary and the components of variable compensation, following consideration of the performance criteria and individual targets described above, and the proportional balance of compensation structures at peer group companies that shall be published and disclosed to shareholders on an annual basis (provided the Board of Directors or Compensation Committee may deviate from the norm or other companies’ practices if it deems appropriate for business, recruitment or retention purposes). In accordance with, and subject to, Article 25 below, in no event shall the aggregate compensation (including fixed and variable compensation) paid with respect to any calendar year to all members of Executive Management exceed the total aggregate amount previously approved by the General Meeting for the compensation of the Executive Management for such calendar year.

Artikel 25 Genehmigung von Vergütungen a) Die ordentliche Generalversammlung genehmigt jedes Jahr je den maximalen Gesamtbetrag:	Article 25 Approval of Compensation a) Each year the ordinary General Meeting shall approve separately the maximum aggregate amount each of:

1. der Vergütungen für den Verwaltungsrat bis zur nächsten ordentlichen Generalversammlung; und	1. the compensation of the Board of Directors until the next ordinary general meeting; and

2.   der Vergütungen für die Geschäftsleitung für das nächste Kalenderjahr.

b)   Genehmigt die Generalversammlung einen Gesamtbetrag nach Art. 25 lit. a) nicht, so berücksichtigt der Verwaltungsrat die Ergebnisse der Abstimmung, andere Aktionärsrückmeldungen sowie weitere Aspekte nach eigenem Ermessen und er kann anschliessend an einer nachfolgenden (ordentlichen oder ausserordentlichen) Generalversammlung einen neuen Antrag für einen solchen Gesamtbetrag stellen, und die Gesellschaft darf Vergütungen unter Vorbehalt der nachträglichen Genehmigung durch die Generalversammlung ausrichten. Der Verwaltungsrat darf auch Genehmigungsanträge aufteilen, indem er Anträge in Bezug auf einzelne Vergütungselemente, kürzere Zeitperioden oder einen engeren Personenkreis stellt.

2.   the compensation of the Executive Management for the next calendar year.

b)   If the General Meeting does not approve an aggregate amount pursuant to Article 25(a), the Board of Directors shall consider the results of the vote, other shareholder feedback and other matters in its discretion and it may thereafter submit a new proposal for such aggregate amount at a subsequent (extraordinary or ordinary) General Meeting, and the Company may pay compensation subject to the subsequent approval. The Board of Directors may also split proposals for approval by submitting proposals in respect to particular elements of compensation, shorter periods of time, or a more limited group of persons.

B-4   ACE GROUP 2015 PROXY STATEMENT

ANNEX B

c)   Die Generalversammlung kann jederzeit eine nachträgliche Erhöhung eines genehmigten Gesamtbetrags oder zusätzliche Beträge für gewisse Vergütungselemente genehmigen. Sie kann insbesondere einen möglichen ausserordentlichen Bonus genehmigen, der auszurichten ist: (i) an den Verwaltungsrat in bar oder Aktien für in einer vorangehenden Periode geleistete ausserordentliche und zusätzliche Arbeit, oder (ii) an die Geschäftsleitung für die Leistung im vorherigen Kalenderjahr ausserhalb und zusätzlich zu einem Bonus, der im Rahmen von Art. 25 lit. a) Ziff. 2 der Statuten ausgerichtet wurde.

d)   Die Gesellschaft ist berechtigt, eine Vergütung (einschließlich Entschädigung für den Verlust von Vergütung oder für finanzielle Nachteile im Zusammenhang mit dem Arbeitswechsel) an solche Mitglieder der Geschäftsleitung zu bezahlen, die nach dem relevanten Genehmigungsbeschluss der Generalversammlung (i) in die Geschäftsleitung eintreten oder (ii) innerhalb der Geschäftsleitung zum Chief Executive Officer befördert werden; dies selbst dann, wenn der durch die Generalversammlung bereits genehmigte Betrag nicht ausreichend ist. Diese Zusatzbeträge müssen nicht durch die Generalversammlung genehmigt werden, sofern ihre Summe in jeder einzelnen relevanten Zeitspanne 40% des genehmigten maximalen Gesamtbetrags (vollständig, nicht pro rata temporis) der Vergütung für die Mitglieder der Geschäftsleitung für diesselbe Zeitspanne nicht überschreitet, für welche die Genehmigung durch die Generalversammlung bereits erteilt wurde.

e)   Eine Überschreitung der genehmigten maximalen Gesamtbeträge aufgrund von Wechselkursschwankungen ist unbeachtlich.

c)   The General Meeting may at any time approve a subsequent increase of an approved aggregate amount or approve additional amounts for certain elements of compensation. In particular, it may approve a possible extraordinary bonus payable (i) to the Board of Directors in cash or shares for extraordinary and additional work performed in a preceding period or (ii) to the Executive Management for the performance in the prior calendar year outside of and in addition to any bonus paid within the scope of Article 25(a)(2) above.

d)   The Company is authorized to pay compensation (including indemnification for loss of compensation or for financial disadvantages in connection with the change of employment) to such members of the Executive Management who after the relevant approval resolution by the General Meeting (i) join the Executive Management or (ii) are promoted within the Executive Management to Chief Executive Officer, even if the total amount already approved by the General Meeting is not sufficient. These supplementary amounts do not need to be approved by the General Meeting, provided that their sum in each single relevant period of time does not exceed 40% of the approved maximum aggregate amount (in full not pro rata temporis) of the compensation of the members of the Executive Management for the same period of time for which approval by the General Meeting has already be obtained.

e)   Any excess of the approved maximum aggregate amounts due to exchange rate fluctuations shall be disregarded.

Artikel 26 Zulässige zusätzliche Tätigkeiten a) Ein Mitglied des Verwaltungsrats darf nicht mehr als die folgende Anzahl zusätzlicher Mandate (wie nachstehend definiert) halten:	Article 26 Permitted Additional Activities a) Any member of the Board of Directors shall hold no more than the following numbers of additional mandates (as defined below):

1. bis zu 4 Mandate in börsenkotierten Unternehmen;	1. up to 4 mandates in publicly-traded companies;

2. bis zu 10 Mandate in nichtkotierten Unternehmen;	2. up to 10 mandates in privately-held companies; and
3. bis zu 10 Mandate in Stiftungen, Vereinen, wohltätigen Organisationen und anderen Rechtseinheiten.	3. up to 10 mandates in foundations, associations, charitable organizations and other entities.

b)   Die Begrenzungen in Art. 26 lit. a) der Statuten gelangen auch für Mitglieder der Geschäftsleitung zur Anwendung, wobei die maximale Anzahl zusätzlicher Mandate in börsenkotierten Unternehmen (Ziff. 1 vorstehend) jedoch bei 2 liegt.

b)   The limitations set forth in Article 26(a) above shall also apply to members of the Executive Management provided, however, that the maximum number of additional mandates in publicly-traded companies (no. 1 above) shall be 2.

c)   Mandate, die in verschiedenen Rechtseinheiten ein und desselben Konzerns oder auf Anordnung der Gesellschaft oder einer anderen Rechtseinheit gemäss Art. 26 lit. a) der Statuten gehalten werden (einschliesslich in Vorsorgeeinrichtungen und

c)   Mandates held in different legal entities of the same group or by order of the Company or of another legal entity pursuant to Article 26(a) above (including in pension funds and joint ventures) shall not count as separate mandates. It is

ACE GROUP 2015 PROXY STATEMENT   B-5

ANNEX B

Gemeinschaftsunternehmen), zählen nicht als separate Mandate. Eine kurzfristige Überschreitung der in diesem Artikel geregelten Begrenzungen ist zulässig.

d)   Ein “Mandat” im Sinne dieses Artikels ist ein Mandat in den obersten Leitungs- oder Verwaltungsorganen von Rechtseinheiten, die verpflichtet sind, sich ins Handelsregister oder in ein entsprechendes ausländisches Register eintragen zu lassen, mit Ausnahme der Gesellschaft und Rechtseinheiten, die durch die Gesellschaft kontrolliert werden oder diese kontrollieren.

admissible to exceed the limitations set forth in this Article for a short period of time.

d)   A “mandate” within the meaning of this Article shall mean a mandate in superior governing or administrative bodies of legal entities that are obliged to register themselves in the commercial registry or any comparable foreign register except for the Company and any entity controlled by, or controlling, the Company.

Artikel 27 Vereinbarungen mit der Geschäftsleitung und dem Verwaltungsrat	Article 27 Agreements with Executive Management and the Board of Directors

a)   Arbeits- und Dienstleistungsverträge mit Mitgliedern der Geschäftsleitung und, falls anwendbar, mit Mitgliedern des Verwaltungsrates sind in der Regel unbefristet und können eine Kündigungsfrist von bis zu 12 Monaten vorsehen. Falls der Verwaltungsrat oder einer seiner Ausschüsse zum Schluss gelangt, dass eine befristete Vertragsdauer angemessen ist, so übersteigt diese nicht 12 Monate.

b)   Die Gesellschaft kann mit Mitgliedern der Geschäftsleitung entschädigte Konkurrenzverbote für eine Dauer von bis zu 2 Jahren nach der Beendigung des Arbeitsverhältnisses vereinbaren. Die Entschädigung, die pro Jahr des Konkurrenzverbots zu entrichten ist, beträgt maximal die Summe (i) der letzten jährlichen Grundvergütung des Mitglieds, (ii) des Durchschnitts der letzten drei tatsächlichen Jahresboni des Mitglieds, und (iii) der Prämienzahlungen für Kranken- und/oder Zahnversicherung basierend auf der Wahl des Mitglieds zur Zeit der Beendigung des Arbeitsverhältnisses. Zudem kann die Gesellschaft die Ausrichtung bestimmter Vergütungselemente, die mit in der Vergangenheit erbrachten Leistungen eines Mitglieds im Zusammenhang stehen, vom Abschluss und der Einhaltung eines Konkurrenzverbots abhängig machen, so insbesondere (i) die Ausrichtung eines pro rata Bonusbetrags für das Jahr, in welchem das Arbeitsverhältnis mit dem Mitglied beendet wurde, basierend auf der Arbeitsdauer in diesem Jahr und dem Durchschnitt der letzten drei tatsächlichen Jahresboni des Mitglieds, und (ii) das fortgesetzte Vesting von aktienbasierten Awards, die ab dem Zeitpunkt der Beendigung des Arbeitsverhältnisses nicht gevestet (unverfallbar) sind, sowie, falls anwendbar, die fortgesetzte Möglichkeit, bestimmte aktienbasierte Awards (wie Optionen) auszuüben, beides gleich wie während dem Arbeitsverhältnis. Wenn jedoch bis zur Beendigung gemäss Art. 27 lit. a) eine Freistellung gewährt wurde, wird der maximale Zeitraum von 2 Jahren (oder die maximale Entschädigung, die gestützt auf diesen Zeitraum berechnet wird) für ein entschädigtes Konkurrenzverbot entsprechend reduziert.

a)   Any employment or service agreements of the members of the Executive Management and, if applicable, with members of the Board of Directors are as a general rule without fixed term and may provide for notice periods of up to 12 months. If the Board of Directors or any of its Committees comes to the conclusion that a fixed term is appropriate, the fixed term shall not exceed 12 months.

b)   The Company may enter into compensated non-competition agreements with members of the Executive Management with a duration of up to 2 years after termination of the employment. The compensation payable for each year of the non-compete obligation shall not exceed the sum of (i) the last annual base salary of the member, (ii) the average of the member’s last three actual annual bonuses, and (iii) health and/or dental premium payments based upon the member’s elections in effect as of the termination. Furthermore, the Company may condition the payment of certain compensation items related to a member’s past services on the entering into and compliance with a non-competition agreement, including without limitation the payment of (i) a pro rata bonus amount for the year in which the member is terminated based upon time worked during such year and the average of the member’s last 3 actual annual bonuses and (ii) continued vesting of the member’s equity awards that are unvested as of the date of termination and, if applicable, continued ability to exercise the member’s equity awards (such as options), each as during employment. If, however, any garden leave was granted until termination under Article 27(a), then the maximum period of 2 years (or the maximum compensation that is calculated based on such period) for any compensated non-compete agreement shall be reduced accordingly.

B-6   ACE GROUP 2015 PROXY STATEMENT

ANNEX B

Artikel 28     Vorsorgeleistungen

a)   Die Gesellschaft kann eine oder mehrere unabhängige Vorsorgeeinrichtungen für die berufliche Vorsorge errichten oder sich solchen anschliessen. Arbeitgeberseitige Beiträge an solche Vorsorgeeinrichtungen, nicht aber die von solchen Vorsorgeeinrichtungen ausgerichteten reglementarischen Leistungen, gelten als Bestandteil der Vergütung. Aufgrund anwendbarer Regelungen (inklusive unter qualifizierten und nichtqualifizierten beitragsorientierten Plänen) für die berufliche Vorsorge direkt vom Arbeitgeber geäufnete bzw. ausgerichtete Vorsorgeleistungen werden gleich behandelt wie Beiträge an und Leistungen von Vorsorgeeinrichtungen.

Article 28     Retirement Benefits

a)   The Company may establish one or more independent pension funds for occupational pension benefits or may join such funds. Contributions to such pension funds on the part of the employer, but not benefits which are paid out by such pension funds, are deemed part of the compensation. Retirement benefits accumulated or paid directly by the employer based on applicable regulations on occupational pension benefits (including under qualified and non-qualified defined contribution plans) are treated the same way as contributions to and benefits by pension funds.

b)   Die Gesellschaft und ihre Tochtergesellschaften können Mitgliedern der Geschäftsleitung anstelle oder zusätzlich zu den Leistungen nach Art. 28 lit. a) direkt Vorsorgeleistungen (wie Renten, Kauf von Krankenversicherungen und dgl.) ausserhalb der beruflichen Vorsorge in Aussicht stellen und nach ihrem Ausscheiden ausbezahlen. Solche Renten sollen pro Jahr die letzte an dieses Mitglied ausbezahlte jährliche Grundvergütung nicht übersteigen. Bei Kapitalabfindungen wird der Wert einer Vorsorgeleistung aufgrund anerkannter versicherungsmathematischer Methoden ermittelt. Die Zahlung von Überbrückungs- bzw. Zwischenleistungen zwischen Frühpensionierung und regulärem Rentenalter ist möglich. Zudem können die Mitglieder der Geschäftsleitung an den von der Gesellschaft unterhaltenen Krankenversicherungsprogrammen teilnehmen.

b)   Instead or in addition to benefits pursuant to Article 28(a), the Company and its subsidiaries may directly offer retirement benefits (such as pensions, purchase of health care insurances etc.) outside of the scope of occupational pension benefit regulations to members of the Executive Management and may pay them out after retirement. Such retirement benefits shall not exceed the last paid out annual base salary of the respective member per year. In the case of lump-sumsettlements, the value of a pension shall be determined based on recognized actuarial methods. The payment of bridge or interim annuities between early retirement and the regular retirement age is possible. In addition, the members of the Executive Management may participate in the health plans maintained by the Company.

Artikel 29 Rechtsnatur	Article 29 Legal Nature
Die Bestimmungen dieses Abschnitts sind gesellschaftsrechtlicher Natur und begründen keine individuellen Leistungsansprüche.	The provisions of this section are of a company-law nature and do not create individual claims for benefits.

ACE GROUP 2015 PROXY STATEMENT   B-7

ACE Group is one of the world's largest multiline property and casualty insurers. With operations in 54 countries, ACE provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients.

CONTACT US

ACE Group Executive Offices

Bärengasse 32
CH-8001 Zurich
Switzerland

17 Woodbourne Avenue
Hamilton HM08
Bermuda

1133 Avenue of the Americas
New York, NY 10036
USA

436 Walnut Street
Philadelphia, PA 19106
USA

100 Leadenhall Street
London, EC3A 3BP
United Kingdom

00 North Bridge Road
#04-02 Parkview Square
Singapore 188 778

6-7-29 Kita-Shinagawa, Shinagawa-ku
Tokyo 141-8679
Japan

Miraflores 222
Piso 17
Santiago Centro
Santiago
Chile

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose to vote your proxy by Internet.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 12:00 p.m.,

Eastern Time, (6:00 p.m. Central European Time) on May 20, 2015.

Vote by Internet • Go to www.investorvote.com/ACE • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

▲ IF YOU DO NOT WISH TO VOTE VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▲

ACE LIMITED — THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Homburger AG as independent proxy, and hereby authorizes it to represent and to vote, as directed below, all the Common Shares of ACE Limited that the undersigned is entitled to vote at the Annual General Meeting to be held at 2:45 p.m. Central European Time on May 21, 2015 at the Company’s offices at Bärengasse 32, CH-8001 Zurich, Switzerland. This proxy, when properly executed, will be voted as the undersigned directs herein.

+

If no specific instructions are given herein or otherwise, the undersigned hereby instructs the independent proxy to vote “FOR” each of Agenda Items 1-12 (including each subpart thereof). If a new agenda item or a new proposal for an existing agenda item is put before the Annual General Meeting and no specific instructions are given here in or otherwise, the undersigned hereby instructs the independent proxy to vote in accordance with the position of the Board of Directors. In order to assure that your votes are tabulated in time to be voted at the Annual General Meeting, you must submit your proxy card so that it is received by 6:00 p.m. Central European Time (12:00 noon Eastern Standard Time) on May 20, 2015.

A	Proposals — The Board of Directors of the Company recommends that you vote your shares “FOR” each of Agenda Items 1-12 (including each subpart thereof).

For	Against	Abstain	For	Against	Abstain

1. Approval of the annual report, standalone financial statements and consolidated financial statements of ACE Limited for the year ended December 31, 2014.

2. Allocation of disposable profit and distribution of a dividend

2.1   Allocation of disposable profit

2.2   Distribution of a dividend out of legal reserves (by way of release and allocation to a dividend reserve)

☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

3. Discharge of the Board of Directors

4. Election of Auditors

4.1   Election of PricewaterhouseCoopers AG (Zurich) as our statutory auditor

4.2   Ratification of appointment of PricewaterhouseCoopers LLP (United States) as independent registered public accounting firm for purposes of U.S. securities law reporting

4.3   Election of BDO AG (Zurich) as special audit firm

			☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐

5. Election of the Board of Directors

		For	Against	Abstain			For	Against	Abstain			For	Against	Abstain			For	Against	Abstain
5.1 -	Evan G. Greenberg	☐	☐	☐	5.2 -	Robert M. Hernandez	☐	☐	☐	5.3 -	Michael G. Atieh	☐	☐	☐	5.4 -	Mary A. Cirillo	☐	☐	☐

5.5 -	Michael P. Connors	☐	☐	☐	5.6 -	John Edwardson	☐	☐	☐	5.7 -	Peter Menikoff	☐	☐	☐	5.8 -	Leo F. Mullin	☐	☐	☐

5.9 -	Kimberly Ross	☐	☐	☐	5.10 -	Robert Scully	☐	☐	☐	5.11 -	Eugene B. Shanks, Jr.	☐	☐	☐	5.12 -	Theodore E. Shasta	☐	☐	☐

5.13 -	David Sidwell	☐	☐	☐	5.14 -	Olivier Steimer	☐	☐	☐		* Please see reverse side for additional proposals and required signature

▲ IF YOU DO NOT WISH TO VOTE VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▲

Proposals (continued from reverse side)								For	Against	Abstain
6.	Election of the Chairman of the Board of Directors							☐	☐	☐
7.	Election of the Compensation Committee of the Board of Directors
			For	Against	Abstain			For	Against	Abstain			For	Against	Abstain			For	Against	Abstain
	7.1 -	Michael P. Connors	☐	☐	☐	7.2 -	Mary A. Cirillo	☐	☐	☐	7.3 -	John Edwardson	☐	☐	☐	7.4 -	Robert M. Hernandez	☐	☐	☐
								For	Against	Abstain
8.	Election of Homburger AG as independent proxy							☐	☐	☐	11.	Approval of the maximum compensation of the Board of Directors and Executive Management							For	Against	Abstain
9.	Amendments to the Articles of Association to implement new requirements under the Minder Ordinance regarding elections, related corporate governance and certain other matters							☐	☐	☐		11.1 Compensation of the Board of Directors until the next annual general meeting							☐	☐	☐
												11.2 Compensation of Executive Management for the next calendar year							☐	☐	☐
10.	Amendments to the Articles of Association to implement new requirements under the Minder Ordinance regarding the compensation of the Board of Directors and Executive Management and related matters							☐	☐	☐	12.	Advisory vote to approve executive compensation under U.S. securities law requirements							☐	☐	☐
If a new agenda item or a new proposal for an existing agenda item is put before the meeting, I/we hereby authorize and instruct the independent proxy to vote as follows:												In accordance with the position of the Board of Directors				☐	Against new items and proposals		☐	Abstain	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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